ANNUAL INFORMATION FORM

FOR THE YEAR ENDED DECEMBER 31, 2006

DATED AS OF MARCH 23, 2007

Minco Gold Corporation

(formerly “Minco Mining & Metals Corporation”)

Suite #2772, 1055 West Georgia Street,

Vancouver, British Columbia

Canada, V6E 3P3

The statements made in this Annual Information Form that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from the objectives and results described herein.  All references to dollars in this Annual Information Form are expressed in Canadian dollars, unless otherwise stated.

TABLE OF CONTENTS

PAGE

COVER PAGE

TABLE OF CONTENTS

2

Forward-Looking Statements

5

Currency

5

Glossary of Terms

5

CORPORATE STRUCTURE

9

Name, Address and Incorporation

9

Intercorporate Relationships

9

Organizational Chart

9

GENERAL DEVELOPMENT OF THE BUSINESS

11

Three Year History

11

General Description of Business and Operations

12

The Fuwan Joint Venture Agreement

12

The Changkeng Joint Venture Agreement

13

The Silver Standard Agreement

14

The 757 Team Agreement

14

Marketing Plan and Strategies

15

Employees and Premises

15

DESCRIPTION OF MINERAL PROPERTIES

15

Changkeng Gold Deposit

15

Longnan Properties (Yangshan and Xicheng East Projects)

16

Yangshan Gold Belt - West Extension Properties

18

Anba Property

23

BYC Gold Project

23

Gobi Gold Project

26

Jinniushan Gold Project (Gold Bull Mountain Project)

28

White Silver Mountain

37

BACKGROUND TO MINING IN CHINA

39

General Background

39

Foreign Investment

40

Co-operative Joint Ventures

40

Ownership and Regulation of Mineral Resources

41

Mineral Resources Permits

41

Exploration Rights

42

Mining Rights

42

Transferring Exploration and Mining Rights

43

Environmental Laws

43

Chinese-Foreign Co-Operative Joint Ventures

43

Legal Framework

43

Governance and Operations

44

Term

44

Employee Matters

44

Distributions

45

Assignment of Interest

45

Liquidation

45

Resolution of Disputes

45

Expropriation

45

Division of Revenues

45

RISK FACTORS

45

Limited Operating History

46

Exploration and Development is a Speculative Business

46

No Assurance of Production

46

Industry Specific Risks

46

Factors Beyond Company's Control

47

Uninsured Risks

47

Currency Exchange Rates

47

Competition

47

Future Financing

47

Uncertainty of Estimates

48

Management and Directors

48

Potential Conflicts of Interest

48

Fluctuating Mineral Prices

48

The Mining Industry Is Highly Speculative

48

Risks Related to Doing Business in China

48

DIVIDENDS

54

DESCRIPTION OF CAPITAL STRUCTURE

54

Share Capital

54

Description of Share Capital

54

Description of Securities Other than Equity Securities

55

Normal Course Issued Bid - Share Buy-Back Program

55

MARKET FOR SECURITIES

55

ESCROWED SECURITIES

57

DIRECTORS AND OFFICERS

57

Name, Address, Occupation and Security Holding

57

Corporate Cease Trade Orders or Bankruptcies, Penalties, Sanctions or Control

63

Conflicts of Interest

64

LEGAL PROCEEDINGS

64

PRINCIPAL SHAREHOLDERS

64

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

64

TRANSFER AGENTS AND REGISTRARS

65

MATERIAL CONTRACTS

65

INTEREST OF EXPERTS

66

PROMOTERS

66

AUDIT COMMITTEE

66

ADDITIONAL INFORMATION

67

General

67

SCHEDULE "A" - CORPORATE GOVERNANCE PRACTICES

69

SCHEDULE "B" - Board of Directors - Code of Ethics

72

SCHEDULE "C" - Nominations Committee Charter

74

SCHEDULE "D" - Compensation Committee Charter

76

SCHEDULE "E" - Communications Policy

78

FORWARD-LOOKING STATEMENTS

Certain items in this report contain forward-looking statements regarding events, financial matters or trends that may affect the Company's future operating results and financial position.  Such statements are subject to risk and uncertainties that could cause the Company's actual results and financial position to differ materially from those anticipated in forward-looking statements.  These risk factors include, but are not limited to, the fact that the Company is in the exploration stage, will need additional financing to develop its properties and will be subject to certain risks since its prospectus are located in China.  These risk factors are set forth in more detail in “Description of Business” under “Risk Factors.”

CURRENCY

All dollar amounts set forth in this Annual Information Form are expressed in Canadian dollars and referred to as “$” unless otherwise specifically indicated. There are also references in this Annual Information Form to Chinese Renminbi (“RMB”). As at March 23, 2007, the closing rate for one Canadian dollar in RMB was C$1.00 = 6.68820 RMB as reported by the Bank of Canada.

GLOSSARY OF TERMS

“757 Team”	means the No. 757 Geo-Exploration Team of the Guangdong Geological Exploration Bureau, an entity owned and controlled by the Guangdong Geological Bureau of the PRC government.
“757 Transfer Agreement”	means the agreement dated November 19, 2004 between 757 Team and Minco China pursuant to which 757 Team agreed to transfer and sell to Minco China the Original Fuwan Silver Permit.
“Additional Permits”	means, collectively the Luoke-Jilinggang Permit, the Guyegang-Sanyatang Permit, the Guanhuatang Permit and the Dadinggang Property.
“alteration”	chemical and mineralogical changes in a rock mass resulting from reaction with hydrothermal fluids or changes in pressure and temperature.
“Amending Contract”	means the contract dated January 10, 2006 between Minco Silver Corporation and GGEDC.
“anomalous”

adjective describing a sample, location or area at which either (i) the concentration of an element(s) or (ii) a geophysical measurement is significantly different from (generally higher than) the average background concentrations in an area.  Though it may not constitute mineralization, an anomalous sample or area may be used as a guide to the possible location of mineralization.

“anomaly”	an area defined by one or more anomalous points.
“antimony”	A trivalent and pentavalent metalloid element that is commonly metallic silvery white, crystalline, and brittle yet rather soft.
“assay”	an analysis of the contents of metals in mineralized rocks.
“Assignment Agreement”	means the assignment agreement dated August 20, 2004 between the Company, Minco Silver Corporation, Minco China and Minco BVI.
“Au”	Gold.
“Baojiang”	means Foshan Baojiang Nonferrous Metals Corporation.
“breccia”	a coarse grained rock composed of large, >2mm angular rock fragments that have been cemented together in a fine grained matrix.
“Changkeng JV Agreement”	means the formal joint venture agreement dated September 28, 2004 between the Company, GGEDC, Zhenjie, Baojiang and GD Gold.

“Changkeng Permit”

means the reconnaissance survey exploration permit (#0100000630294) which expires on September 10, 2008 in respect of the 1.19 km2 Changkeng gold property in Gaoyao City of Guangdong Province in southern China.

“Changkeng Property”	means the 1.19 km2 Changkeng gold property in Gaoyao City of Guangdong Province in southern China which adjoins the property underlying the Fuwan Silver Permit.
“CIM”	Canadian Institute of Mining, Metallurgy and Petroleum.
“Company”	means Minco Gold Corporation (formerly “Minco Mining & Metals Corporation”).
“concentrates”	to separate ore or metal from its containing rock or earth.
“Dadinggang Property”

means the reconnaissance survey exploration permit (#0100000620526) which expires on April 7, 2008 in respect of the 0.395 km2 Dadinggang silver and multi-metals property in Gaoyao City of Zhaoqing City in Guangdong Province.

“deposit”

a mineralized body which has been physically delineated by drilling, trenching and/or underground work and may contain a sufficient average grade of metal or metals to warrant further exploration and/or development expenditures; such a deposit does not qualify as a commercially mineable orebody until final technical, legal and economic factors have been resolved.

“diamond drill holes”

a drilling method whereby rock is drilled with a diamond impregnated, hollow drilling bit which produces a continuous, in-situ record of the rock mass intersected in the form of solid cylinders of rock which are referred to as core.

“fault” or “block fault”

a fracture in a rock across which there has been displacement.  Block faults are usually steep, and break the earth’s crust into “blocks” that are displaced vertically and/or laterally relative to each other.

“First Confirmation Agreement”	means the confirmation agreement dated May 2, 2005 between the Company, Minco China and Minco Silver Corporation.
“Fuwan JV Agreement”	means the formal joint venture agreement dated September 28, 2004 between Minco Silver Corporation and GGEDC.
“Fuwan Permits”	means, collectively, the Fuwan Silver Permit and the Additional Permits.
“Fuwan Property”

means the Fuwan silver property which is located in Guangdong Province in southern China beside the Xijiang River consisting of the following three components: (i) the properties which are the subject of the Fuwan Silver Permit; (ii) the properties which are the subject of the Luoke-Jilinggang Permit and the Guyegang-Sanyatang Permit; (iii) the Dadinggang exploration permit ; and (iv) Minco Gold’s interests in the silver mineralization located on the Changkeng Property.

“Fuwan Silver Permit”

means the reconnaissance survey exploration permit (# 0100000520120) in respect of the 0.79 km2 Fuwan silver property in Gaomong Region, Foshan City of Guangdong Province issued to Minco China and having validity from July 20, 2005 to July 20, 2007.

“g/t”	unit of grade expressed in grams/tonne.
“gangue”	the non economic portion of ore.
“GD Gold”	means Guangdong Gold Corporation.

“geophysical”	the use of geophysical instruments and methods to determine subsurface conditions by analysis of such properties as specific gravity, electrical conductivity, and magnetic susceptibility.
“GGEDC”	means Guangdong Geological Exploration and Development Corp., an entity owned and controlled by the Guangdong Geological Bureau of the PRC government.
“gouge”	a thin layer of soft earthy putty-like rock material along the containing wall of a mineral vein.
“grade”	the amount of valuable mineral in each tone of ore, expressed as ounces per ton or grams per tonne for precious metal and as a percentage by weight for other metals.
“Guanhuatang Permit”

means the reconnaissance survey exploration permit (# 0100000510045) in respect of the 37.38 km2 Guanhuatang silver and multi-metals property in Foshan City of Guangdong Province issued to Minco China and having validity from April 7, 2005 to April 7, 2008.

“Guyegang-Sanyatang Permit”

means the reconnaissance survey exploration permit (# 0100000510047) in respect of the 91.91 km2 Guyegang-Sanyatang silver and multi-metals property in Gaomong Region, Foshan City of Guangdong Province issued to Minco China and having validity from April 7, 2005 to April 7, 2008.

“hydrothermal”	of or pertaining to heated water, to the action of heated water, or to the products of the action of heated water.
“limestone”	A sedimentary rock consisting of chiefly >50% calcium carbonate.
“Luoke-Jilinggang Permit”

means the reconnaissance survey exploration permit (# 0100000510046) in respect of the 75.55 km2 Luoke-Jilinggang silver and multi-metals property in Gaoyao City, Zhaoqing City of Guangdong Province issued to Minco China and having validity from April 7, 2005 to April 7, 2008.

“Minco BVI”	means Minco Silver Ltd.
“Minco China”	means Minco Mining (China) Corporation.
“Minco Gold”	means Minco Gold Corporation (formerly “Minco Mining & Metals Corporation”).
“Minco Silver”	means Minco Silver Corporation.
“mineral reserve”

the economically mineable part of a measured mineral resource or indicated mineral resource demonstrated by at least a preliminary feasibility study.  This study must include adequate information on mining, processing, metallurgical, economic and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.  A mineral reserve includes diluting minerals and allowances for losses that may occur when the material is mined.

“mineral resource”

a concentration or occurrence of natural, solid, inorganic or fossilized organic material in or on the earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction.  The location, quantity, grade, geological characteristics and continuity of a mineral resource are known, estimated or interpreted from specific geological evidence and knowledge.

“mineralization”	the process or processes by which a mineral or minerals are introduced into a rock, resulting in an economically valuable or potentially valuable deposit.

“Original Fuwan Silver Permit”

means the reconnaissance survey exploration permit (# 440000040093) in respect of the 0.79 km2 Fuwan silver property in Gaomong Region, Foshan City of Guangdong Province, legally conferred to 757 Team by Guangdong Department of Land and Resources on September 12, 2003.

“outcrop”	an exposure on the surface of the underlying rock.
“oz”	Troy ounce consisting of 31.1035 grams.
“Pb”	Lead.
“Preliminary Changkeng JV Agreement”	means the preliminary joint venture agreement dated April 16, 2004 between the Company, GGEDC, Zhenjie and Baojiang.
“Preliminary Fuwan JV Agreement”	means the preliminary Fuwan joint venture agreement dated April 16, 2004 and amended August 18, 2004 between Minco BVI and GGEDC.
“pyrite”	A sulphide mineral of iron and sulphur.
“Pyroclastic”	refers to a sedimentary rock composed or airborne volcanic material from a volcanic eruption.
“Qualified Person”

an individual who is an engineer or geoscientist with at least five years experience in mineral exploration, mine development, production activities and project assessment, or any combination thereof, including experience relevant to the subject matter of the project or report and is a member in good standing of an approved self-regulating organization.

“quartz”	A common rock-forming mineral comprised of silicon and oxygen (SiO2).
“RMB”	means the Chinese currency Renminbi.
“sample”	a sample of selected rock chips from within an area of interest.
“sandstone”	A medium grained clastic sedimentary rock.
“Sb”	Antimony.
“Second Confirmation Agreement”	means the confirmation agreement dated August 24, 2006 between the Company, Minco China and Minco Silver.
“sedimentary rock”	A rock that has been formed by the consolidation of loose sediment that has accumulated in layers.
“sedimentary”	formed by the deposition of solid fragmented material that originates from weathering of rocks and is transported from a source to a site of disposition.
“strike”	the direction or trend that a structural surface takes as it intersects the horizontal.
“sulphide”	a class of minerals commonly combining various elements in varying ratios with a sulphur.
“tonne”	metric unit of weight consisting of 1000 kilograms.
“Transfer Confirmation Agreement”	means the confirmation agreement dated November 19, 2004 between 757 Team, GGEDC and Minco China.
“Triassic”	the period of geological time from 225 to 195 million years before present.
“vein”	A tabular mineral deposit formed in or adjacent to faults or fractures by the deposition of minerals from hydrothermal fluids.
“veinlet”	A small vein; the distinction between vein and veinlet tends to be subjective.

“volcanic”	pertaining to the activity, structures or rock types of a volcano.
“Zhenjie”	means Zhuhai Zhenjie Development Ltd.

CORPORATE STRUCTURE

NAME, ADDRESS AND INCORPORATION

Minco Gold Corporation (the "Company” or “Minco") was incorporated under the laws of the Province of British Columbia on November 5, 1982, under the name “Caprock Energy Ltd.”  On February 19, 1996, current management acquired its interests in Minco pursuant to the “PCR Agreement,” and the “Teck-Cominco Agreements,” described in “General Description of Business and Operations.”  On January 29, 2007 the Company changed its name from Minco Mining & Metals Corporation to Minco Gold Corporation.  The Company has subsidiaries which are also engaged in the acquisition and exploration of mineral projects in China. See "Organizational Structure."

The principal executive office and registered office of the Company is located at Suite #2772, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 3P3, telephone number 604-688-8002, fax number 604-688-8030 and email address info@mincomining.ca.  The Company's shares trade on the Toronto Stock Exchange (“TSX”) under the trading symbol MMM and are listed in the United States on the Over the Counter market (“OTC”) under the symbol MMAXF.  On November 11, 2005 the Company received listing approval on The American Stock Exchange (“AMEX”).  The Company began trading on the AMEX on November 22, 2005 with its trading symbol on the AMEX as “MMK”.  On February 1, 2007 the trading symbol on the AMEX was changed from MMK to MGH.  The Company has no affiliation with 3M Corporation, which company's trading symbol in the United States is MMM.

INTERCORPORATE RELATIONSHIPS

The Company has two significant investments in three companies with current or planned business operations, which were all created for the exploration and acquisition of mineral projects in China as described below. With the exception of Minco Silver, these companies are wholly-owned.

•

Minco Silver Corporation (“Minco Silver”), incorporated on August 20, 2004, under the laws of British Columbia.  This company was incorporated to acquire and develop silver projects in China and is currently involved with the development of the Fuwan Silver Property, Guangdong Province, China, described under “Description of Mineral Properties.” The Company owns a 45.3% interest in Minco Silver.

•

Minco Base Metals Corporation, incorporated on August 20, 2004, under the laws of British Columbia.  This company was formed to segregate its base metal projects as part of a long term plan to build the Company’s base metals assets in China.  The White Silver Mountain project will form the asset base of this company.  This company is currently searching for other projects to acquire and develop in China.

•

Minco Mining (China) Corporation, incorporated in China on May 12, 2004, for the purposes of:  managing the Company’s projects in China, enhancing the Company’s management team in China, and to expand upon certain mining activities (such as staking) in China.  This company currently has eight full time and part time employees.

Organizational Chart

The following chart sets forth the Company's corporate structure, including its significant subsidiaries, related parties and their jurisdictions of incorporation along with the various mineral properties held by each of them, as at the date of this Annual Report:

MINCO GOLD CORPROATION

(formerly “Minco Mining & Metals Corporation”)

INTERCORPORATE STRUCTURE

Public
MINCO GOLD CORPORATION
75%
51%
100%
45.3%
Inner Mongolia Huayu-Minco Mining Co. Ltd.
Minco Mining (China) Corporation
Yuanling Minco Mining Limited
100%
MINCO SILVER CORPORATION
75%
100%
75%
80%
Gansu Keyin (JV)
Gansu Minco Mining Co. Ltd.
Inner Mongolia Damo Mining Co. Ltd. (Damo Mining) (JV)
Fuwan Silver Project
BYC Gold Project(2)
Changkeng (1)
White Silver Mountain(3) & Anba
13 Yangshan Properties
Minco-Qinqi Project
Jinniushan Gold Mine (Gold Bull Mountain)
Gobi Gold Project(4)
Gold and Other Minerals
Changkeng Property Silver Mineralization

Notes to Intercorporate Relationships:

(1)

GGEDC is owned and controlled by the Guangdong Geological Bureau of the PRC government.  Guangdong Geological Exploration and Development Corp. (“GGEDC”) has a 19% interest in the Changkeng Property.  Zhuhai Zhenjie Development Ltd. has an 18% in the Changkeng Property.  Fosman Baojiang Non-Ferrous Metals Corp. has an 10% in the Changkeng Property.  Guangdong Gold Corporation currently holds 2% of the Changkeng Property.

(2)

On November 18, 2002, the Company entered into an agreement with the Inner Mongolian Bureau of Non-Ferrous Metals and Exploration, the license holder of the BYC gold project, to acquire a majority interest in the BYC gold project located in central Inner Mongolia, China. In July 2003, the Company and the Inner Mongolia Bureau of Non-Ferrous Metal Exploration formed the Inner Mongolia Huayu-Minco Mining Co. Ltd. to explore and develop the BYC gold project.

(3)

The Company currently has a 63% equity interest on the White Silver Mountain project.

(4)

In 1999, the Company and EILR created Inner Mongolia Damo Mining Co. Ltd., a fully-licensed Sino-foreign co-operative joint venture ("Damo Mining"), to explore for metallic  mineral  deposits within the Inner Mongolia Autonomous Region. The Gobi Gold Project holds exploration through Inner Mongolia Damo Mining Co. Ltd. (Damo Mining). The Company has the right to acquire a 75% equity interest in Damo by spending approximately US$2,500,000 on exploration and development over four years. Minco has earned a 57% in the project to date.

GENERAL DEVELOPMENT OF THE BUSINESS

THREE YEAR HISTORY

Through joint ventures with Chinese governmental entities, alliances with Teck Cominco Limited, Silver Standard Resources Inc., and other mining companies, the Company has been engaged in the exploration and acquisition of precious metal and base metal projects in the People’s Republic of China since 1996.  The Company plans to develop its base metal projects (currently White Silver Mountain) in Minco Base Metals while retaining its gold projects (Changkeng, BYC, Gobi, Yangshan, Anba, Western Extension of Yangshan) in Minco China under the main umbrella company, Minco Gold.

At an Annual General and Special Meeting of Shareholders of the Company held on June 27, 2005 shareholders approved the undertaking of a reorganization of its exploration activities through a segregation of silver and base metal activities from its gold properties. As part of this reorganization, the shareholders of the Company approved the distribution to the Company’s shareholders a total of 6,500,000 common shares (pro-rata to the shareholdings of Minco Gold) of the Company’s subsidiary Minco Silver Corporation (“Minco Silver”). The distribution was subject to change at the discretion of the Company’s board of directors.  Minco Silver began trading on the Toronto Stock Exchange on December 2, 2006 under the symbol of “MSV”.  The Company now owns a total of 14,000,000 common shares of Minco Silver, representing 45.3% of the issued and outstanding shares of Minco Silver.

On August 1, 2006 the Company announced that it had decided not to proceed with the Proposed Distribution of up to 6.5 million common shares of Minco Silver Corporation.  The Proposed Distribution had proven to be a complex and costly process, particularly to the Company’s US shareholder base, and would have subjected Minco Silver to registration with the SEC and ongoing US filing requirements pursuant to applicable securities laws, including Sarbanes Oxley legislation.  In addition, due to the significant increase in the share price of Minco Silver, it would have resulted in a reduction of the share capital of Minco Gold (in the amount of the value of the Minco Silver shares to be distributed) to such an extent that Minco Gold would have had a shareholders’ deficiency that would jeopardize its AMEX listing.  The Company would also have been subject to a heavy tax burden in Canada amounting to several million dollars, dependent on the price of the shares of Minco Silver at the time of the Proposed Distribution.  The Company’s management team and board of directors worked diligently in consultation with both US and Canadian legal and tax advisors, in an attempt to find a solution to this issue that would be in the best interests of the Company and all of its shareholders.

On January 31, 2007 the Company announced that it would be proceeding with a reorganization and spin-off of its White Silver Mountain Property to Minco Base Metals Corporation (“Minco Base Metals”) with the intention to build a strong base metals company in China.  The initial ownership of Minco Base Metals will mirror the shareholder base of the Company, on a pro-rata basis, at the time of the reorganization with the ratio and record date to be determined by the Board of Directors of the Company.  It is anticipated that Minco Base Metals will seek a stock exchange listing and complete equity offerings to further develop the White Silver Mountain property and acquire additional base metals properties.  The spin-off will be subject to Shareholder approval at the Company’s next Annual General Meeting & Special Meeting along with meeting certain regulatory requirements.

The Company believes that separating its assets into two companies, with Shareholders holding proportionate interests in each company will provide a significant opportunity to increase overall shareholder value.  The proposed reorganization would provide greater market awareness and opportunities for the Company’s White Silver Mountain Property.  In addition, the separation of the Company’s Base Metals property interests from the Company's Gold property interests will provide both the Company and Minco Base Metals increased flexibility to utilize and exploit their respective assets.

As outlined in greater detail below, the focus of the Company's activities over the past three years has been the exploration of its BYC, Gobi Gold, White Silver Mountain and the Fuwan Silver projects in China.  “Description of Mineral Properties” for more detailed descriptions of these properties.  The following is a discussion of the properties that Minco Gold holds directly and through its subsidiaries.

General Description of Business and Operations

The Company is in the exploration stage and had no operating revenue during the years ended December 31, 2006, 2005 and 2004.  Since the signing of the Company’s first co-operation agreement in China in 1995, the Company has been active in mineral exploration, property evaluation and acquisition in China and plans to build a portfolio of precious and base metals properties in China.  To date, the Company has conducted exploration work on properties located in Sichuan, Xinjiang, Hebei, Inner Mongolia, and Gansu provinces of China.  The Company has investigated or evaluated approximately 300 Chinese mineral properties.  The Company has rights to earn interests in three Sino-foreign co-operative joint ventures that have been established within the Chinese mining industry.

The Company was incorporated under the laws of the Province of British Columbia on November 5, 1982, under the name “Caprock Energy Ltd.”  On September 14, 1989 Caprock Energy Ltd. changed its name to Consolidated Caprock Resources Ltd. On February 8, 1993 Consolidated Caprock Resources Ltd. changed its name to Minco Mining & Metals Corporation.  On January 29, 2007, the Company changed its name to Minco Gold Corporation.  The principal executive office of the Company is located at Suite #2772, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 3P3, telephone 604-688-8002.  Through joint ventures with Chinese governmental entities, and others, the Company is engaged in the acquisition, exploration and development of precious and base metal mineral projects in the People’s Republic of China.

At present, Minco is an exploration-stage company and further exploration will be required on its properties before final evaluations as to the economic and legal feasibility can be determined.  None of Minco’s properties have a known body of commercial ore, nor are any of the Company's properties at the commercial development or production stage.  No assurance can be given that mineral deposits that may exist on any of Minco’s properties or they will become commercially viable.  Further, Minco’s interest in joint ventures that own properties will be subject to dilution if Minco fails to expend further funds on the project.  Minco has not generated cash flows from operations.  These facts increase the uncertainty and risks faced by investors in Minco.  See “Risk Factors.”

The Company is a British Columbia corporation whose common shares trade on the Toronto Stock Exchange (“TSX”) under the trading symbol MMM.  The Company’s common shares were also listed in the United Stated on the Over the Counter (“OTC”) market under the symbol MMAXF.  On November 11, 2005 the Company received listing approval on the American Stock Exchange (“AMEX”).  The Company began trading on the AMEX on November 22, 2005 with its trading symbol on the AMEX as “MMK”.  On February 1, 2007, the Company’s symbol on the AMEX was changed to MGH.  The Company began trading on both the TSX and AMEX under the new name of Minco Gold Corporation on February 1, 2007.  The Company has no affiliation with 3M Corporation, which company's trading symbol in the United States is MMM.

The Fuwan Joint Venture

On August 20, 2004, the Company, Minco Silver, Minco China and Minco BVI entered into an assignment agreement (the “Assignment Agreement”) whereby Minco Gold, Minco BVI and Minco China assigned to Minco Silver their respective interests in each of the following:

a)

the preliminary Fuwan joint venture agreement dated April 16, 2004 and amended August 18, 2004 (the “Preliminary Fuwan JV Agreement”) between Minco BVI and the Guangdong Geological Exploration and Development Corporation (“GGEDC”);

b)

the right to earn the 51% interest in the silver mineralization to be acquired by Minco Gold pursuant to the Changkeng JV Agreement; and

c)

certain additional exploration permits identified by and to be acquired by Minco China, namely the Additional Permits.

In consideration for the assignment of the foregoing interests, Minco Silver issued 14,000,000 common shares to the Company.

The Changkeng Joint Venture

On April 16, 2004, Minco Gold, GGEDC, Zhuhai Zhenjie Development Ltd. (“Zhenjie”) and Foshan Baojiang Nonferrous Metals Corporation (“Baojiang”) entered into a preliminary joint venture agreement (the “Preliminary Changkeng JV Agreement”) to explore and develop the mineral property underlying the Changkeng Permit. The target mineral on the Changkeng Property is gold but the property is known to also contain silver mineralization.  On August 20, 2004, Minco Silver, Minco Gold, Minco China and Minco BVI entered into the Assignment Agreement whereby Minco Gold, Minco BVI and Minco China assigned to Minco Silver their respective interests in, among other things noted above, Minco Gold’s right to earn up to a 51% interest in the Changkeng Property’s silver mineralization pursuant to the Preliminary Changkeng JV Agreement.

The Preliminary Changkeng JV Agreement was superseded by a formal joint venture agreement dated September 28, 2004 (the “Changkeng JV Agreement”) made among the original four parties to the preliminary joint venture agreement and a fifth company, Guangdong Gold Corporation (“GD Gold”). The Changkeng JV Agreement provides for the establishment of a sino-foreign joint venture with limited liability to be named Guangdong Minco-Jinli Mining Co., Ltd. (the “Changkeng JV”) to explore and develop non-ferrous and precious metals resources. The Changkeng JV Agreement provides that the total investment of the Changkeng JV (the “Changkeng Total Investment”) will be 100 million RMB and that the registered capital of the Changkeng JV will be 50 million RMB. The contribution proportions of the parties to the Changkeng JV Agreement are as follows: GGEDC - 19%; Minco Gold - 51%; Zhenjie - 18%; Baojiang - 10%; and GD Gold - 2%. To earn a 51% equity interest in the Changkeng JV, Minco Gold must contribute 51 million RMB of the Changkeng Total Investment in six instalments.

The parties to the Changkeng JV Agreement agreed that following the establishment of the Changkeng JV, the parties would take the necessary steps to acquire the Changkeng Permit from 757 Team for total consideration of 33 million RMB. The original Changkeng Permit expired in September 2004 but was renewed on September 6, 2005. The renewed Changkeng Permit expired on September 10, 2006 and was renewed and now expires on September 10, 2008.

As at the date of this Annual Information Form, the Changkeng JV had not yet been established and no contract has been entered into by the parties to the Changkeng JV Agreement with 757 Team to acquire the Changkeng Permit. 757 Team applied to renew the Changkeng Permit.  The Permit was renewed and now expires on September 10, 2008.  The parties to the Changkeng JV Agreement have agreed that the Changkeng Permit be transferred by 757 Team to Minco China to be held by Minco China for and on behalf of the proposed Changkeng JV.  Minco Gold expects that the parties to the Changkeng JV Agreement shall make a determination later in 2006 as to whether or not the parties will proceed with establishing the Changkeng JV as described in the Changkeng JV Agreement or whether, alternatively, Minco Gold shall purchase some or all of the minority interests of the other parties to the Changkeng JV Agreement.

Minco Gold expects that the parties to the Changkeng JV Agreement shall make a determination later in 2006 as to whether or not the parties will proceed with establishing the Changkeng JV as described in the Changkeng JV Agreement or whether, alternatively, Minco Gold shall purchase some or all of the minority interests of the other parties to the Changkeng JV Agreement.

Minco Gold has agreed pursuant to the Second Confirmation Agreement to take all commercially reasonable steps to obtain as quickly as possible and to maintain, at least a 51% interest in the mineral exploration rights to the Changkeng Property (including the rights to the silver mineralization), either by means of a joint venture or otherwise, and to provide Minco Silver with the exclusive right to earn a 51% interest in the silver mineralization relating to the Changkeng Property.  Article 90 of the Changkeng JV Agreement provides that the agreement shall become effective upon its approval by the Chinese Department of Foreign Economy and Trade. The parties to the Changkeng JV Agreement have not yet taken steps to obtain such approval due to the uncertainty surrounding the future plans for the proposed Changkeng JV.

The Silver Standard Agreement

Minco Gold, Minco Silver and Silver Standard Resources Inc. (“Silver Standard”) entered into a strategic alliance agreement dated October 4, 2004 (the “Silver Standard Agreement”). The Silver Standard Agreement provides that Minco Gold shall acquire silver-dominant projects in China only through Minco Silver and that all silver-dominant projects located in China that are brought to the attention of Minco Gold shall be referred to Minco Silver.  The Silver Standard Agreement further provides that Silver Standard shall not actively explore for or seek out silver-dominant projects located in China but shall be entitled to acquire interests in silver-dominant projects located in China that are brought to its attention on an unsolicited basis.  In the event a silver-dominant property is brought to the attention of either Minco Gold or Minco Silver and Minco Silver determines not to acquire an interest in the property, Minco Gold or Minco Silver, as the case may be, shall provide Silver Standard with the opportunity to acquire an interest in that property prior to providing the opportunity to third parties.  Similarly, in the event that a silver-dominant property is brought to the attention of Silver Standard and Silver Standard determines not to acquire an interest in that property, Silver Standard shall provide Minco Silver with the opportunity to acquire an interest in that property prior to providing the opportunity to third parties.

The 757 Team Agreement

Pursuant to an agreement made between 757 Team and Minco China dated November 19, 2004, as amended November 19, 2004 (the “757 Transfer Agreement”), the 757 Team agreed to sell to Minco China its interests in the property which is the subject of the Fuwan Exploration Permit in consideration for the purchase price of 10.33 million RMB (approximately $1.5 million). Pursuant to a confirmation agreement dated May 5, 2005 among the Company, Minco China and Minco Silver, Minco China has confirmed that it holds its interest in the Fuwan Exploration Permit in trust for the Fuwan Joint Venture.  As at the date of this Annual Report, the acquisition of the 757 Team’s interests in this exploration permit has been completed and the Fuwan Exploration Permit, which replaces the original exploration permit held by the 757 Team, has been issued to Minco China and is held in trust for the Fuwan Joint Venture.  The 757 Transfer Agreement provides that the purchase price for the Fuwan Exploration Permit is to be paid in three instalments as follows:

(a)

40% (4,132,000 RMB or $600,000) within 30 days of receipt of approval from MOLAR to the transfer of the Fuwan Exploration Permit and within one week of Minco China’s decision to proceed with the purchase following the receipt of results of a drilling inspection program on the Fuwan Property (the “Commencement Date”);

(b)

30% (3,099,000 RMB or $460,000) within 12 months after the Commencement Date; and

(c)

30% (3,099,000 RMB or $460,000) within 24 months after the Commencement Date.

The Commencement Date was established as July 20, 2005. Minco Silver has paid 7,231,000 RMB (or $1,046,000) to the 757 Team, representing its 70% share of the foregoing payments.  To earn a greater interest in the Fuwan Silver Project, Minco Silver paid an additional RMB 1,101,000 (approximately $154,000), through Minco China, to No. 757 Geo-Exploration Team in December 2005, representing the GGEDC’s 30% share of the first installment of the Fuwan exploration permit. Minco Silver has the right to own 100% of the interest of the entire Fuwan Silver Project, including a total of four exploration permits covering a total of 205.63 sq.km. and the Dadinggang Project.  Pursuant to the 757 Transfer Agreement, Minco China has also paid 80,000 RMB (approximately $12,000) to the 757 Team as an appraisal fee and 757 Team has provided Minco China all geological information and data in its possession.  The $12,000 evaluation fee was paid to Minco China by the Fuwan Joint Venture as of December 31, 2005.

Other Mineral Property Interests

Minco Silver, through Minco China, is also the beneficial owner of mineral rights in a property located south of the Fuwan Property and known as the Guanhuatang property (Permit No.0100000510045 expiring April 7, 2008). This permit was issued directly to Minco China by Ministry of Land and Resources of China.

Marketing Plan and Strategies

The Company's goal is to become a leading foreign mining company in China.  Since the signing of its first co-operation agreement in China in 1996, the Company has been actively involved in mineral exploration and property evaluations in China, and in the acquisition and development of precious and base metals projects in China.

The Company has conducted exploration work on properties located in Sichuan, Xinjiang, Hebei, Inner Mongolia, and Gansu provinces of China.  Currently, the Company has interests in nine Sino-Foreign co-operative joint ventures.  See “Corporate Structure.”  Over the years, the Company has established strong ties with Chinese governmental bureaus and also with Chinese mining enterprises.  The Company's senior management has in-depth experience with the intricacies of Chinese mining laws, and permitting and licensing procedures.  The Company's goal is to build a portfolio of high-quality properties in China, as well as maintaining strategic relationships with premier mining enterprises in China.

Employees and Premises

The Company currently shares 51 full time employees with Minco Silver, of which 9 employees, are located in Vancouver, British Columbia and the other 42 are located in China.  The Company has allocated funds to recruit additional consultants to assist with exploration programs on its properties in China.  The Company believes its current premises will provide adequate space for expansion over the next three years.

DESCRIPTION OF MINERAL PROPERTIES

I.

CHANGKENG GOLD PROPERTY

The detailed history and background of Minco Gold’s Changkeng Gold Property is disclosed above under “The Changkeng Joint Venture”.

Location

The Changkeng gold deposit is located approximately 45 km southwest of Guangzhou, the capital city of Guangdong Province, China. The project is located close to well established water, power and transportation infrastructure.

Background

Gold was discovered at Changkeng in early 1990 by systematic follow up of stream sediment and soil geochemical anomalies identified from surveys completed by the Guangdong Provincial government (Regional Geological Survey Team of Guangdong Bureau of Geological Exploration). Illegal, small scale mining began in 1991 and removed most of the oxidized, near surface mineralization.

Based on 8 trenches and 21 diamond drill holes, the Guangdong Provincial exploration team (757 Geological Exploration Team) completed an assessment of the deposit in 1993 and estimated there was potential for 3.43 million tonnes at 7.9 grams gold/tonne (870,000 oz Au). According to Canadian National Instrument 43-101, this resource must be considered conceptual in nature as there has been insufficient exploration to define a mineral resource on the property and it is uncertain if further exploration will result in discovery of a mineral resource on the property.

Since 1949, mineral exploration in China has been performed at all scales by professional geologists and engineers organized into a series of brigades, each with specific mandates, geological, geochemical, mineral deposits evaluation, etc.  There is no historical record of gold mining in the area before the discovery of gold in early 1990.  Small-scale mining activities began in 1991 and a large portion of the oxidized mineralized zones between lines seven and eight have been mined out.  A summary of this history follows:

1959 – 1971

Geological exploration for pyrite, coal and uranium was carried out intermittently by different geological teams.

1986 – 1989

The Chinese government's Regional Geological Survey Team of Guangdong Bureau of Geological Exploration conducted a regional stream-sediment sampling program at 1:200,000 scale.  Significant gold and silver geochemical anomalies were delineated in the Changkeng-Fuwan area.  The gold and silver anomalies were followed-up with detailed soil sampling at 1:50,000 scale and it was proved that there is good potential for gold-silver mineralization in the area.

1990 – 1994

The Changkeng-Fuwan gold and silver deposits were discovered in 1990 during the following-up of the 1:50,000 soil geochemical anomalies by the 757 Geological Exploration Team (“757 Team”).  Detailed exploration was conducted at the Changkeng-Fuwan gold and silver zone and its adjacent area from 1990 to 1995.

1990

Report on reconnaissance investigation of gold mineralization in Changkeng, Gaoyao County, Guangdong Province was completed by the 757 Team.

1992

Geochemical soil sampling and mercury survey over the Luzhou-Shizhou area of 24 square kilometres to the south of Changkeng-Fuwan gold and silver deposits were conducted at 1:10,000 scale.  Test drilling over two geochemical anomalies intersected silver mineralization at Deiping and Luzhou areas.

1993

Seismic and electrical surveys were conducted along nine profiles over the Luzhou-Shizhou area.  Sections with good potential for gold and silver were delineated.

II.

LONGNAN PROPERTIES (YANGSHAN, YEJIABA AND XICHENG EAST PROJECTS)

Minco Gold’s wholly-owned subsidiary, Minco China, presently holds 13 exploration permits in Longnan region of south Gansu Province. Ten of the permits are located in the Yangshan belt situated east and north of the Anba deposit.  Three permits are located in a geological terrain immediately north of the Yangshan belt and are referred to as the Xicheng East permits.  All 13 exploration permits are located over regional geochemical gold anomalies with host rocks and structure similar that at Anba and other gold deposits in the region.

Yangshan Project Area

The geochemical data in the Company’s stream sediment sampling program at the northeast extension of the Anba gold deposit, outlines 20 composite anomalies of Au, As, Sb or Ag which have been delineated in the survey area.  The gold anomalies coincide with strong As and Sb values located in a Devonian clastic rock unit closely associated with a regional arcuate fault structure.  The structural and geological setting and geochemical features of these anomalies are comparable to those of the known areas of gold mineralization along the Yangshan gold trend.

Yejiaba Project Area

14 composite anomalies in stream sediment samples have been delineated in the Yejiaba project area, a belt parallel to and north of Yangshan.  The largest composite anomaly, the Madigou anomaly, is 23 square kilometers in area and characterized by coincident Au, Ag, As, and Sb values.

Xicheng Project Area

Xicheng Project Area is located at the east extension of the well-known Xicheng Pb-Zn metallogenic belt northeast of Yejiana. 11 composite anomalies have been delineated in the project area. The largest anomaly is about 16 square kilometres in area and consists of coincident Au, Ag, Pb and Zn values. For the Xicheng East area as a whole, good potential for gold, silver, lead and zinc is indicated.  Ten of the most significant anomalies characterized by coincident Au, Ag, As & Sb values in favourable geological terrains had been selected for the first-round follow-up.

The samples above were analyzed for Au, Ag, As. Sb, Bi, Cu, Pb, Zn, W, Mo, Ba and Hg at the central lab of the Institute of Geophysical and Geochemical Exploration in Langfang, Hebei province. Analytical quality was controlled by inserting reference samples and duplicate samples in each 20-sample batch.  In November 2006 the Company announced that significant gold, silver, antimony, lead and zinc mineralization had been discovered in all the three sub-project areas, including the following most significant mineral occurrences:

Minco completed a reconnaissance program over several major semi-regional geochemical anomalies discovered last year. Field work in this program has included sketch mapping, sampling along traverse lines over selected anomalous areas, and infill sampling along selected anomalous drainage. Significant gold, silver, antimony, lead and zinc mineralization has been discovered in all the three sub-project areas, including the following most significant mineral occurrences:

Yuezhao Gold Occurrence: A major gold zone has been identified on the Yuezhao area located at the east end of the Yangshan Project Area. Gold mineralization occurs in the Devonian dark-grey carbonaceous phyllite and the strata-bound gold zone can be traced over 1,000 meters at surface. Continuous channel sampling across the mineralization zone revealed an average gold grade of 2.17g/t gold over 11 meters.

Chengjiagou Silver-Gold-Lead (Ag-Au-Pb) Occurrence: Mineralization occurred in Devonian carbonaceous slate in an abandoned artisan adit in the Xicheng Project Area. One sample returned 133.3g/t Ag, 0.39 g/t Au, 4.25% Pb, 0.1% Zn, and 0.2% Cu. Another grab sample yielded 567.4g/t Ag, 0.52g/t Au, 7.07% Pb, 0.38% Zn, 0.3% Cu.

Yangjiagou Silver-Gold-Lead (Ag-Au-Pb) Occurrences: Mineralization occurs in the Devonian carbonaceous slate in the Yejiaba Project Area. A grab sample from a mineralized outcrop in carbonaceous slate returned 137g/t Ag, 0.87g/t Au and 2.6% Pb.

2005 Exploration

In November 2005, the Company completed a semi-regional stream sediment geochemical survey within nine of the Yangshan permits and the three Xicheng East permits.  The survey covered approximately 1000 km2 and involved collection of stream sediment samples from active drainages at a density of approximately 4 samples per km2.  Results from this program will increase the resolution of the broad regional anomalies and allow the Company to focus follow-up exploration within this large area.  Final analytical results of the program are pending with approximately 80% of the results received by year end.

2006 Exploration

Follow-up of drainage geochemical anomalies by a combination of geological mapping, prospecting, ridge and spur soil sampling, grid soil sampling and trenching is proposed.  The first priority is to complete geological mapping and prospecting in the anomalous areas and set priorities for follow-up programs.  In areas obscured by cover, soil sampling be used to evaluate mineralization potential.  Finally, trenching of soil anomalies will be undertaken to develop drill targets.

In April 2006 the Company initiated its Phase I program.  The Phase I program was focused on the reconnaissance investigation of the availability of favorable geology and the repeatability of the geochemical anomalies at the selected major semi-regional geochemical anomalies distributed over the 1100 km2 project area.  Field work at this stage has included sketch mapping and sampling along traverse lines across the selected anomalous areas and infill sampling along selected anomalous drainage.  Significant evidence of gold, silver, antimony, lead and zinc mineralization has been discovered in all the three sub-project areas, including the following most significant mineral occurrences:

Yuezhao Gold Occurrence:  Gold mineralization occurred in the Devonian dark-grey carbonaceous phyllite at the east end of the Yangshan sub-project area and can be traced for about 1000 meters at surface. Channel sampling across the mineralization zone revealed an average of ore 2.17g/t gold over 11 meters.

Chengjiagou Ag-Au-Pb Occurrence:  Mineralization occurred in Devonian carbonaceous slate in an abandoned artisan adit in the Xicheng East sub-project area. Two samples returned 133.3g/t and 567.4g/t Ag, 0.39 and 0.52g/t Au, 4.25 and 7.07% Pb, 0.1 and 0.38% Zn, 0.2 and 0.3% Cu respectively.

Yangjiagou Ag-Au-Pb and Antimony Occurrences:  Mineralization occurs in the Devonian carbonaceous slate in the Yejiaba sub-project area. A grab sample from a mineralized outcrop in carbonaceous slate returned 137g/t Ag, 0.87g/t Au and 2.6% Pb.

In June the Company’s Phase II program was initiated on the basis of the results and discoveries from Phase I program which consisted of the following:

The Yangshan Sub-project Area:  Obvious gold anomalies were detected in soil samples, including several peak values from 0.5 to 0.7g/t Au.  Sketch mapping is being carried out over the delineated soil anomalies to further define trenching targets.  A total of 20 km2 at the Lijiashan and the Caopoli areas will be mapped to follow up the semi-regional stream sediment anomalies at the west end of the Yangshan sub-project area.

The Xicheng East Sub-project and Yejiabou Sub-project Area:  A routine geochemical soil sampling and sketch mapping program was conducted along traverse lines perpendicular to the general strike of major structures.

2007 Exploration

Assay data is pending on the latest stages of work.  Detailed mapping, trenching and samples will be carried out in the next phase of the 2007 program.  There will be at least 2 projects which will be drilled and tested during the year.

III.

YANGSHAN GOLD BELT – WEST EXTENSION PROPERTIES

Property Description and Location

Minco-Qinqi  – West Extension Properties

In December 2003, the Company announced it had executed a Cooperation Agreement with No. 2 Exploration Institute of the Gansu Bureau of Geological Exploration (“GBGE”) for the exploration and development of mineral resources also in Gansu Province of China.  The Yangshan Gold Belt consists of three concession areas:

Concession

License Number

Area (km)

Guanniuwan (“GNW”)

6200000330184

9.14km2

Hongyangou (“HYG”)

6200000310260

26.58km2

Guojiagou (“GJG”)

6200000320186

17.16km2

All of these areas are located in the Yangshan Gold Field.  The Company will have the right to earn a 75% equity interest in the three areas through a joint venture.  The total initial investment in the joint venture will be 7.5 million RMB (approx. US$960,000), 75% contributed by the Company and 25% contributed by GBGE (being the consideration for vending in the Exploration Permits they hold on the three areas).  A joint venture contract was signed subsequently on March 1, 2004. Total expenditures funded by the Company from inception to December 31, 2005 are $421,496.  Minco Gold is in the process of obtaining the required government approval, including a business license and exploration permit transfer for the three properties.  The documents for the exploration permit transfer have been submitted. Once the exploration permit is transferred from No. 2 Exploration Institute to Qinqi, then the Gansu JV may start the title transfer from Qinqi to the JV. At that point, Minco Gold will recommence its exploration program.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Within the Qinling Mountains, three licenses are located in rugged, deeply dissected, precipitous terrain.  Elevations range from about 1,100 metres upwards to over 2,500 metres.  The area contains a large population subsisting on agriculture, with intensely productive land in the valley bottoms and less valuable land worked in terraces up to the highest elevations.  Land for major mining infrastructure would therefore be had at a premium.  Wheat production takes up the largest areas, but all manner of cool-climate cereals, oil-seeds, vegetables, fruits, and spices are sown and various animals are husbanded.  Small villages are scattered throughout area.  Most villages have electricity and some people have satellite television. Cellular telephone coverage is complete except in the most remote valleys.  Temperatures range from –130C to 00C in January and 160C to 280C in July with approximately 300mm to 350mm of precipitation annually.

Access to the GNW license is via a paved road along the Baishui, or White Water River about 20 kilometres westerly up the river from the County Seat at Wenxian. Access to the edge of the HYG license is along the same road approximately 20 km upstream. Within the GNW, concession access is by two dirt roads up from the river valley into the area where mining is being undertaken.  There is no wheeled access to any part of the HYG license which is precipitous and difficult.  Helicopter transport is not an option.  The GJG license is in a remote, mountainous part of the Gansu Province.  Access is by poor road south approximately three hours from the County Seat at Lixian and then by a precipitous road three hours south and west over a mountain range.

Normal wheeled access would be impossible in the rain or snow and the exploration season is from approximately April through October, dependent on weather conditions.  Hydro-electric power is generated between the GNW and HYG license areas.  Only small-capacity lines are available near the GJG.

Exploration History

The east Qinling area has been an historically important gold mining area in China with records of production dating back 3,500 years.  The metallogenic belt also contains historically important lead and zinc mines and is a source of antimony.  GBGE has been active in the area since 1967 when a 1:200,000 scale geological mapping program was instituted.  From 1984 to 1986 a regional stream sediment survey was completed.  This was followed up by more detailed geochemistry, mapping and trenching over many areas until 1989 when detailed work on specific projects was instituted.

Guanniuwan (GNW)

In 1995, a strong gold, arsenic, antimony and mercury anomaly was explored by detailed work including soil geochemistry, mapping, and trenching.  Two zones, a North Zone and a South Zone were identified.  This was followed-up in 1996 by the driving an adit in the North Zone and the mining and processing of 20,000 tonnes of material by a cyanide heap-leach.  This test recovered 800 grams of gold for a recovered grade of 0.04 grams per tonne gold and no further work was done.  It is the opinion of the Chinese geologists at GBGE that the test was not successful because the mineralization tested was likely taken from sulphide-rich zones below surface oxidation.

While there is some uncertainty in the exploration work which is brought about by the failure of the mining test to recover a significant amount of gold, the continuing activity by illegal miners shows that gold in economically interesting amounts occurs in areas covered by the geochemical and trenching data.  In the intervening years several hundred illegal miners in over one hundred small groups have entered the property, extensively mined the South Zone, and have discovered and are mining an extension of the mineralization in a zone about two kilometres to the west.  Various other smaller mining locations can be seen scattered about the license area.  The miners are using cyanide leaching to process the oxidized ores being recovered from numerous adits and pits.  Technical details of this work do not exist, but it is likely that much of this oxidized material has been moved and processed using hand carts and small tractors.

Hongyangou (HYG)

The exploration history at HYG ended with the delineation of a stream sediment anomaly in 1986.  There are reports that two families are mining in two separate remote areas of the license, but this has not been verified on the ground.

Guojiagou (GJG)

The GBGE completed a small amount of trenching on a stream sediment anomaly discovered in the 1980s, however it has been over ten years since this work was done.  In the meantime about ten groups of small miners have been processing tiny amounts of oxidized material from the geochemically anomalous area.  The amount of material moved by these groups is insignificant, amounting to much less than one tonne per day in total.

Geological Setting

The Qinling Mountains form the boundary between the North China and Tarim Cratons on the north and the Yangtze Craton and Tibetan Plateau on the south.  The mountains consist of an east-west trending Upper Paleozoic-Mesozoic fold and thin-skinned thrust system formed by north-south compression.  In the Yangshan region the thrust faults take the form of an unexplained arcuate system, possibly a later fold event, with a northeast-southwest axis.

Devonian sedimentary formations consist of fine grained clastic sediments, calcareous sandstones, shales and various types of limestone.  Younger Triassic assemblages consisting of sandstone, slate and limestones have been inserted into the Devonian section by complex, north verging thrust faulting.  Younger Mesozoic calc-alkaline intrusions are common in an east-west trending belt generally in the northern part of the region.  Precambrian intermediate to basic volcanics form the core of an anticlinorium which is exposed in the southern part of the area of interest.

The local geology within the three licence areas is described below.

Guanniuwan (GNW)

In the vicinity of the GNW licence, north dipping reverse faults related to mineralization separate a Lower Devonian sequence of sandstone, slate and limestone from Middle Triassic sandstone, slate and limestone.  In detail, however the situation is more complex with all units being overturned.  The younger Triassic units are therefore thrust over the older Devonian sequence and these units and the reverse faults are cut by later north-south striking faults.  There may be a component of dextral faulting in the shears noted in the North Zone trenching area.

The limestone units in the area have been weakly marbleized and the thin-bedded units have suffered complex deformation especially marked near to the fault zones.  Presence of unmapped crenulation cleavages in phyllites suggest that the structural history of the area is more complex than the mapping suggests. East-west trending feldspar porphyry, diorite porphyry, and granitic dykes are spatially related to faulting (and to mineralization).  The West Zone is in an area of alluvium and was found by local prospectors after the geological team ceased work in the area in 1995.

Hongyangou (HYG)

The HYG area is approximately 20 kilometres north from GNW and is mapped as being in the same Middle Triassic sequences as the GNW.

Guojiagou (GJG)

At GJG, Triassic limestone and fine clastic sediments have been altered to marble, hornfels and minor skarn by an elongate granodiorite intrusion.  The intrusion has bowed the flanking sediments into an antiform over a three kilometres distance and produced a series of north-south trending faults.  Skarn observed in the area of most interest is in the form of a weak fine grained greenish rusty endoskarn, while the hornfels is fine grained tremolite with patchy fine grained biotite.

Exploration and Development

2004 Exploration Program

Verification trench grab sampling was undertaken on the Guanniuwan and Guojiagou licences under the supervision of Mr. Peter G. Folk, P. Eng. and assayed at the Central Laboratory of the Institute of Geophysical and Geochmical Exploration, Chinese Academy of Geosciences, Langfang, Hebei.

In all cases the trenches which were excavated almost eleven years ago, have been either destroyed by the work of illegal miners or have caved in and become completely overgrown.  Six trenches were cut at the North Zone and seventeen excavated at the South Zone.  Below is a summary of the historical trenching results by GBGE over 1.0 gram per tonne gold.

Trench Results at GNW

ZONE	TRENCH NO.	LENGTH (m)	AU G/T
South Zone	TC301	6.97	2.63
South Zone	TC301	2.05	1.08
South Zone	TC8	2.07	2.72
South Zone	II	4.96	2.22
South Zone	III	1.45	3.19
South Zone	TC16	3.22	9.62
South Zone	TC16	1.56	1.63
South Zone	TC22	8.90	1.00
South Zone	TC40	2.5	1.06
South Zone	TC9202	2.22	4.17
South Zone	TC8402	10.20	1.69
South Zone	TC8402	5.55	1.67
South Zone	TC7602	14.48	1.73
South Zone	B	7.02	3.62
South Zone	TC10002	4.95	2.84

ZONE	TRENCH NO.	LENGTH (m)	AU G/T
South Zone	B	3.3	1.84
South Zone	TC11602	3.71	1.86
North Zone	TC201	1.95	1.52
North Zone	TC001	6.58	1.18
North Zone	TC001	8.46	3.20
North Zone	TC001	15.04	2.20
North Zone	TC701	9.2	2.14
North Zone	TC1501	6.70	1.39

The table above shows a fairly consistent zone in North Zone trenches TC001, TC701, and TC1501 which covers a strike length of approximately 150 metres.

The exploration program on Guanniuwan (“GNW”) comprised 1:2,000 scale geological mapping covering 3 square kilometres; re-sampling of old trenches, artisanal mining pits and adits; and driving of two adits. A total of 415 channel samples were taken. Two gold mineralization zones (North Zone and West Zone) discovered previously were traced from a surface mapping and trenching program. One adit (PD2301) was driven to 100 metres in the North Zone and a second 100 metre adit (PD15903) was driven in the West Zone. The latter adit had not reached the target mineralized zones by season’s end.  No exploration work was carried out on the Hongyangou permit in 2004.

At Goujiagou (GJG), a soil-sampling program in 2004 on a 100 metre by 40 metre grid was completed and 2,412 soil samples were collected and assayed for gold, silver, arsenic, antimony, bismuth, mercury, copper, lead, zinc and tungsten. A very strong gold anomaly, about 4 kilometres long and 400 to 1000 metres wide, is delineated by using a 40 parts per billion gold cut-off. This east west trending gold anomaly is along the altered contact zone between Triassic limestone and fine classic sediments and an elongate granitic intrusion.

Several soil samples yielded over 4 grams per tonne gold. In addition, strong and coincident arsenic and antimony anomalies were also delineated in this area.   The Company started a trenching program on the GJG property to follow up with this strong gold anomaly and experienced immediate success in outlining a gold zone with values of 1 to 6 grams per tonne gold over a 7 metre trench. This is a preliminary result only from examining a very small area within the anomalous zone.

Mineral Resource and Mineral Reserve Estimates

As far as is known by the Company no metallurgical testing has been done on material from the subject properties.  No mineral resource or mineral reserve estimates have been published for the subject licenses.

Mining, Exploration and Development Operations

The Company believes that the historical project data has been generated with proper procedures and has been accurately transcribed and is being used suitably because field examinations show that the maps are accurate.  The clearest verification of the gold values reported by the GBGE lies in the exploitation of the anomalous areas by “illegal” miners.  The data has been generated with proper procedures and has been accurately transcribed and is being used suitably because field examinations show that the maps are accurate.  There is no evidence of metallurgical testing being carried out on material from the subject properties.  Mineral processing by “illegal” miners is being done at this time on at least two of the licenses, the GNW and GJG.  However the technical details of the various operations are not known.

2005 Exploration Program

An underground aditting program was completed on the Guanniuwan permit by the No. 2 Exploration Institute of Gansu Province but the results were not made available to the Company.

2006 Exploration Program

The Company did not perform any work on the Property during 2006.

IV.

ANBA PROPERTY

Gansu Keyin Mining Co. Ltd. and Minco Gold’s joint venture (“Keyin”), signed a joint venture agreement in principal with the Gansu provincial government and two other companies in October 2003 for the exploration and development of the Anba gold property in the Yangshan gold field (the “YGM JV”).  Under the agreement, Keyin can earn 40% interest in the YGM JV through investment of approximately $3.5 million over five years. The exploration permit for the Anba gold property, which expired in June 2006, is in the process of being extended and will then be transferred to the YGM JV once the definitive joint venture contract has been signed and all requisite approvals for the registration of the joint venture have been obtained. The YGM JV has applied for a business license.

In April 2004, the board of directors of the YGM JV agreed to pay 3 million RMB (approximately $440,000) to Lan Zhou Qun Ying Ltd. ("Qun Ying") so that it might prepare for the transfer of the exploration permit to the YGM JV. Keyin and its Chinese partners each contributed 1.5 million RMB (approximately $220,000) towards this end. If Qun Ying could not fulfill the duties within six months, the 3 million RMB was to be returned to the YGM JV.  Qun Ying was unable to fulfill all the required duties and the YGM JV has authorized other persons to continue the work for the exploration permit transfer.  The YGM JV has also demanded the return of the 3 million RMB advanced to Qun Ying. Of this amount, 1,500,000 RMB (approximately $220,000), representing Keyin’s portion, is recorded as a receivable in the Company’s consolidated accounts.

Total expenditures funded by the Company on the Anba gold property from inception to December 31, 2006 are $477,481 and from the inception to December 31, 2005 were $473,272.

The Company does not consider the Anba gold property to be a material property and no further expenditures are planned until a definitive joint venture contract has been signed and all requisite approvals for the registration of the joint venture have been obtained.

V.

BYC GOLD PROPERTY

On November 18, 2002, the Company entered into an agreement with the Inner Mongolian Bureau of Non-Ferrous Metals and Exploration, the license holder of the BYC gold project, to acquire a majority interest in the BYC gold project located in central Inner Mongolia, China.  In July 2003, the Company and the Inner Mongolia Bureau of Non-Ferrous Metal Exploration formed the Inner Mongolia Huayu-Minco Mining Co. Ltd. to explore and develop the BYC gold project.  In October 2003, the Company entered into a joint venture with New Cantech Ventures Inc. (“New Cantech”).  In 2003, Minco Gold entered into a letter agreement with New Cantech whereby New Cantech acquired two options to acquire up to a 60% interest in Minco Gold’s BYC Gold project in Inner Mongolia, China.

The first option is exercisable to acquire a 51% interest in the BYC property by issuing 500,000 common shares in the capital stock of New Cantech and by spending $2.4 million in exploration over three years.

The agreement was amended in March 2004 and in April 2005 so that New Cantech could exercise the first option by issuing to Minco Gold 500,000 common shares in the capital stock of New Cantech and by incurring a total of 12 million RMB (approximately $1.76 million) in three installments as follows:

1)

2 million RMB (approximately $294,000) on or before March 22, 2005, which has been completed;

2)

4 million RMB (approximately $588,000) on or before March 22, 2006 of which $487,588 had been advanced as of March 13, 2006; and

3)

6 million RMB (approximately $881,000) on or before March 22, 2007.

The second option is exercisable to acquire a further 9% interest in the property by bringing the project to pre-feasibility stage. The BYC project has all permits necessary to pursue exploration on this property.  Pursuant to the letter agreement, New Cantech has issued common shares of New Cantech to Minco Gold as follows:

•

September 2005 – 50,000 common shares at $0.30 per share for $15,000;

•

May 2005 - 100,000 common shares at $0.21 per share for $21,000; and;

•

Year ended December 31, 2004 - 250,000 common shares at $0.34 per share for a value of $85,000 and 100,000 common shares at $0.37 per share for a value of $37,000

This large property covers approximately 100 individual gold showings related to shear-hosted fracture systems within or peripheral to an elongate granite intrusion. The focus of recent exploration has been the “North Zone”, which is located on the north-west contact of the granite intrusion. Illegal local miners had removed approximately 400,000 tonnes of near surface oxide ore before being expelled by authorities. In New Cantech’s program, six diamond drill holes were drilled in 2004 aggregating 1,434.5 metres in the North Zone and its north-east projections.  Geological mapping, trenching and sampling was completed in 2004 and 2005 to supplement diamond drilling information and contribute to understanding controls on mineralization.  A diamond drill program consisting of 1,500 metres was initiated in Q4 of 2005.  This program tested new areas of mineralization exposed by illegal mining activity and follow-up on intersections from previous drilling.  Assays were pending as of year end.  On April 7, 2005, Inner Mongolia Huayu Minco Mining Co., Ltd. received two Reconnaissance Survey Exploration Permits from the Ministry of Land and Resources of China on the properties as follows:

a)

Houxiaonuqi gold property in Wulateqianqi of Inner Mongolia (Permit No. 0100000520051 expiring April 7, 2007); and

b)

Dongwufenzi gold property in Wulateqianqi of Inner Mongolia (Permit No.  0100000520052 expiring April 7, 2007).

Total expenditures funded by the Company from inception to December 31, 2006 are $835,437 (from inception to December 31, 2005 $700,063).  On October 3, 2006, the Company and New Cantech entered into a termination agreement, therefore as of the date of this Annual Information Form New Cantech has no interest in the property.

Property Description and Location

The BYC gold project is located at the central section of the north margin of the North China Platform and the eastward extension of the well-known Tianshan metallogenic zone in China.  The zone hosted several important gold-producing regions in North China and extends to the famous gold metallogenic zone in the former Soviet Union republics where several world-class gold deposits have been developed.  The project area is about 50 kilometres northwest of Baotou, the largest rare-earth producing city in the world, and very close to a railroad that connects to the national railway system.  The original discovery of gold was made in late 1980s by follow-up of a regional geochemical gold anomaly that covered an area of more than 100 square kilometres.  More than 100 surface gold showings were delineated in an area 12 kilometres long and 3 kilometres wide.

Some of the showings returned very high values. Like many areas of new gold discoveries this triggered the widespread illegal artisanal mining activities for the surficial portions of the gold showings over the entire area. Recently, all the illegal mining activities at BYC gold project were banned by the government as a nationwide law enforcement program.

Geological Setting

The BYC gold project occurrence is a structurally controlled shear hosted auriferous vein system, which develops at or near the contact of a Mesozoic granodiorite with early Proterozoic sedimentary and volcanic rocks.  All principal-mineralized zones on BYC concession are either shear hosted or extensional veins.  Most of these structures are located within well-formed planar brittle-ductile shear zones with very good surface continuity.  Based on the distribution of the auriferous veins at surface, at least four major structural and auriferous zones are identified with strike lengths ranging from 700 metres to more than 1,500 metres.  The grade of auriferous veins occurred in the Proterozoic sedimentary and volcanic sequence are generally from 1 gram per tonne to 8 grams per tonne gold.  Higher grades were detected where the auriferous veins occurred in the granodiorite intrusions (the inner contact zone) with significant values as high as 71 grams per tonne gold over 9 metres and 14.5 grams per tonne gold over 4 metres.

Exploration and Development Operations

2004 Exploration Program

During 2004, exploration focused on two gold zones outlined in previous programs.  In July 2004, New Cantech conducted an exploration program under the supervision of Mr. Folk.  Work consisted of drilling, geophysics, geochemical soil sampling, surface trenching, and geological mapping over the property, which has in excess of 100 gold showings.  A magnetic survey was completed over the North Zone and new trenches were dug across the zone.  Sampling was initiated in a newly discovered gold zone 1.5 kilometres north east of the North Zone and on the same structural trend, where local miners have been active.  A total of 1,434.5 metres of drilling were completed in six holes.  Fire assays received for holes 1, 2, 4, 5 and  6 had the following significant intervals:

HOLE #	DIP	LENGTH	FROM (M)	TO (M)	INTERVAL (M)	GEOCHEM ASSAY ppb Au	FIRE ASSAY Gm/t Au
1 Includes	-47	294.5	132.5 132.5	285.2 159.4	152.7 26.9	682 737	0.633 0.947
2	-66	240	58.7	71.4	12.7	365	1.12
4 Includes Plus	-47	321	241.8 246.5 317	292.4 274.6 318.5	50.6 28.1 1.5	522 706 1448	1.01 1.54 4.92
5 Plus	-47	252	61.2 97.1	73.5 98.6	12.3 1.5	488 1304	0.34 1.36
6	-50	147	70.0	71.7	1.7	146.0	38.08
Plus			97.7	99.2	1.5	54210	73.70 (*)

(*)

Average of two fire assays.

Hole 2 was drilled below the plunge of the mineralized zone.  True widths have not been determined at this stage.

Gold-bearing low-sulfide, shear and tension related quartz veins occur where a zone of regional shearing cross-cuts irregular bodies of K-spar rich Mesozoic granite of the North Zone.  The area of interest represents the northeasterly extension of a historical mining zone.  Drilling, core logging and sample splitting were done under the supervision of Mr. Folk.  The intervals reported consist of NQ-2 and BQ core sizes which were split by diamond saw under close supervision.

Samples were stored in a secure, locked storage area and then transported by company truck to Baotou, Inner Mongolia.  The samples were then shipped by train to the Institute of Geophysical and Geochemical Exploration in Langfang, Hebei Province which performed sample preparation and geochemical analyses.

This laboratory is certified by the China National Accreditation of Registrars to be International Organization for Standardization ("ISO") 9001:2000 compliant.  Prepared pulps of the same samples were then sent to The Sub-Institute of Analytical Chemistry, Beijing General Research Institute of Mining and Metallurgy in Beijing. Fire assaying of the samples using standard techniques was then performed and have been reported above.  This laboratory has been assessed by the China National Accreditation Board for Laboratories and found to be compliant using standards identical to ISO requirements.  Both of the above laboratories were examined by Mr. Folk and were found to be similar to accredited assay laboratories in Canada.

2005 Exploration Program

The program in 2005 consisted of compilation of all available data for the North Zone.  Approximately 1,500 metres of drilling was completed along the northeast strike extent of the North Zone to better define grade and geometry of this extensive gold bearing area.

2006 Exploration Program

The drilling program in 2005 was successful in confirming the continuity of the gold-bearing structure extending northeast from the area of old mine workings that was drill-tested in 2004.  During the year, New Cantech advised that due to other project development programs that it would withdraw from the BYC Project.

2007 Exploration Program

The four exploration permits are in good standing, two of which expire on April 7, 2007 and two on June 8, 2008.  The Company will be seeking a joint venture partner for the BYC Project in 2007.

VI.

GOBI GOLD PROPERTY

The Company acquired its earn-in rights to the Gobi gold project, located in western Inner Mongolia in the south Gobi Desert, China, in 1999.  The Company has the right to acquire a 75% equity interest in Damo Mining Co. Ltd., who was assigned the licenses on the project, by spending approximately US$2,500,000 on exploration and development over four years.

Total expenditures funded by the Company from inception to December 31, 2004 are $1,472,158 as compared to December 31, 2005, $1,487,540.  Total expenditures funded by the Company from inception to December 31, 2006 are $1,498,691. The Company has earned a 57% project interest as at December 31, 2006.

During 1998 a regional exploration and property evaluation was carried out in the Inner Mongolia on the Gobi gold project culminating in the joint venture agreement in 1999 between the Company and the Exploration Institute of Land and Resources of Inner Mongolia ("EILR").  In 1999, the Company and EILR created Inner Mongolia Damo Mining Co. Ltd., a fully-licensed Sino-foreign co-operative joint venture ("Damo Mining"), to explore for metallic  mineral  deposits within the Inner Mongolia Autonomous Region. Initially, Damo Mining will focus on exploring its existing license holding that covers 550 square kilometres. The Damo Mining joint venture agreement allows the Company to earn up to a 75% interest in joint venture by spending US$2.5 million on exploration on the Gobi gold project over four years.  In the event the Company does not spend the specified amounts, its interest in the joint venture agreement may be subject to being capped by a predetermined formula as set out in the joint venture agreement.

Inner Mongolia Damo Mining Co., Ltd.

Damo Mining was formed in 1999 and operates pursuant to a Sino-foreign co-operative joint venture contract between EILR and the Company.  Under the terms of the joint venture contract, Damo Mining's board of directors consists of seven directors of which the Company has the right to select four directors, including the chairman.  The Company has selected Messrs. Ken Cai, William Meyer, Robert Callander and Ruijin Jiang as its representatives.  EILR has the right to select the remaining three directors.  Due to the Company's majority ownership and majority representatives on Damo Mining's board, the Company controls Damo Mining's operations in the ordinary course of business.  However, the following transactions by Damo Mining require the unanimous approval by its board: (i) terminating or dissolving Damo Mining; (ii) selling or mortgaging assets that have a value of 10% of Damo Mining's  assets; (iii) increasing or decreasing Damo Mining's registered capital; (iv) borrowing by Damo Mining; (v) merging Damo Mining; (vi) guaranteeing on behalf of Damo Mining; and (vii) establishing organizations under the board.

Property Description and Location

The 550 square kilometre Gobi gold project is located in the Gobi Desert of western Inner Mongolia, approximately 300 kilometres north of Yinchuan, the capital city of the neighboring Ningxia Province, and 900 kilometres northwest of Beijing.  The Gobi gold project is situated along the eastern extension of the Tian Shan Gold Belt, which hosts important deposits in Uzbekistan and Kyrgystan to the west.  World-class, sediment-hosted gold deposits occurring in the Tian Shan Gold Belt include Murantau with a resource of 140 million ounces gold (site of the Newmont Dump-Leach Project), Kalmakya with 26 million ounces gold and 13 million tons of copper, and Kumtor with 13 million ounces gold which is a Cameco operated mine.  The Gobi gold Project is the culmination of a series of regional exploration programs undertaken by the EILR. EILR carried out a broad program of stream and drainage sampling.  This program highlighted several areas with gold concentrations some of which were followed up by mapping, prospecting and more closely spaced geochemical sampling.

Geological Setting

The Company believes that the potential for discovering more extensive, near surface skarn mineralization is good, given the limited exploration that has taken place beyond the surficial oxide zones. An initial  program of detailed ground  magnetic  surveys  combined with geological mapping  was  completed  to  give  better  resolution  of  features  controlling mineralization.  Other prospects identified in the license blocks from regional geochemical surveys have had limited to no follow-up work. Known mineralization is developed in calcareous sedimentary units and proximal to small felsic intrusions.  Field examination of two prospects visited in 1999 showed features indicative of skarn style mineralization.

The 2000 exploration program involved ground magnetic surveys and geological mapping over the two identified skarn prospects to establish drill targets. Field-checks of the remaining geochemical anomalies were conducted.  The 2002 drill program tested results from previous exploration programs and 2003 fieldwork involved more drilling on the most favorable targets.  Total expenditures from inception to December 31, 2006, funded by the Company were $1,498,691, as compared to December 31, 2005 $1,487,540 and $1,472,158 as at December 31, 2004.

Exploration and Development Operations

Environmental Considerations

The exploration activities proposed for the Gobi gold project, including potential drill testing of new anomalies, will result in little surface disturbance,  and standard reclamation procedures will be used for areas such as trenches or drill pads.  The Company does not believe that there will be any potential environmental liability arising from these activities.

2007 Exploration Program

For the exploration year of 2007, a 2,000m drilling program has been proposed to evaluate exploration potential in areas where surface gold mineralization has been discovered in the geologically favorable terrain within the permit. The drilling program will be primarily focused on tracing the strike and dip extensions of the thick low-grade gold mineralization intersected in the previous drilling program.

JINNIUSHAN GOLD PROJECT

(Gold Bull Mountain Project)

On November 14, 2006 the Company announced that its wholly-owned subsidiary, Minco Mining (China) Co., Ltd. (“Minco China”) had acquired a mining license on the Jinniushan Gold Mine (Gold Bull Mountain), covering 0.18 km2, and an exploration permit (16.68 km2), covering the strike extension of the Jinniushan Gold Mine.  Total consideration for the acquisition of the mining license and the exploration permit was approximately US$1 million.  The Company at the time of the announcement was in its final stage of the due diligence on the project and the acquisition is subject to regulatory approval.  Minco China has incorporated a local operation subsidiary in Hunan and the Gold Bull Mountain mining licenses were transferred to its subsidiary.

The 16.86 km2 GBM gold project covers most part of the Jinniushan gold mineralization belt which extends for more than 15 kilometers and is recognizable with the distribution of abandoned artisan mining adits and tunnels. The Gold Bull Mountain mining license is located in the middle of the belt.  High grade quartz-vein style gold mineralization is hosted in the late Proterozoic sandy slate characterized with obvious silification, seritization and pyrititization.  The Company commissioned the preparation of a NI 43-101 report on the Jinniushan Gold Project. The technical report dated December 28, 2006 was prepared by Peter G. Folk, P. Eng., of 280 Wood Dale Drive, Comp. 47, Site 21, Mayne Island, B.C., Canada, V0N 2J2.

The technical report was prepared under the guidelines of Canadian National Instruments 43-101.  The Company filed the Updated 43-101 technical report on January 3, 2007 via SEDAR.  Peter G. Folk has consented to the inclusion of this information and has authorized the relevant contents.  The information below is from the December 28, 2006 Technical Report.

Summary

The Jinniushan gold project, located in the western part of Hunan Province in the People’s Republic of China, consists of a 0.178 km2 mining permit and a contiguous 16.78 km2 exploration permit along strike.  These permits have been acquired by a wholly-owned Chinese subsidiary of the Company for a total consideration of about CDN$1,210,000 (which includes a Mining Lincese and exploration permits) and have been transferred into a local subsidiary in Hunan Province.  The area under Minco control represents a portion of an historical mining district, which has been in periodic production utilizing small-scale artisanal methods since before the formation of the modern China in 1949.  Gold-quartz mineralization occurs primarily within reverse-brittle-ductile-shear veins in a compressive environment within Proterozoic sedimentary rocks.  Most of these dip to the southeast parallel to a nearby mapped thrust fault which occupies the contact between Proterozoic and Cretaceous to Tertiary sandy sediments.

The project has some geological similarities (age and type of host rocks and similar structural regime) to an important, deep Au-Sb-W underground mine about 6 km to the southeast but the Jinniushan area lacks Sb and W.  To date Minco has re-opened, surveyed, mapped and sampled accessible portions of the primary historical underground mine on the acquired mining permit.

This work has identified accessible areas within the mine that warrant further exploration and development.  Since it appears that the upper portions of the mine have been mined out, the future of the mine depends upon exploration down-dip.  At the time of writing a program to evaluate the multitude of mine works, trenches and adits on the exploration permit had just started.  Work to date has shown the presence of significant gold values which, however, contain within the assay distribution a significant “nugget effect” which will have to be contended with by careful sampling and fire assaying.  A surface program to evaluate the potential of the contiguous exploration permit complements a recommended program of underground development and drilling on the mining permit.  A two-stage budget of $1,677,000 is proposed with the first phase totaling $600,000.

Property Description and Location

Through a 100% owned subsidiary, the Company has purchased, in eastern Hunan Province, China, a 0.178 km2 mining permit and a contiguous 16.78 km2 exploration permit along strike.  The mining permit is located at 1100 40’ 15’’ east longitude and 280 38’ 15’’ north latitude, 40 km from the county seat of Yuanling.  The mining permit was transferred to the Minco subsidiary from the former state-owned Jinniushan Gold Mine and the exploration permit was acquired by taking over a private company.  Both permits are valid until mid-2009 and renewable thereafter.  Annual fees, relating to the area of the permits held, are less than $2,500 per year.  The law requires local compensation for temporary use of land for mining and exploration purposes; however, habitations and land under cultivation form only a small part of the whole area and are not considered to present a significant liability.  A China Compensation Fee on gold mined is 2% of net smelter revenue.

The mining permit is completely surrounded by the exploration permit and is defined by surveyed coordinates. Exploration permits in China are “paper staked” and can be defined by hand-held GPS units.  A map showing permit boundaries and known mining works (adits and trenches).  Being small underground mine workings of limited extent, the environmental liabilities that have been created by the various mining works are, in a Chinese context, not considered to be significant.  On exploration permits, the local (county) government is to be informed when work is to start and is in charge of some dealings with the local citizens.  For example at Jinniushan the local county government must deal with a small group of “illegal” miners said to be operating within the permit area.  Allowed underground work has been in progress for some time within the mining permit.

Accessibility, Climate, Local Resources

Infrastructure and Physiography

The location is well situated along a large man-made hydroelectric reservoir and is accessible by road and by lake-boat.  Hydroelectric power, telephone lines, cell-phone service, labor, goods and services are available nearby.  The climate is sub-tropical and the topography is hilly with elevations ranging from 92 to 232 m above sea level.  Vegetation, where not tamed by agricultural terraces, is thick and bushy.  All manner of exploration and mining work can be conducted on a year-round basis.  Surface rights have been sufficient for the operation of the small historical mines, which have operated in the area and are not considered to present a significant problem.  Expanded operations in the case that larger deposits are discovered will require the establishment of tailings areas without connection to the lake.  Insofar as there are few habitations (except along the lake) and no significant villages in the area under discussion the placement of larger scale tailings and plant sites should present no unusual difficulties.

History

The mining history of the area is similar to many other places in China in which uncontrolled mining has taken place (and continues to take place in some areas) with little regard for health and safety, environment, proper land use etc.  The mining permit and on-strike portions of the exploration permit were actively mined for gold (both placer gold and hard rock mines) in the period before 1949 when communist China was established, private enterprises were confiscated, and the mines were closed.

Only on the mining permit area was this work well organized, although mine plans, surveys and production figures have been lost.  When international gold prices increased in the 1970’s hand mining at various locations resumed to be largely replaced by small local government operations at three locations in the 1980’s.  In 1993, the local hydroelectric dam was completed and some of the historical mining areas were flooded.  In 2001 and 2004, the Federal Chinese government, in an attempt to bring some regulation and safety to gold mining, decreed the closure of two of the existing small (illegal) mines.  Production within the remaining mining permit stopped last year as part of a re-organization.

There are unconfirmed rumors that illegal hand miners are still operating in the area of the exploration permit.  In the history of the permit areas there has never been organized large or medium-scale mining.  Only the crudest of recovery methods using small crushers, gravity devices, cyanide ponds and mercury were utilized.  If records were ever kept, they have been lost.  Except for the active mining permit area, mine maps and engineering records do not exist.  Production figures are not known.  No drilling or other modern exploration techniques (geochemistry, geophysics, etc.) have ever been undertaken in the area.  On the exploration permit, to the northeast of the mining permit a group of mines was examined in 1992 by a geological unit of the Provincial Government.  Unfortunately, most of the results of this work are not available and, in any case, the most interesting zone, along about 900 m of strike length, became submerged when the hydroelectric reservoir was completed in 1993.

Geological Setting

Regional and Local Geology

The area of interest occurs within Paleozoic rocks of the South China Plate in unconformable and faulted contact with younger Cretaceous sediments.  A strong element of NW-SE compression is evident with abundant NE-SW fold axes and reverse faults striking in the same direction.  This is consistent with modern GPS observations, which show that entire area is moving to the southeast at a rate slightly less than 5 cm/year.  The geology of the region is divided into low-grade metamorphically altered:

•

Cretaceous to Tertiary sediments comprising sandstone, shale and coal seams (K and K-E).

•

Small remnants of Devonian-Permian sediments (D-P).

•

Precambrian (Sinian or Late Proterozoic) to Silurian sandstone and slate or shale (Z-S).

•

Proterozoic sediments comprising slate, sandstone and siltstone (Pt1 and Pt2).

The Jinniushan Project has similarities to the Xiangxi (also called Woxi) Sb-Au-W underground mine, about 6 km to the southeast, which has reached over 1,000 m below surface and has been mined for over 100 years. The mine is the second largest Sb producer in China (Qinglin, Xie et al).  It has been classed as a “Carlin type” deposit (Li and Peters, 1998) and contains native gold, stibnite, tungstite, pyrite, arsenopyrite and aurotite.  Structurally the mineralization is found in shoots within reverse faults in Middle Proterozoic slates (RSG Global, 2006).  Although the structural setting is similar to that at the Jinniushan Project, geochemically the two are very different with no significant Stibnite or tungsten minerals noted at Jinniushan.

Property Geology

Predominantly shear-hosted gold-quartz mineralization occurs in Proterozoic sandstones, and shales, which have undergone NW-SE compression.  The Proterozoic sequence is unconformably overlain by Cretaceous to Tertiary purplish sandy sediments and forms the central unit of a NE-SW trending anticline.  The southern contact between the two formations has been mapped as a thrust fault.  Gold mineralization is associated with brittle-ductile shears with a reverse sense of movement similar in form to the mapped thrust fault.

Shallow dipping tension veins splay off the shear veins, usually in the footwall.  The gold-quartz mineralization seen so far is entirely structurally controlled and the mineralizing fluids have barely affected the wall rocks.  The veins contain few examples of open space filling but rather appear to be of a deeply seated type containing ribbon structures consisting of alternating bands of country rock and vein quartz.  It appears that the shearing event within which the quartz veins were emplaced continued after the main mineralizing event to form re-sheared and brecciated veins.  Minor iron carbonate and sericitic wall rock alteration have been noted.

Deposit Types

Similar to the geometry of a mapped thrust fault are southeast variably dipping (usually about -500 ) quartz-pyrite (minor Pb, Zn, As) veins which have been emplaced within reverse-movement shears.  A secondary set of conjugate northwest dipping reverse shears is also present along with a flat set of quartz-filled tension fractures usually splaying off into the footwall.  In detail, the vein system is complex, but the main elements of the system, which have been emplaced under the effects of NW-SE compression, can be shown in the simple diagram below.  Theoretically, in this type of stress regime the individual mineralized ore shoots would likely have a strong horizontal trend.  Veins contain very little evidence of open-space filling and do not have banded epithermal characteristics.  Rather, white quartz veins containing ribbon structures and shearing which approaches the brittle-ductile provenance suggest a mesothermal setting.

The main focus of historical mining and of recent work has been on the set of shear veins located on the Mining Permit, however an additional six km of strike length is indicated to be prospective by the occurrence of numerous trenches and at least 17 small mine adits which are shown on existing maps.  Known shear veins average about 0.7 m in thickness, but there are locations where shear veins come close together and the intervening wall rock becomes permeated with tension veins.  In these cases much wider, but irregularly shaped, mineralized stockwork bodies may be formed.  Although presently there is no indication of disseminated mineralization, there could arise, through combinations of structures and naturally permeable sandstone host-rocks, a situation where low-grade bulk-mineable mineralization may be encountered.  This aspect should also be explored.

Mineralization

The central part of the mine is developed on at least three separate, but related shear veins across a horizontal width of about 60 metres.  The strike length of the main portion of the mine is about 350 metres.  Most of the vein material above the primary access levels has been mined out and some material has been mined below these levels by means of declines.  The future of the mine is downwards.  Although the declines are well below the level of the man-made lake, the mine is almost completely dry (from a mining point of view the presence of the lake will require some engineering care, however this is well understood by the technical people involved).

At the current level of knowledge there is no reason to think that the mineralization will not go to considerable depth.  Also, although the shear-veins cross cut local lithologies, there may eventually be found to be some lithological control to the mineralization.  Where shear veins come close together the intervening space can become  riddled with tension veins leading to the supposition that there may be sections of the mine where the narrow-vein, open-stope mining utilized in the past may be replaced by larger scale mining techniques.

Exploration

Before involvement by Minco, there was little organized exploration activity.  Tracked mining using open-stope methods took place at a rate of a few tonnes per day on the mining permit and have occurred at lesser scales (even perhaps to the present day) at other locations on the exploration permit.  Prior engineering and geological control and proper documentation of the mining works are unknown.  Ore processing consisted of small electric crushers, gravity separation, cyanidation in concrete ponds and some amalgamation by mercury.  The processing machinery has been removed, leaving crude foundations behind.  Neither the large quantities of waste-rock that were taken out of the mine, nor processed tailings are apparent and the author concludes that this material has gone into the lake.

Work done by the professional staff of Minco since the end of August, 2006 has consisted of underground surveying, mapping and sampling of accessible portions of the mine on the mining permit.  To date 71 channel samples have been taken within the mine and these are listed in the following table:

#	ID	Location	Width	Lab 1	Lab 2 Avg.	ACME
				Grade	Re-assay	Metal Screen
			m	Au(g/t)	Au(g/t)	Au(g/t)
1	1#-12	Between Lines 6 & 8 at 112m level	0.6	0.1	0.02
2	1#-13	Line 6 at 112m level along drift	0.5	0.1	0.08
3	1#-14	Line 6 at 112m level along drift	1	70.37	45.22	0.12
4	1#-15	Between Lines 4 and 6 at 112mlevel along drift	0.5	0.19	0.10
5	1#-16	Between Lines 4 & 6 at 112m level along drift	0.7	2	1.69
6	1#-17	Same as above	1	0.1	0.04
7	1#-18	Same as above	0.8	3.14	4.36
8	1#-19	Same as above	1	2.62	3.12
9	1#-20	Same as above	0.8	1.69	7.80
10	1#-21	Same as above	1	2.35	1.64
11	2#--01	Between Lines 8 and 10 at 135m level	0.4	11.8	9.72	123.57
12	2#-02	Between Lines 8 and 10 at 135m level	0.7	3.94	2.92	31.27
13	2#-03	Line 10 at 135m level	0.5	5.41	5.92
14	2#-04	Line 10 at 135m level	0.2	0.1	0.12
15	2#-05	Incline 108 between Lines 8 and 10	0.5	29.65	22.58	40.48
16	2#-06	Drift between lines 2 and 4 at 87m level	0.8	0.1	0.04
17	3#--01	Tunnel at line 3 at 112m level	0.4	0.57	0.52
18	3#-02	Tunnel at line 3 at 112m level	0.8	0.91	0.86
19	3#-03	Drift at line 1 at 112m level	0.2	0.25	0.33
20	3#-04	Drift at line 1 at 112m level	0.4	19.61	6.97
21	3#-05	Drift between Lines 0 and 1 at 112m level	0.7	50.93	48.04	31.61
22	3#-06	Same as above	0.5	1.52	3.69
23	3#-07	Drift (Y2) at line 3 at 112m level	0.6	3.17	2.05	23.35
24	3#-08	Drift (Y2) between lines 1 and 3 at 112m level	0.6	5.07	7.29
25	3#-09	Drift (Y2) between lines 1 and 3 at 112m level	0.8	4.06	2.71	0.23
26	3#-10	Same as above	0.6	16.08	14.68
27	3#-11	Drift (Y2) at line 1 at 112m level	0.7	0.1	0.05
28	3#-12	Same as above	0.4	2.28	3.89
29	3#-13	Drift (Y2) between lines 0 and 1 at 112m level	1.2	0.1	0.02
30	3#-14	Same as above	1.5	23.81	18.89
31	3#-15	Drift (Y2) between line 0 and 2 at 112m level	0.2	0.1	0.06
32	3#-16	Same as above	0.9	0.33	1.32
33	3#-17	Same as above	1.3	107.16	18.73
34	3#-18	Same as above	1	1.55	0.66
35	3#-19	Same as above	0.9	58.37	74.94
36	3#-20	Same as above	1	0.56	0.33
37	3#-21	Same as above	1	9.31	6.06
38	3#-22	Same as above	1.1	0.1	0.07
39	3#-23	Same as above	1	11.1	22.46
40	3#-24	Same as above	0.7	0.16	0.40
41	3#-25	Drift Y2-1 at line 2 at 112m level	0.8	0.11	0.14
42	3#-26	Same as above	1	7.65	9.34
43	3#-27	Drift Y2-2 at line 2 at 112m level	1	4.97	6.18
44	3#-28	Same as above	0.9	8.54	7.15
45	3#-29	Same as above	0.9	0.11	0.65
46	3#-30	Same as above	0.8	24.56	26.18
47	3#-31	Same as above	1	25.63	10.16
48	3#-32	Incline at line 1 at 112m level	1.1	0.1	0.02
49	3#-33	Same as above	0.5	28.12	44.57

#	ID	Location	Width	Lab 1	Lab 2 Avg.	ACME
				Grade	Re-assay	Metal Screen
			m	Au(g/t)	Au(g/t)	Au(g/t)
50	3#-34	Same as above	0.8	0.1	0.03
51	3#-35	Same as above	0.9	4.62	7.75
52	3#-36	Same as above	1.1	0.1	0.02
53	3#-37	Same as above	0.6	0.21	0.05
54	3#-38	Crosscut at line 5 at 112m level	0.7	0.1	0.01
55	3#-39	Same as above	0.4	0.4	0.66
56	3#-40	Same as above	0.4	1.08	1.05
57	3#-41	Drift Y1 between lines 5 and 7 at 112m level	0.5	3.81	3.11
58	3#-42	Same as above	0.5	0.31	0.28
59	3#-43	Same as above	0.6	0.32	0.38
60	3#-44	Same as above	0.5	0.86	0.76
61	3#-45	Same as above	0.5	1.23	1.13
62	3#-46	Same as above	0.5	0.75	0.92
63	3#-47	Drift Y1 at Line 7 at 112m level	0.5	2.08	1.66
64	3#-48	Drift Y1 at Line 5 at 112m level	0.7	0.77	0.71
65	3#-49	Drift Y1 between Lines 3 and 5 at 112m level	0.4	0.27	0.17
66	3#-50	Crosscut at line 5 at 112m level	1	0.82	0.07
67	3#-51	Same as above	1	0.36	0.31
68	3#-52	Same as above	1	0.1	0.03
69	3#-53	Same as above	1	0.12	0.17
70	3#-54	Same as above	0.4	0.82	0.69
71	3#-55	Same as above	0.5	0.1	0.01

Table 1  Underground Assay Data from Minco Mining (China) Co. Ltd.

These preliminary results serve to show that gold in economically interesting quantities occurs in several veins within the central area of the mine.  The total strike length in which the best assays occur is about 350 metres.  A program of duplicate assays has been carried out whereby the sample rejects were sent to Process Research Associates Ltd in Yunnan for re-assay by fire assay techniques.  Each sample was fire assayed three to four times in Yunnan and the average results are shown on Table 1 shown above.  Also shown on the same table are the author’s check sample results, which were taken at exactly the same locations as the prior samples.  These seven samples were analyzed by metallic screen analysis and fire assay at Acme Analytical Laboratories in Vancouver, British Columbia.  The table clearly shows that a strong “nugget effect” is present which affects the repeatability of results.

Nugget Effect

Because coarse gold has been reported in the mine the author requested that his samples be analyzed by “metallic screen analysis” and fire assay, which would be considered to be the most accurate assay method for samples with a strong “nugget effect”.

A cursory analysis of Table 1 shows a strong variation in gold values when the same sites are re-sampled—samples initially with high assays can be re-sampled with very low results and the opposite is also true.  This problem is often encountered in gold mining and can be illustrated by examining the metallic screen analyses shown in Table 2 below.

	Sample.Wt	CoarseAu	Fine Assay	TotAu
SAMPLE	Gm	Mg	gm/mt	gm/mt
#1-14A	506	<.01	0.12	0.12
#2-01A	505	29.78	64.6	123.57
#2-02A	503	7.02	17.31	31.27
#2-05A	498	9.16	22.09	40.48
#3-05A	505	9.16	13.47	31.61
#3-07A	497	5.77	11.74	23.35
#3-09A	495	0.07	0.09	0.23

Table 2.  Metallic Screen Analysis from the author’s seven check samples.

In this technique, approximately 500 grams are pulverized and passed through a -150 mesh screen.  The fine fraction and coarse fractions are fire assayed separately and the results are combined.  The above table shows that approximately 50% of the gold is in the form of coarse nuggets (greater than -150 mesh size).  Practically, a strong “nugget effect” means that each individual sample has a low confidence level, and that to prove a gold resource will be more than usually difficult.  In cases such as this, drilling can be used to define the geometry of the various veins, however it may be necessary, especially until experience is gained, to use underground drifting and sampling to prove-up the gold resource.

Geochemistry

Peter G. Folk had seven check samples also analyzed for 32 elements by ICP.  Results No other elements are present in economic concentrations and only Pb occurs in what might be considered to be weakly anomalous quantities.  Although seven samples is not statistically sufficient to come to a firm conclusion, the data may indicate that there is a negative correlation between Au and Ca, i.e. the more calcium that occurs in the sample, the weaker is the gold result.  In practical terms the negative correlation between Au and Ca may (if further work confirms the effect) yield a geochemical tool to help determine the validity of gold analyses, i.e. a high gold assay which also contains high Ca may be suspect.  It is likely that the element Ca noted in the data occurs in a calcium carbonate mineral therefore indicating a common mineralogical zonation whereby carbonates occur as a halo around a precious-metal-silicate core zone.  Further geochemical work and careful examinations underground should be undertaken to determine if these noted effects are actually present and can become useful exploration tools.

Recommendation made to

The Company by Peter G. Folk

In Mr. Folk’s opinion the character of the property is of sufficient merit to justify the following recommended program of work.  A staged program is envisaged whereby a second phase composed primarily of drilling from surface and underground development depends on the first phase of underground development and underground drilling on the mining permit, and surficial examinations over the area of the exploration permit.

PHASE 1

Mining Permit

1.

A program of 440 m of underground development is recommended to expose large sections of prospective veins for sampling and to provide material for metallurgical testing.

2.

A program of 1,950 m of underground drilling is to follow the underground development.

3.

Preliminary metallurgical testing should be undertaken.

Exploration Permit

1.

The entire exploration permit needs to be examined and all of the mine openings, trenches, and prospect pits should be identified, mapped, sampled and defined with GPS coordinates.

2.

The most interesting mine workings should be rehabilitated and the workings mapped and sampled.

3.

Geological mapping should be undertaken over the entire permit.

4.

Soil geochemistry should be undertaken on widely-spaced lines.

PHASE 2 (Contingent on the results of Phase 1)

Contingent on Phase 1 results, a phase 2 project would be concerned with diamond drilling targets defined in the Phase 1 surface program and would include further underground development utilizing a shallow shaft to access areas down dip of the known veins on the mining permit. Further metallurgical testing would be done as would preliminary environmental and engineering studies.  With positive results the end of the Phase 2 program would see the calculation of a gold resource and the project would be at a pre-feasibility stage.

Budget $CDN

It is the nature of mineral exploration that it is impossible to exactly predict what the results, best methods and expenditures will be, these being entirely dependant on factors at the exploration site, the timing of the work, and various contract costs at the time.  Below is a recommended estimate of expenditures prepared by Mr. Folk.  Mr. Folk also recommended that a budget be prepared in China at the time that various parts of the program are put to tender.

Phase 1

Underground development

450m @ $120/m

  54,000

Underground drilling

1,950 m @ $20/m

  39,000

Mine rehabilitation—exploration permit

  45,000

Surface mapping (geology, topography, hydrogeology)

  83,000

Trenching

10,000 cubic m @ $10/cubic m

100,000

Preliminary metallurgical test

  25,000

Assays

2,000 @ $20

  40,000

Soil samples

500 samples @ $25 per analysis

  12,500

Sample shipping

    5,000

Camp costs, food and supplies

  12,000

Local transportation, vehicle rental, gasoline and supplies

  10,000

Non-camp lodging, food, hotels

  10,000

Communications, telephone, internet

    5,000

Office costs (Yuanling), drafting, report writing, consulting

  25,000

Local public relations, social program

    5,000

Supervision, engineering, geology, mine administration

  50,000

Casual labor, camp maintenance, cooks, drivers

  10,000

Airfare and other travel

    8,000

Road construction and repairs

    7,000

             545,500

Contingency 10%

  54,500

           CDN    $600,000

Phase 2 (Contingent on the results from Phase 1)

Surface diamond drilling

3,300 m @ $100/m (large diameter)

          330,000

Exploration shaft

150 m @ $1,200/ m (all inclusive)

          180,000

Underground development

800 m @ $120/m

96,000

Assays

3,000 @ $20

60,000

Metallurgical studies

50,000

Engineering and environmental studies

75,000

Sample shipping

  5,000

Camp costs, food and supplies

15,000

Local transportation, vehicle rental, gasoline and supplies

10,000

Non-camp lodging, food, hotels

20,000

Communications, telephone, internet

  5,000

Office costs (Yuanling), drafting, report writing, consulting

50,000

Local public relations, social program

10,000

Supervision, engineering, geology, mine administration

50,000

Casual labor, camp maintenance, cooks, drivers

10,000

Airfare and other travel

  8,000

Road construction and repairs

  5,000

           979,000

Contingency 10%

98,000

  CDN$1,077,000

GRAND TOTAL

CDN$1,677,000

2007 Exploration Program

On February 6, 2007 the Company announced an update on the current exploration program of Jinniushan or Gold Bull Mountain Gold Project (hereafter the GBM Project), located in eastern Hunan Province, P.R. China.

The GBM gold belt extends for more than 15 kilometers and is recognizable by wide distribution of artisanal mining adits, pits and tunnels. Gold mineralization at the GBM belt occurs in late Proterozoic sandy slate characterized by strong silification, seritization and pyrititization. Four parallel quartz-vein style gold zones have been recognized with a strong continuity along strike and dip directions.

Minco geologists have completed a preliminary investigation program on the GBM Mining License area, including underground surveying, mapping, and sampling of accessible portions of the GBM gold mine. 71 channel samples in cross cuts were collected from four individual gold zones. At a cutoff of 1g/t gold, the average gold grade and thickness are as follows:

Zone

Average Grade (g/t )

Thickness (m)

V2-1

6.87

0.65

V2-2

22.68

1.06

V2-3

18.78

0.77

Two grab samples collected from zone V2-4 yield 9.25 g/t and 22.45g/t gold.

The Company has started an aggressive exploration program on the GBM project, including 4500m  surface and underground drilling in 24 holes; 1000m of underground drifting and cross cutting; and systematic sampling, surveying, and mapping of old mining tunnels, openings, and surface pits at the GBM mining license area.  Sketch mapping, sampling, and trenching programs are also being conducted over the GBM Exploration Permit area.

Four drills are presently operating on the GBM Mining License area.  Construction of some basic mining facilities has been completed including power and water supply, explosive storage, road construction to the GBM mine, and a mine-site assay laboratory.

Upon reviewing the results from the above exploration programs, the Company will conduct further exploration work on the Gold Bull Mountain Project during the second half of 2007.

MINCO BASE METALS

White Silver Mountain Property

The Company acquired its rights to the White Silver Mountain Project, a polymetallic project located in Gansu Province, China, pursuant to the co-operation agreement for mineral exploration and development between the Company and Baiyin Non-Ferrous Metals Corporation (“BNMC”) signed on November 17, 1997.

A fully licensed Sino-foreign joint venture company, Gansu Keyin Mining Co. Ltd. (“Gansu Keyin”) was formed to hold the mineral interests.  In order to earn up to an 80% interest in Gansu Keyin, which owns the rights to the White Silver Mountain project, the Company is required to spend a minimum of US$4.8 million (40 million RMB) on the White Silver Mountain property over a six-year period.  If the Company fails to spend the minimum amount, the Company’s interest in Gansu Keyin will be capped by a predetermined formula as set out in the joint venture agreement.  BNMC contributed the exploration permit held by it and the geological data and research results, including drill core samples and maps, for its 20% interest in Gansu Keyin.

Following the completion of the above expenditures by the Company, each party is to make contributions to Gansu Keyin in proportion to their respective beneficial interests, pursuant to an option agreement dated December 22, 1999, with effective date of June 10, 1998.  The Company granted Teck an option to earn 70% of the Company's 80% interest, for a 56% net interest in Gansu Keyin, by assuming all of the Company’s funding requirements until commercial production has been attained.  Since inception to December 31, 2006, total expenditures on the White Silver Mountain Project have been $3.79 million, of which $2.3 million was funded by Teck Cominco but credited to the Company.  As of the date of this Annual Information Form Teck Cominco has given up its interest.  The Company’s interest under the agreement has now been capped at 63%.

Gansu Keyin Mining Co. Ltd.

Gansu Keyin was formed to explore and develop the White Silver Mountain property. Gansu Keyin operates the project pursuant to a Sino-foreign co-operative joint venture contract between BNMC and the Company.  Under the terms of the joint venture contract, Gansu Keyin’s board of directors consists of seven directors of which the Company has the right to select four directors, including the chairman. Baiyin has the right to select the remaining three directors.

Due to the Company’s majority ownership and majority representatives on the Gansu Keyin’s board, the Company controls Gansu Keyin’s operations in the ordinary course of business.  However, the following transactions by Gansu Keyin requires the unanimous approval by its board:  (i) terminating or dissolving Gansu Keyin; (ii) selling or mortgaging assets that have a value of 10% of Gansu Keyin’s assets; (iii) increasing or decreasing Gansu Keyin’s registered capital; (iv) borrowing by Gansu Keyin; (v) merging Gansu Keyin; (vi) guaranteeing on behalf of Gansu Keyin; and (vii) establishing organization under the board.  In August, 2003, the Company and BNMC entered into an amendment agreement to the original joint venture contract to stop the earn-in process on the White Silver Mountain project.  Pursuant to the terms of the joint venture contract, the Company has earned a 61% equity interest on the White Silver Mountain project.

Location and Description

The 71.49 square kilometre White Silver Mountain project includes exploration ground in or around a number of past and presently producing properties in the Baiyin Ore Field, located close to the city of Baiyin, in the Province of Gansu Province, China.  Baiyin is located 1,000 kilometres west of the City of Beijing.  The area is fully serviced by road and rail and has the entire required infrastructure to support an active mining operation.  The White Silver Mountain Project is located near the Xiaotieshan deposit which is currently being mined and operated by BNMC.

Gansu Keyin, the joint venture in which the Company has the right to earn an 80% interest, has concluded an agreement to explore the extensions of the mineralized zones being mined at Xiaotieshan as well as any new discoveries in the region.  Drilling and underground exploration undertaken by Gansu Keyin has focused on the area immediately below the Xiaotieshan underground mine testing the downward extensions of the ore lenses being mined by BNMC.  The agreement includes the areas immediately surrounding past and present mine workings but excludes the workings themselves and the BNMC milling and/or smelting operations.

Geological Setting

The volcanogenic massive sulphide deposits in the Baiyin district are hosted in a Cambrian-Ordovician volcanic and volcaniclastic sequence. Mineralization and host rocks are comparable to Rio Tinto district in Spain or the Roseberry deposit in Tasmania, Australia. The deposits at Baiyin are developed at specific favourable horizons within the volcanic sequence and the largest deposit (Zheyaoshan) and third largest (Xiaotieshan) deposit occur along the same stratigraphic horizon.  The volcanic sequence and the tabular ore lenses have been rotated into a near vertical orientation from deformation processes. Metamorphic events have moderately recrystallized ore zones resulting in coarse grained economic sulphide minerals that are amenable to conventional milling and concentrating techniques.

Much of Minco's past exploration effort was focused on testing for the depth extensions of ore zones presently being mined at Xiaotieshan. These efforts were influenced by a perceived westward plunge of the Xiaotieshan ore system. Subsequent interpretation from compilation of a large amount of historical exploration and production data highlighted a rich ore shoot with a vertical to slightly easterly plunge on the east side of the deposit.  This ore shoot remains open at depth and to the east.  Evaluation of a narrow but high grade intersection (XM1544-14) on the west side of the deposit suggests a possible re-appearance of massive sulphide along the Zheyaoshan-Xiaotieshan stratigraphic position. There are no drill holes located at the same depth and west of the Minco's holes.

Environmental Considerations

The Gansu Keyin joint venture agreement specifically excludes any areas of past or present mining activity.  The Company foresees no direct or indirect liabilities arising from the activities of BNMC on its own mine sites.  In the White Silver Mountain underground exploration area, Teck hired BNMC as a contractor to undertake all underground excavation.

BNMC was responsible for the disposal of all mining waste (mainly barren rock) in an environmentally sound manner.  Similarly, it is expected that BNMC would be retained as the mining contractor if the joint venture makes a positive production decision.  BNMC would have operational management of the project and would be responsible for adherence to sound environmental practice.  If smelting is done by BNMC, it would be governed by a standard commercial contract under which the handling and safe disposal of any attendant waste products would be BNMC’s sole responsibility.

2005 Exploration Program

The Company is reviewed its options related to the re-activation of this project in light of a stronger demand for base metals and high prices for all metals including copper, zinc, lead, gold and silver.  There is a particularly high level of interest in the domestic production of these metals in Baiyan District where BNMC’s copper/zinc/lead smelters are located.  The Company considered various options which include proceeding on its own, proceeding with a joint venture partner or funding the project separately.

2006 Exploration Program

Planning was underway to resume drilling in 2006.  The lack of underground drilling equipment in China necessitates use of Minco Gold’s underground drilling unit.  This unit was returned to the project site and inspected to ensure it functioned properly.  Drifting to provide drill access will be required for some targets and other targets can be reached from existing drill stations.  The Company planned to complete approximately 300 metres of underground access drifting, 4 underground diamond drill stations and approximately 5,000 metres of drilling.

2007 Exploration Program

There are two exploration permits which are in good standing.  Both exploration permits expire on February 12, 2008.  On January 31, 2007 the Company announced that it would be proceeding with a reorganization and spin-off of its White Silver Mountain Property to Minco Base Metals Corporation (“Minco Base Metals”) with the intention to build a strong base metals company in China.

The initial ownership of Minco Base Metals will mirror the shareholder base of the Company, on a pro-rata basis, at the time of the reorganization with the ratio and record date to be determined by the Board of Directors of the Company.  It is anticipated that Minco Base Metals will seek a stock exchange listing and complete equity offerings to further develop the White Silver Mountain property and acquire additional base metals properties.  The spin-off will be subject to Shareholder approval at the Company’s next Annual General Meeting & Special Meeting along with meeting certain regulatory requirements.

The Company believes that separating its assets into two companies, with Shareholders holding proportionate interests in each company will provide a significant opportunity to increase overall shareholder value.  The proposed reorganization would provide greater market awareness and opportunities for the Company’s White Silver Mountain Property.  In addition, the separation of the Company’s Base Metals property interests from the Company's Gold property interests will provide both the Company and Minco Base Metals increased flexibility to utilize and exploit their respective assets.

BACKGROUND TO MINING IN CHINA

General Background

China is the world’s fourth-largest country, after Russia, Canada and the United States, with an area of over 9,596,960 square kilometres.  The population of China is estimated at approximately 1.3 billion people.  Industry is the most important sector of the economy of the China, accounting for 52.9 percent of its gross domestic product (“GDP”) in 2004.

The mining industry accounted for an estimated 6 percent of the national industrial output in 2004.  Services accounted for 33.3 percent and agriculture accounted for the remaining 13.8 percent of GDP in 2004.  In 2003, agriculture accounted for 49 percent of employment, while industry employed 22 percent and services 29 percent, with the mining industry employing more than 20 million people.  Since 1978, China has been moving from a planned economy to a more open, market-oriented system, with the result that the economic influence of privately owned enterprises and foreign investors has been steadily increasing.  The result of this economic development has been the quadrupling of GDP since 1978.

Agricultural output doubled in the 1980s, and industry has posted major gains, especially in coastal provinces, where foreign investment has helped spur output of both domestic and export goods.  Growth has not been without setbacks, as issues such as inflation, excessive capital investment, inefficient state owned enterprises and banks, and deterioration in the environment have periodically caused the State to backtrack, re-tightening central controls from time to time.  The Chinese legal system is comprised of written statutes and the interpretation of these statutes by the People’s Supreme Court.  The General Principles of the Civil Law of the PRC has been in effect since January 1, 1987.  Continuing efforts are being made to improve civil, administrative, criminal and commercial law especially since China’s accession into the WTO.  This includes the development of laws governing foreign investment in China, including a regime for sino-foreign cooperative joint ventures and increased foreign participation in mineral resource exploration and mining.

Foreign Investment

Direct foreign investment in China usually takes the form of equity joint ventures (“EJVs”), co-operative joint ventures (“CJVs”) and wholly foreign-owned enterprises. These investment vehicles are collectively referred to as foreign investment enterprises (“FIEs”).

An EJV is a Chinese legal person and consists of at least one foreign party and at least one Chinese party.  The EJV generally takes the form of a limited liability company.  It is required to have a registered capital to which each party to the EJV subscribes.  Each party to the EJV is liable to the EJV up to the amount of the registered capital subscribed by it.  The profits, losses and risks of the EJV are shared by the parties in proportion to their respective contributions to the registered capital.  There are also rules and regulations governing specific aspects of EJVs or FIEs, including capital contribution requirements, debt-equity ratio, foreign exchange control, labor management, land use and taxation.  Unlike an EJV, a CJV may be, but need not be, incorporated as a separate legal entity.  The relationship between the parties is contractual in nature.  The rights, liabilities and obligations of the parties are governed by the CJV contract, as is each party’s share of the goods produced or profits generated.  A CJV is considered a legal person with limited liability if it is incorporated as a separate legal entity.

The establishment of FIEs requires the approval of various Chinese government authorities. Generally, the approval authority is determined on the basis of the total amount of investment involved and the location of the project in question. The State Council must approve restricted foreign invested projects having an investment of US$100 million or more, encouraged and permitted foreign investment projects having an investment of US$500 million or more.  Subject to the above, the State Development and Reform Commission and the Ministry of Commerce are authorized by the State Council to approve foreign investment projects under restricted catalogue having an investment of US$50 million or more, and foreign investment projects under the encouraged or permitted catalogue having an investment of US$100 million or more. Provincial authorities are authorized to approve projects less than the above thresholds under various catalogues.  However, companies which conduct exploration or mining will be required to obtain the approval of the Ministry of Commerce as required by doc. 70 issued by the State of Council in 2000.

Co-operative Joint Ventures

Cooperative joint ventures (“CJVs”) are a form of foreign direct investment in China and are governed by the Law of the PRC on Sino-foreign Cooperative Joint Ventures (implemented in 1988 and revised in 2000) and the PRC Sino-foreign Cooperative Joint Venture Law Implementing Rules (implemented in 1995) (collectively the “CJV Law”).

Foreign investment in mining in China may also take the form of sino-foreign equity joint ventures or wholly foreign owned enterprises.  The CJV Law permits a CJV to choose to operate as a “legal person” by forming a limited liability company, subject to approval by relevant governmental authorities.

In that case, the limited liability company owns all of the CJV’s assets, and the liabilities of the investor are limited as provided in the cooperative joint venture contract entered into between them.  The CJV Law requires investors in a CJV to make an investment or other contribution, which may take the form of cash, material, technology, land use rights, or other property rights.

Investors must satisfy their contribution obligations within the time frame prescribed by their joint venture contract subject to applicable PRC regulations.  Failure to satisfy contribution obligations by investors may lead to penalty and even to the business license being revoked by the governmental authorities.  Profits of a CJV are distributed as agreed by investors in the CJV contract and distributions need not be proportionate to each investor’s contributions. The CJV contract also determines how liquidation proceeds are to be distributed when the CJV contract is terminated.

Ownership and Regulation of Mineral Resources

Exploration for and exploitation of mineral resources in China is governed by the Mineral Resources Law of the PRC of 1986, amended effective January 1, 1997, and the Implementation Rules for the Mineral Resources Law of the PRC, effective March 26, 1994.

In order to further implement these laws, on February 12, 1998, the State Council issued three sets of regulations: (i) Regulation for Registering to Explore Mineral Resources Using the Block System, (ii) Regulation for Registering to Mine Mineral Resources, and (iii) Regulation for Transferring Exploration and Mining Rights (together with the mineral resources law and implementation rules being referred to herein as the “Mineral Resources Law”).  Under the Mineral Resources Law, the Ministry of Land and Resources (“MOLAR”) is charged with supervision nationwide of mineral resources prospecting and development.

The mineral resources administration authorities of provinces, autonomous regions and municipalities, under the jurisdiction of the State, are charged with supervision of mineral resources prospecting and development in their respective administration areas.  The people’s governments of provinces, autonomous regions and municipalities, under the jurisdiction of the State, are charged with coordinating the supervision by the mineral resources administration authorities on the same level.  The Mineral Resources Law, together with the Constitution of the PRC, provides that mineral resources are owned by the State, and the State Council, the highest executive body of the State, regulates mineral resources on behalf of the State.  The ownership of the State includes the rights to: (i) occupy, (ii) use, (iii) earn, and (iv) dispose of, mineral resources, regardless of the rights of owners or users of the land under which the mineral resources are located.

Therefore, the State is free to authorize third parties to enjoy its rights to legally occupy and use mineral resources and may collect resource taxes and royalties pursuant to its right to earn.  In this way, the State can direct and regulate the development and use of the mineral resources of China.

Mineral Resources Permits

The Provisions in Guiding Foreign Investment and the Industrial Catalogue in Guiding Foreign Investment, which were updated on April 1, 2002 and January 1, 2005 (collectively the “Investment Guiding Regulations”) govern foreign investment in China and categorize industries into four types where foreign investment is: (i) encouraged, (ii) permitted, (iii) restricted, or (iv) prohibited.  In mining industries, “encouraged” projects include the exploration and mining of coal (and its derived resources), iron, manganese, copper and zinc minerals, etc.  “Restricted” projects include the exploration and mining of the minerals of tin, antimony and other noble metals including gold and silver, etc.   “Prohibited” projects include the exploration and mining of radioactive minerals, and rare earth.  Foreign investment is “permitted” if the exploration and mining of the minerals is not included in the other three categories.  Subject to the Investment Guiding Regulations, foreign investment in the exploration and mining of minerals is generally encouraged, in particular in relation to minerals in the western region of China.  Until January, 2000, the production, purchasing, distributing, manufacturing, using, recycling, import and export of silver was strictly regulated by the Regulations of the People’s Republic of China on the Control of Gold and Silver.

Since then however, China’s silver market has been fully opened and silver is now treated as a commodity not subject to any special control or restrictive regulation by the State.  However, foreign investment in the exploration and mining of silver remains restricted.  China has adopted, under the Mineral Resources Law, a licensing system for the exploration and exploitation of mineral resources.  MOLAR and its authorized provincial or local departments are responsible for approving applications for exploration permits and mining permits.  The approval of MOLAR is also required to transfer those rights.

Applicants must meet certain conditions for qualification set by the State.  Pursuant to the Mineral Resources Law, the applicant for a mining right must present stated documents, including a plan for development and use of the mineral resources and an evaluation report of the environmental impact thereof.

The Mineral Resources Law allows individuals to excavate sporadic resources, sand, rocks and clay for use as materials for construction and a small quantity of mineral resources for sustenance.  However, individuals are prohibited from mining mineral resources that are more appropriate to be mined in scale by an enterprise, the specified minerals that are subject to protective mining by the State and certain other designated mineral resources, as may be determined by MOLAR.  Once granted, all exploration and mining rights are protected by the State from encroachment or disruption under the Mineral Resources Law.  It is a criminal offence to steal, seize or damage exploration facilities, or disrupt the working order of exploration areas.

Exploration Rights

Exploration permits are registered and issued to “licensees”.  The period of validity of an “Exploration Permit” can be no more than three years.  The Exploration Permit area is described by a “basic block”.  An Exploration Permit for metallic and non-metallic minerals has a maximum of 40 basic blocks.  When a mineral that is capable of economic development is discovered, the licensee may apply for the right to develop such mineral.  The period of validity of an “Exploration Permit” can be extended by application and each extension can be no more than two years in duration.  During the term of the Exploration Permit, the licensee has the privileged priority to obtain the mining right to the mineral resources in the exploration area covered by the Exploration Permit, provided the licensee meets the conditions of qualification for mining rights holders.  Further, the licensee has the rights, among others, to: (i) explore without interference within the area under permit during the permit term, (ii) construct exploration facilities, and (iii) pass through other exploration areas and adjacent ground to access the permitted area.

After the licensee acquires the Exploration Permit, the licensee is obliged to, among other things: (i) start exploration within the prescribed term, (ii) explore according to a prescribed exploration work scheme, (iii) comply with State laws and regulations regarding labour safety, water and soil conservation, land reclamation and environmental protection, (iv) make detailed reports to local and other licensing authorities, (v) close and occlude the wells arising from prospect work, (vi) take other measures to protect against safety concerns after the prospect work is completed, and (vii) complete minimum exploration expenditures as required by the Regulations for Registering to Explore Resources Using the Block.

Mining Rights

Holders of mining rights, or “concessionaires”, are granted licenses to mine for maximum terms of 10 to 30 years, based on magnitude of the mining project.  The concessionaires may extend the term of a mining license with an application at least 30 days prior to expiration of the term.  The user fee for the mining right is equal to RMB 1,000 per square kilometre per year.  Where there is any prior State investment in or State sponsored geological work conducted on a mineral property, the State must be compensated based on the assessed value of the State input before mining rights can be granted.  Concessionaires enjoy the rights, among others, to: (i) conduct mining activities during the term and within the mining area prescribed by the mining license, (ii) sell mineral products (except for mineral products that the State Council has identified for unified purchase by designated units), (iii) construct production and living facilities within the mine area, and (iv) use the land necessary for production and construction, in accordance with applicable law.

Concessionaires are obliged to, among other things: (i) conduct mine construction or mining activities within a defined time period, (ii) conduct efficiently production, rational mining and comprehensive use of the mineral resources, (iii) pay resources tax and mineral resources compensation (royalties) pursuant to law, (iv) comply with State laws and regulations regarding labour safety, water and soil conservation, land reclamation and environmental protection, (v) be subject to the supervision and management from both the departments in charge of geology and mineral resources, and (vi) complete and present mineral reserves forms and mineral resources development and use statistics reports, according to applicable law.

Transferring Exploration and Mining Rights

A mining enterprise may transfer its exploration or mining rights to others, subject to the approval of MOLAR or its authorized departments at provincial or local level, as the case may be.  An Exploration Permit may only be transferred if the transferor has: (i) held the Exploration Permit for two years as of the issue date, or discovered minerals in the exploration block, which are able to be explored or mined further, (ii) a valid and subsisting Exploration Permit, (iii) completed the stipulated minimum exploration expenditure, (iv) paid the user fees and the price for prospect rights pursuant to the relevant regulations, and (v) obtained the necessary approval from the authorized department in charge of the minerals.  Mining rights may only be transferred if the transferor needs to change the ownership of such mining rights because it is: (i) engaging in a merger or split, (ii) entering into equity or cooperative joint ventures with others, (iii) selling its enterprise assets, or (iv) engaging in a similar transaction that will lead to the alteration of the property ownership of the enterprise. A Mining Permit may only be transferred if the transferor has: (i) commenced production for no less than one year, (2) a valid and subsisting Mining Permit without title dispute, and (iii) paid the user fees,  the price for the mining right, resource tax and mineral resource compensation pursuant to laws.

Environmental Laws

In the past ten years, laws and policies for environmental protection in China have moved towards stricter compliance and stronger enforcement. The basic laws in China governing environmental protection in the mineral industry sector of the economy are the Environmental Protection Law, the Environment Impact Assessment Law and the Mineral Resources Law.  The State Administration of Environmental Protection and its provincial counterparts are responsible for the supervision of implementation and enforcement of environment protection laws and regulations.  Provincial governments also have the power to issue implementing rules and policies in relation to environmental protection in their respective jurisdictions.  Applicants for mining rights must submit environmental impact “assessments” and those projects that fail to meet environmental protection standards will not be granted licenses.

In addition, after exploration the licensee must perform water and soil maintenance and take steps towards environmental protection.  After the mining rights have expired or the concessionaire stops mining during the permit period and the mineral resources have not been fully developed, the concessionaire shall perform water and soil maintenance, land recovery and environmental protection in compliance with original development scheme, or must pay the costs of land recovery and environmental protection.  After closing, the mining enterprises shall perform water and soil maintenance, land recovery and environmental protection in compliance with mine closure approval reports, or must pay the costs of land recovery and environmental protection.

Chinese-Foreign Co-Operative Joint Ventures

Legal Framework

Each of the various joint venture entities through which the Company may carry out business in China has been or will be formed under the laws of China as a sino-foreign co-operative joint venture enterprise and is or will be a legal person with limited liability.  All joint ventures entered into, or to be entered into, by the Registrant must be approved by both the Ministry of Commerce (“MOC”) and the State Development and Reform Commission (“SDRC”) in Beijing or their provincial bureaus.

The establishment and activities of each of the Company’s joint venture entities are governed by the law of the People’s Republic of China on sino-foreign co-operative joint ventures and the regulations promulgated thereunder (the “China Joint Venture Law”).  As with all sino-foreign co-operative joint venture enterprises, the Company’s joint venture enterprises will be subject to an extensive and reasonably well-developed body of statutory law relating to matters such as establishment and formation, distribution of revenues, taxation, accounting, foreign exchange and labor management.

On January 1, 1997, an amendment to the Mineral Resources Law of China became effective.  Among other things, the amended law deals with foreign ownership of Chinese mines and mineral rights, and allows, under some circumstances, the transfer of exploration rights and mining rights.  Pursuant to this law, new regulations were made effective on February 12, 1998.  The MOLAR, administers a new computerized central mineral title registry established in Beijing, which has streamlined the application for exploration and mining permits.  Under existing laws, in order to form a mining joint venture, foreign companies always complete two levels of agreements. In general, the first level of agreement is a letter of intent or a memorandum of understanding, which sets forth broad areas of mutual co-operation.

The second level of agreement is a joint venture contract that sets out the entire agreement among the parties and contemplates the establishment of a “Chinese Legal Person,” a separate legal entity.  Before a joint venture can be created, an assessment or feasibility study of the proposed joint venture must be prepared and approved by the SDRC or its provincial bureau. Therefore, upon completing a co-operation agreement, the parties prepare a feasibility study of the proposed joint venture and submit this feasibility study to the SDRC for the project verification, the granting of which depends upon whether the proposed project broadly conforms to the economic policy issued by the government and any prescribed regulations.

Upon receiving this approval in principle, the parties then negotiate and prepare a joint venture contract and submit it to the MOC, or its provincial bureaus, which approves the specific terms of all joint venture contracts between Chinese and foreign parties.  Within one month after the receipt of a certificate of approval from MOC, a joint venture must register with the State Administration of Industry and Commerce (the “SAIC”).

Upon registration of the joint venture, a business license is issued to the joint venture.  The joint venture is officially established on the date on which its business license is issued.  Following the receipt of its business license, the joint venture applies to the MOLAR to approve and grant to the joint venture its exploration permits and/or mining licenses.

Governance and Operations

Governance and operations of a sino-foreign cooperative joint venture enterprise are governed by the Chinese joint venture law, the parties’ joint venture agreement and by the articles of association of each joint venture entity.  Pursuant to relevant Chinese laws, certain major actions of the joint venture entity require unanimous approval by all of the directors present at the meeting called to decide upon actions, such as amendments to the joint venture agreement and the articles of association; increase in, or assignment of, the registered capital of the joint venture; a merger of the joint venture with another entity; or the termination and dissolution of the joint venture enterprise.

Term

Under the joint venture agreement, the parties will agree to a term of the joint venture enterprise from the date a business license is granted.  However, the term may be extended with the unanimous approval of the board of directors of the joint venture entity and the approval of the relevant Chinese governmental entities.

Employee Matters

Each joint venture entity is subject to the Chinese employment laws and regulations.  In compliance with these laws and regulations, the management of the joint venture enterprise may hire and discharge employees and make other determinations with respect to wages, welfare, insurance and discipline of its employees.  Generally, in the joint venture agreement, the standard of salary, social welfare insurance and traveling expenses of senior management will be determined by the board of directors of the joint venture entity.  In addition, the joint venture will establish a special fund for enterprise development, employee welfare and incentive fund, and a general reserve.  The amount of after-tax profits allocated to the special funds is determined at the discretion of the board of directors on an annual basis.

Distributions

After provision for a reserve fund, an enterprise development fund and an employee welfare and incentive fund, and after provision for taxation, the profits of a joint venture enterprise will be available for distribution to the Company and its other shareholders, such distribution to be authorized by the board of directors of the joint venture entity.

Assignment of Interest

Under joint venture agreements and the Chinese Joint Venture Law, any assignment of an interest in a joint venture entity must be approved by the relevant governmental authorities.  The China Joint Venture Law also provides for pre-emptive rights and consent of the other party for proposed assignments by one party to a third party.

Liquidation

Under the Chinese Joint Venture Law and joint venture agreements, the joint venture entity may be liquidated in certain limited circumstances including the expiry of its term or any term of extension, inability to continue operations due to severe losses, failure of a party to honor its obligations under the joint venture agreement and articles of association in such a manner as to impair the operations of Chinese governmental entitles and force majeure.

Resolution of Disputes

In the event of a dispute between the parties, attempts will be made to resolve the dispute through consultation.  This is the practice in China and the Company believes that its relationship with Chinese governmental entities is such that it will be able to maintain a good working relationship with respect to the operations of its joint venture enterprises.  In the absence of a friendly resolution of any dispute, the parties may agree that the matter will be settled by an arbitration institute.  The parties may jointly select an arbitration institution to resolve disputes in the joint venture contract if it has been stated in the joint venture contract or when the dispute is raised.  Awards of the arbitration institute are enforceable in accordance with the laws of China by Chinese courts.   In the absence of a valid arbitration agreement, both parties or either party may decide to resort to Chinese courts to resolve disputes between the parties over the terms of the joint venture contract.

Expropriation

The Chinese Joint Venture Law also provides that China generally will not nationalize and requisition enterprises with foreign investment.  However, in special circumstances where demanded by social public interest, enterprises with foreign investment may be requisitioned by legal procedures, but appropriate compensation will be paid.

Division of Revenues

Revenues derived from operating joint ventures, once all necessary agreements, permits and licenses are obtained, will be divided between the Company and the entities which are parties to the joint venture according to the terms of each individual joint venture, which terms will vary from project to project.  The Company will be subject to various taxes on its revenues.

RISK FACTORS

In addition to the other information presented in this Annual Report, you should consider the following carefully in evaluating the Company and its business.  This Annual Report contains forward-looking statements that involve risks and uncertainties.  The Company’s actual results may differ materially from the results discussed in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, those discussed below and elsewhere in this Annual Report.

Limited Operating History

The Company has no history of earnings and there are no known commercial quantities of mineral reserves on the Company’s property. Accordingly it is not possible to predict when, if at all, the Company will generate revenues or income from its operations.

Exploration and Development is a Speculative Business

Resource exploration and development is a speculative business, characterized by a number of significant risks including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits that, though present, are insufficient in quantity and quality to return a profit from production.

The marketability of minerals acquired or discovered by the Company may be affected by numerous factors which are beyond the control of the Company and which cannot be accurately predicted, such as market fluctuations, the proximity and capacity of milling facilities, mineral markets and processing equipment, the availability of mining equipment, and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals, and environmental protection, the combination of which factors may result in the Company not receiving an adequate return of investment capital.

All of the properties in which the Company has an interest or a right to acquire an interest are in the exploration stages only and are without a known body of commercial ore. Development of the subject mineral properties would follow only if favourable exploration results are obtained. The business of exploration for minerals and mining involves a high degree of risk. Few properties that are explored are ultimately developed into producing mines.

There is no assurance that the Company’s mineral exploration and development activities will result in any discoveries of commercial bodies of ore. The long-term profitability of the Company’s operations will in part be directly related to the costs and success of its exploration programs, which may be affected by a number of factors.  Substantial expenditures are required to establish reserves through drilling and to develop the mining and processing facilities and infrastructure at any site chosen for mining. Although substantial benefits may be derived from the discovery of a major mineralized deposit, no assurance can be given that minerals will be discovered in sufficient quantities to justify commercial operations or that funds required for development can be obtained on a timely basis.

No Assurance of Production

Mineral exploration is highly speculative in nature, involves many risks, and frequently does not lead to the discovery of commercial reserves of minerals. While the rewards can be substantial if commercial reserves of minerals are found, there can be no assurance that the Company's past or future exploration efforts will be successful, that any production therefrom will be obtained, or that any such production which is attempted will be profitable.

Industry Specific Risks

The exploration, development, and production of minerals are capital-intensive businesses, subject to the normal risks and capital expenditure requirements associated with mining operations, which even a combination of experience, knowledge and careful evaluation may not be able to overcome.

Factors Beyond Company's Control

Discovery, location and development of mineral deposits depends upon a number of factors, not the least of which is the technical skill of the exploration personnel involved. The exploration and development of mineral properties and the marketability of any minerals contained in such properties will also be affected by numerous factors beyond the control of the Company. These factors include government regulation, high levels of volatility in market prices, availability of markets, availability of adequate transportation and refining facilities and the imposition of new or amendments to existing taxes and royalties. The effect of these factors cannot be accurately predicted.

Uninsured Risks

The Company’s mining activities are subject to the risks normally inherent in mineral exploration, including but not limited to environmental hazards, industrial accident, flooding, periodic or seasonal interruptions due to climate and hazardous weather conditions, and unusual or unexpected formations. Such risks could result in damage to or destruction of mineral properties or production facilities, personal injury, environmental damage, delay in mining and possible legal liability.

The Company may become subject to liability for pollution and other hazards against which it cannot insure or against which it may elect not to insure because of high premium costs or other reasons. The payment for such liabilities would reduce the funds available for exploration and mining activities and may have a material impact on the Company's financial position.

Currency Exchange Rates

The Company maintains its accounts in US dollar, Canadian dollar and Renminbi (RMB) denominations. The government of the PRC maintained the exchange rate between the RMB and the US dollar as a constant until July 2005 and thus exchange rates between the Canadian dollar and the RMB fluctuated in tandem with the changing exchange rates between the US and Canadian dollars. Since July 2005, the value of the RMB has been tied to a basket of currencies of China’s largest trading partners. Given that most of Minco Silver's expenditures are currently and are anticipated to be incurred in U.S. dollars and RMB, Minco Silver is subject to foreign currency fluctuations which may materially affect its financial position and operating results. The Company does not currently have a formal hedging program to mitigate foreign currency exchange risks.

Competition

The precious metal minerals exploration industry and mining business are intensely competitive. The Company competes with numerous other companies and individuals in the search for and the acquisition of attractive precious metal mining properties. Many of these competitors have substantially greater technical and financial resources than the Company. Competition could adversely affect the Company’s ability to acquire suitable properties or prospects in the future.

Future Financing

The Company has limited financial resources and has no assurance that additional funding will be available to it for further exploration and development of its projects. There can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favourable. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of its projects with the possible loss of such properties.

Uncertainty of Estimates

Resource and reserve estimates of minerals are inherently imprecise and depend to some extent on statistical inferences drawn from limited drilling, which may prove unreliable. Although estimated recoveries are based upon test results, actual recovery may vary with different rock types or formations in a way which could adversely affect operations.

Management and Directors

The success of the Company is currently largely dependent on the performance of its officers. The loss of the services of these persons will have a materially adverse effect on the Company’s business and prospects. There is no assurance the Company can maintain the services of its officers or other qualified personnel required to operate its business. Failure to do so could have a material adverse affect on the Company and its prospects. The Company has not purchased any “key-man” insurance with respect to any of its directors or officers to the date hereof. The loss of any key officer of the Company could have an adverse impact on the Company, its business and its financial position.

Potential Conflicts of Interest

None of the Company’s officers and directors devotes their full-time efforts to the Company. Certain members of the Company’s board and officers of the Company also serve as officers or directors of other companies involved in natural resource exploration and development. Consequently, there exists the possibility that those directors and officers may be in a position of conflict. In particular, Ken Z. Cai and William Meyer are directors of and serve in management in each of the Company and Minco Silver.

In addition, Matthew Kavanagh serves as Chief Financial Officer and Mark Orsmond serves as Vice President, Corporate Development with both the Company and Minco Silver Corporation. Any decision made by those directors and officers will be made in accordance with their duties and obligations to deal fairly and in good faith with the Company and such other companies. In addition, such directors and officers will declare, and refrain from voting on, any matter in which such directors or officers may have a conflict of interest. Nevertheless, there remains the possibility that the best interests of the Company will not be served because its directors and officers have other commitments.

Fluctuating Mineral Prices

Factors beyond the control of the Company may affect the marketability of metals discovered, if any. Metal prices have fluctuated widely, particularly in recent years. The effect of these factors cannot be predicted.

The Mining Industry Is Highly Speculative

The Company is engaged in the exploration for minerals which involves a high degree of geological, technical and economic uncertainty because of the inability to predict future mineral prices, as well as the difficulty of determining the extent of a mineral deposit and the feasibility of extracting it without the expenditure of considerable money.

Risks Related to Doing Business in China

Various matters that are specific to doing business in China may create additional risks or increase the degree of such risks associated with the Company’s activities.  These risks are discussed below.

PRC Political and Economic Considerations

The business operations of the Company will be located in, and the revenues of the Company derived from activities in, the PRC. Likewise, the Company’s operations in the PRC are currently conducted through and with the assistance of Minco China, a Chinese company. Accordingly, the business, financial condition and results of operations of the Company could be significantly and adversely affected by economic, political and social changes in the PRC. The economy of the PRC has traditionally been a planned economy, subject to five-year and annual plans adopted by the state, which set down national economic development goals. Since 1978, the PRC has been moving the economy from a planned economy to a more open, market-oriented system. The economic development of the PRC is following a model of market economy under socialism. Under this direction, it is expected that the PRC will continue to strengthen its economic and trading relationships with foreign countries and that business development in the PRC will follow market forces and the rules of market economics. However, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. In addition, there is no guarantee that a major turnover of senior political decision makers will not occur, or that the existing economic policy of the PRC will not be changed. A change in policies by the PRC could adversely affect the Company’s interests in China by changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports and sources of supplies, or the expropriation of private enterprises.

In order to conduct exploration and development of mineral deposits in the PRC, resource companies are required to obtain licenses and permits from the relevant authorities in the PRC, including a business license which authorizes companies to carry on business in the PRC. The business license of Minco China is subject to an annual review process pursuant to which it must pass annual inspections of the Administration for Industry and Commerce in the PRC. As a result, if Minco China does not pass its annual review it will not be authorized to carry on business in the PRC which may adversely affect the Company’s interests in its properties. The Company believes that it and Minco China are operating in compliance with all applicable rules and regulations.

The purpose set out in Minco China’s articles of association includes, among other things, the application of advances and appropriate exploration and mining technology and scientific methods to develop mine exploration and development software and technology, improve exploration precision and accuracy, and to reduce exploration risks.  Minco China’s scope of business according to its articles of association includes, among others, the exploration of mineral deposits, development of exploration technology, and the development of software for mine exploration and development.  However, Minco China’s approved business scope contained in its business licence does not clearly state that Minco China is approved to conduct exploration and mining business because Minco China has not obtained the approval from the Ministry of Commerce for its exploration and mining business.  Minco China has applied to amend the scope of its business to more clearly include mining exploration and development.  Minco China’s application has been approved by the Beijing Metropolitan Department of Commerce and is subject to the final approval of the Ministry of Commerce.  While Minco China expects that its business scope application will be approved, no guarantee can be given that the Ministry of Commerce approval will ultimately be obtained.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing operations and activities of companies engaged in mineral resource exploration and development, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.  The Company’s various property interests and potential property rights in the PRC involve various Chinese state-sector entities, including the GGEDC and 757 Team, whose actions and priorities may be dictated by government policies, instead of purely commercial considerations.

Additionally, companies (such as Minco China) with a foreign ownership component operating in the PRC may be required to work within a framework which is different to that imposed on domestic Chinese companies. The Chinese government is opening up opportunities for foreign investment in mining projects and this process is expected to continue. However, if the Chinese government should reverse this trend and impose greater restrictions on foreign companies, the Company’s business and future earnings could be negatively affected.

PRC Legal System and Enforcement

Most of the material agreements to which the Company or its affiliates are party or will be party in the future with respect to mining assets in the PRC are expected to be governed by Chinese law and some may be with Chinese governmental entities. The PRC legal system embodies uncertainties that could limit the legal protection available to the Company and its shareholders. The outcome of any litigation may be more uncertain than usual because: (i) the experience of the PRC judiciary is relatively limited, and (ii) the interpretation of PRC laws may be subject to policy changes reflecting domestic political changes.

The laws that do exist are relatively recent and their interpretation and enforcement involve uncertainties, which could limit the available legal protections. Even where adequate law exists in the PRC, it may be impossible to obtain swift and equitable enforcement of such law or to obtain enforcement of judgments by a court of another jurisdiction. The inability to enforce or obtain a remedy under such agreements would have a material adverse impact on the Company.

Many tax rules are not published in the PRC, and those that are published can be ambiguous and contradictory, leaving a considerable amount of discretion to local tax authorities. PRC currently offers tax and other preferential incentives to encourage foreign investment.

However, the tax regime of the PRC is undergoing review and there is no assurance that such tax and other incentives will continue to be available. There is also no guarantee that the pursuit of economic reforms by the State will be consistent or effective and as a result, changes in the rate or method of taxation, reduction in tariff protection and other import restrictions, and changes in state policies affecting the mining industry may have a negative effect on its operating results and financial condition.

Environmental Considerations

Although the PRC has enacted environmental protection legislation to regulate the mining industry, due to the very short history of this legislation, national and local environmental protection standards are still in the process of being formulated and implemented. The legislation provides for penalties and other liabilities for the violation of such standards and establishes, in certain circumstances, obligations to rehabilitate current and former facilities and locations where operations are being or have been conducted.

The Company believes that there are not outstanding notices, orders or directives from central or local environmental protection agencies or local government authorities alleging any breach of national or local environmental quality standards by Minco China, GGEDC, the 757 Team or any other party in respect of the Fuwan Property. Although the Company intends to fully comply with all environmental regulations, there is a risk that permission to conduct exploration and development activities could be withdrawn temporarily or permanently where there is evidence of serious breaches of such standards.

Reliability of Information

While the information contained herein regarding the PRC has been obtained from a variety of sources, including government and private publications, independent verification of this information is not available and there can be no assurance that the sources from which it is taken or on which it is based are wholly reliable.

Ownership and Regulation of Mineral Resources is subject to extensive government regulation

Ownership of land in China remains with the States and the State, at the national, regional and local levels, is extensively involved in the regulation of exploration and mining activities. Transfers of exploration and mining rights are also subject to governmental approval.  Failure or delays in obtaining necessary approvals could have a materially adverse affect on the financial condition and results of operations of the Company. Nearly all mining projects in the PRC require government approval. There can be no certainty that any such approvals will be granted (directly or indirectly) to Minco China in a timely manner, or at all.  There is no assurance that the Company’s mineral exploration and development activities will result in any discoveries of commercial bodies of ore. The long-term profitability of the Company’s operations will in part be directly related to the costs and success of its exploration programs, which may be affected by a number of factors.

Risks Related to Doing Business in China

Various matters that are specific to doing business in China may create additional risks or increase the degree of such risks associated with the Company’s activities.  These risks are discussed below.

PRC Political and Economic Considerations

The business operations of the Company will be located in, and the revenues of the Company derived from activities in, the PRC. Likewise, the Company’s operations in the PRC are currently conducted through and with the assistance of Minco China, a Chinese company. Accordingly, the business, financial condition and results of operations of the Company could be significantly and adversely affected by economic, political and social changes in the PRC. The economy of the PRC has traditionally been a planned economy, subject to five-year and annual plans adopted by the state, which set down national economic development goals. Since 1978, the PRC has been moving the economy from a planned economy to a more open, market-oriented system.

The economic development of the PRC is following a model of market economy under socialism. Under this direction, it is expected that the PRC will continue to strengthen its economic and trading relationships with foreign countries and that business development in the PRC will follow market forces and the rules of market economics. However, the Chinese government continues to play a significant role in regulating industry by imposing industrial policies. In addition, there is no guarantee that a major turnover of senior political decision makers will not occur, or that the existing economic policy of the PRC will not be changed. A change in policies by the PRC could adversely affect the Company’s interests in China by changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports and sources of supplies, or the expropriation of private enterprises.

In order to conduct exploration and development of mineral deposits in the PRC, resource companies are required to obtain licenses and permits from the relevant authorities in the PRC, including a business license which authorizes companies to carry on business in the PRC. The business license of Minco China is subject to an annual review process pursuant to which it must pass annual inspections of the Administration for Industry and Commerce in the PRC. As a result, if Minco China does not pass its annual review it will not be authorized to carry on business in the PRC which may adversely affect the Company’s interests in the Fuwan Property. The Company believes that it and Minco China are operating in compliance with all applicable rules and regulations.

The purpose set out in Minco China’s articles of association includes, among other things, the application of advances and appropriate exploration and mining technology and scientific methods to develop mine exploration and development software and technology, improve exploration precision and accuracy, and to reduce exploration risks.  Minco China’s scope of business according to its articles of association includes, among others, the exploration of mineral deposits, development of exploration technology, and the development of software for mine exploration and development.

However, Minco China’s approved business scope contained in its business licence does not clearly state that Minco China is approved to conduct exploration and mining business because Minco China has not obtained the approval from the Ministry of Commerce for its exploration and mining business.  Minco China has applied to amend the scope of its business to more clearly include mining exploration and development.  Minco China’s application has been approved by the Beijing Metropolitan Department of Commerce and is subject to the final approval of the Ministry of Commerce.  While Minco China expects that its business scope application will be approved, no guarantee can be given that the Ministry of Commerce approval will ultimately be obtained.

Failure to comply with applicable laws, regulations, and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing operations and activities of companies engaged in mineral resource exploration and development, or more stringent implementation thereof, could have a material adverse impact on the Company and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

The Company’s various property interests and potential property rights in the PRC involve various Chinese state-sector entities, including the GGEDC and 757 Team, whose actions and priorities may be dictated by government policies, instead of purely commercial considerations.  Additionally, companies (such as Minco China) with a foreign ownership component operating in the PRC may be required to work within a framework which is different to that imposed on domestic Chinese companies. The Chinese government is opening up opportunities for foreign investment in mining projects and this process is expected to continue. However, if the Chinese government should reverse this trend and impose greater restrictions on foreign companies, the Company’s business and future earnings could be negatively affected.

PRC Legal System and Enforcement

Most of the material agreements to which the Company or its affiliates are party or will be party in the future with respect to mining assets in the PRC are expected to be governed by Chinese law and some may be with Chinese governmental entities. The PRC legal system embodies uncertainties that could limit the legal protection available to the Company and its shareholders. The outcome of any litigation may be more uncertain than usual because: (i) the experience of the PRC judiciary is relatively limited, and (ii) the interpretation of PRC laws may be subject to policy changes reflecting domestic political changes.

The laws that do exist are relatively recent and their interpretation and enforcement involve uncertainties, which could limit the available legal protections. Even where adequate law exists in the PRC, it may be impossible to obtain swift and equitable enforcement of such law or to obtain enforcement of judgments by a court of another jurisdiction. The inability to enforce or obtain a remedy under such agreements would have a material adverse impact on the Company.

Many tax rules are not published in the PRC, and those that are published can be ambiguous and contradictory, leaving a considerable amount of discretion to local tax authorities. PRC currently offers tax and other preferential incentives to encourage foreign investment. However, the tax regime of the PRC is undergoing review and there is no assurance that such tax and other incentives will continue to be available. There is also no guarantee that the pursuit of economic reforms by the State will be consistent or effective and as a result, changes in the rate or method of taxation, reduction in tariff protection and other import restrictions, and changes in state policies affecting the mining industry may have a negative effect on its operating results and financial condition.

Environmental Considerations

Although the PRC has enacted environmental protection legislation to regulate the mining industry, due to the very short history of this legislation, national and local environmental protection standards are still in the process of being formulated and implemented. The legislation provides for penalties and other liabilities for the violation of such standards and establishes, in certain circumstances, obligations to rehabilitate current and former facilities and locations where operations are being or have been conducted.  The Company believes that there are not outstanding notices, orders or directives from central or local environmental protection agencies or local government authorities alleging any breach of national or local environmental quality standards by Minco China, GGEDC, the 757 Team or any other party in respect of the Fuwan Property. Although the Company intends to fully comply with all environmental regulations, there is a risk that permission to conduct exploration and development activities could be withdrawn temporarily or permanently where there is evidence of serious breaches of such standards.

Reliability of Information

While the information contained herein regarding the PRC has been obtained from a variety of sources, including government and private publications, independent verification of this information is not available and there can be no assurance that the sources from which it is taken or on which it is based are wholly reliable.

Title to Properties

The ability of the Company to carry out successful mining activities will depend on a number of factors. One of the most critical factors will be the ability of the Company to obtain tenure to the satisfaction of international lending institutions. While commitments to transfer or issue required permits and licences may have been made by the relevant statutory bodies, the transfer or issuance of any such licenses must be in accordance with PRC law and in particular the relevant mining legislation. Conditions imposed by the PRC government as well as PRC mining legislation generally must also be complied with. No assurances can be given that these tenures will be granted to the Company through Minco China, or if they are granted, that the Company, through Minco China, will be in a position to comply with all conditions that are imposed.

Furthermore, while it is common practice that permits and licenses may be renewed or transferred into other forms of licenses appropriate for ongoing operations, no assurance can be given that a renewal or a transfer will be granted to the Company, through Minco China, or, if they are granted, that the Company, through Minco China, will be in a position to comply with all conditions that are imposed. Management of the Company believes that Minco Silver has made reasonable measures have been taken to ensure that the Fuwan Permits have been duly approved by and registered with all relevant authorities in the PRC in accordance with the laws and regulations in effect at the time such contributions were made and that Minco China is the registered owner of the Fuwan Permits.

However, no legal opinion has been obtained as of the date of this Annual Information Form concerning the land, assets, permits and licenses relating to the properties over which the Company, through Minco China, has or may acquire an interest.

The Fuwan Silver Permit expires on July 20, 2007 while each of the Additional Permits are valid until April 7, 2008.  The Company has received the exploration permit in res pect of the Dadinggang Property which covers the northeast extension of the Fuwan Silver Deposit, which expires on April 7, 2008.   While the Company will, with the assistance of Minco China, take all steps necessary or possible to renew these permits, there is no guarantee that such renewal attempts will be successful.  To the knowledge of the Company, none of the property interests underlying the Fuwan Permits have been surveyed to establish boundaries. There can be no assurance that any governmental authority in the PRC could not significantly alter the conditions of or revoke the applicable exploration or mining authorizations held by the Company through Minco China or that the Company’s interest in such properties, through Minco China or otherwise, will not be challenged or impugned by third parties or governmental authorities.

In addition, there can be no assurance that the properties or other assets in which the Company has an interest are not subject to prior unregistered agreements, transfers, pledges, mortgages or claims and title may be affected by undetected defects as it is difficult to verify that no agreements, transfers, claims, mortgages, pledges or other encumbrances exist given the state of the legal and administrative systems in the PRC.

Ownership and Regulation of Mineral Resources is subject to extensive government regulation

Ownership of land in China remains with the States and the State, at the national, regional and local levels, is extensively involved in the regulation of exploration and mining activities. Transfers of exploration and mining rights are also subject to governmental approval.  Failure or delays in obtaining necessary approvals could have a materially adverse affect on the financial condition and results of operations of the Company. Nearly all mining projects in the PRC require government approval. There can be no certainty that any such approvals will be granted (directly or indirectly) to Minco China in a timely manner, or at all.

DIVIDENDS

All of the common shares of the Company are entitled to an equal share in the dividends declared and paid by the Company.  There are no restrictions in the Company's articles or elsewhere which could prevent the Company from paying dividends, however, the Company has not paid any dividends since incorporation and it is not contemplating that any dividends will be paid in the immediate future.  The directors of the Company will determine when, if any, dividends will be declared and paid in the future from funds properly applicable to the payment of dividends based on the Company's financial position at that time.

DESCRIPTION OF CAPITAL STRUCTURE

Share Capital

As of March 23, 2007 the Company’s had 42,865,219 common shares issued and outstanding.  There are a total of 2,698,776 stock options granted to directors, officers, employees and contractors and 580,500 warrants for a fully diluted total of 46,144,386 common shares.

The Company has granted a total of 2,698,667 stock options to directors, officers, employees and consultants.  The Company granted options in January 2006 and as at March 23, 2007 the Company has gone over the Plan allotment by 545,240 shares.  Of the 545,240 shares a total of 450,000 were granted to directors and officers of the Company and therefore disinterested shareholder approval is required.  Accordingly, the Company will seek shareholder approval at its next Annual general and Special Meeting of Shareholders to be held in June 2007 and will seek disinterested shareholders to approve and ratify the options previously granted in excess of those allowed under the existing stock option plan and also to adopt a new stock option plan.

In order for the foregoing resolutions to be passed by the shareholders, it must be approved by a majority of the votes of the disinterested shareholders voted at the Meeting.

Description of Share Capital

The Company is authorized to issue 100,000,000 common shares without par value.  There is one class of shares only.  The holders of common shares are entitled to one vote for each share on all matters to be voted on by the shareholders.  At the annual general meeting of the Company, every member present in person or represented by proxy shall have one vote for each share of which such member is the registered shareholder.

Description of Securities Other than Equity Securities

The Company announced in January 2003, a financing of up to $500,000 by way of a Convertible Debenture (the "Debenture").  The Debenture coupon paid interest at a rate of 10% per annum, payable semi-annually and was to mature in five years from the date of issue.  The Debenture was convertible at any time at the option of the Debenture Holders at a conversion price of $0.40 per share. In January 2004, the principal and interest amounts owing were converted into an aggregate of 1,461,750 common shares and distributed to all debenture holders.

Normal Course Issuer Bid

(Share Buy-Back Program)

On November 20, 2006, the Company announced that it had received approval from the Toronto Stock Exchange (“TSX”) for the Company’s Notice of Intention to Make a Normal Course Issuer Bid.  Under the terms of the Normal Course Issuer Bid, the Company may acquire up to 2,107,210 common shares of the Company (the “Shares”) between November 22, 2006 and November 21, 2007.  As of the date of the acceptance, the Company had not acquired any of its shares in the last 12 months.  All Shares purchased by the Company under the Normal Course Issuer Bid will be effected through the facilities of the TSX.  The Company is limited, pursuant to the policies of the TSX on issuer bids, to purchase not more than 842,884 shares (2% of the Company’s 42,865,219 issued and outstanding Shares as of October 31, 2006) during any 30-day period to a maximum of 2,107,210 Shares (5% of the Company’s 42,865,219 issued and outstanding Shares) during the 12 month period.  The price at which the Shares will be purchased pursuant to the Normal Course Issuer Bid by the Company will be the market price of the Shares at the time of acquisition and will be at a price that is not higher than the last independent trade of a board lot of Shares of the Company.  As of the date of this Annual Report the Company has not acquired any of its shares through the normal course issuer bid.

MARKET FOR SECURITIES

The common shares of Minco Gold Corporation are publicly traded in Canada and are listed on the Toronto Stock Exchange (“TSX”) under the trading symbol MMM and are listed in the United States on the Over the Counter market ("OTC") under the symbol MMAXF.  On November 11, 2005 the Company received listing approval from The American Stock Exchange (“AMEX”).  The Company began trading on the AMEX on November 22, 2005 with its trading symbol on the AMEX as “MMK”.  The following table highlights the market prices and trading volumes for the Company’s common shares for the most recently completed financial year and including January 1, 2007 to March 23, 2007 as reported by the Toronto Stock Exchange and the American Stock Exchange:

2006 & 2007	TSX High Price CDN$	TSX Low Price CDN$	TSX Volume	AMEX High Price USD$	AMEX Low Price USD$	AMEX Volume USD
2007
March 1 to March 23	1.94	1.69	1,332,737	1.65	1.42	958,100
February	2.15	1.70	2,242,700	1.68	1.48	2,039,700
January	1.73	1.53	931,572	1.47	1.29	804,000
2006
December	1.95	1.61	1,634,000	1.75	1.35	1,152,200
November	1.90	1.57	1,529,800	1.70	1.42	1.242,600
October	1.72	1.50	726,500	1.49	1.34	588,600
September	1.99	1.51	1,326,500	1.77	1.37	851,500
August	1.79	1.55	1,934,600	1.65	1.35	1,230,500
July	1.47	1.30	1,021,700	1.31	1.11	1,040,400
June	1.92	1.42	1,445,400	1.76	1.24	1,139,700
May	2.42	1.91	1,776,100	2.21	1.70	1,841,600

	TSX High Price CDN$	TSX Low Price CDN$	TSX Volume	AMEX High Price USD$	AMEX Low Price USD$	AMEX Volume USD
2007
April	3.07	2.48	1,559,600	2.68	2.26	1,205,300
March	2.99	2.15	4,108,800	2.60	1.95	2,353,100
February	2.20	1.90	2,178,600	2.11	1.69	3,352,300
January	2.42	1.63	3,636,700	1.76	1.41	1,214,000

The Company files reports and other information with the Canadian regulatory authorities on SEDAR and with the United States Securities and Exchange Commission on EDGAR.  Copies of these filings are located by accessing their respective websites at www.sedar.com at www.sec.gov.

ESCROWED SECURITIES

As at March 23, 2007, a total of 379,516 common shares of the Company were held at Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, British Columbia, subject to escrow share restrictions under an escrow agreement dated October 19, 2005.

All of these escrow shares are owned by Pacific Canada Resources Inc. and will be automatically released from escrow on June 30, 2007.

As at March 23, 2007, the escrow shares represent 0.89% of the total issued and outstanding shares of the Company.

DIRECTORS AND OFFICERS

Name, Address, Occupation and Security Holding

The following table sets forth all current directors and executive officers of the Company as of March 23, 2007, with each position and office held by them in the Company, their terms of office and the period of service as such.  Each director’s term of office expires at the next annual general meeting of shareholders to be held in June 2007.  At such meeting, each current director will likely be seeking re-election.

NAME AND PRESENT POSITION WITH THE COMPANY	PRINCIPAL OCCUPATION AND POSITIONS DURING LAST FIVE YEARS	DIRECTOR SINCE	NUMBER OF COMMON SHARES HELD (2) (3)
Ken Z. Cai (17) President, Chief Executive Officer and Director

President and CEO of Minco Gold Corporation (formerly “Mining & Metals Corporation”) from February 1996 to present; President, CEO and Director of Minco Silver Corporation from 2004 to present; Chairman, CEO and Director of Tranzcom China Security Networks Inc. from 2001 to present; Director of East Energy Corp. (formerly “Gobi Gold Inc.”). from August 2005 to present and past Acting President from January 2006 to July 2006;  Director of Linear Metals Corporation from July 2006 to present; Director & President of Aquasol Envirotech Ltd, from March 2000 to present; Director of Dragon Pharmaceuticals Inc. from September 1998 to January 2005.

		February, 29, 1996	6,272,931(4)
William Meyer Chairman and Director Former Member of Audit Committee (8) (17)

Director and Chairman of the Board of Minco Gold Corporation (formerly “Mining & Metals Corporation”) from 1999 to present; Director of Trans America Industries Ltd. from 1998 to present; Director of New Cantech Ventures Inc. from 1998 to present; Director of GGL Diamond Corp. from 1994 to present; Director of Lysander Minerals from 1995 to present; Director of Silver Standard Resources Inc. from 1993 to present; Chairman and Director of Minco Silver Corporation from 2004 to present.

		July 16, 1999	311,571(5)
Robert M. Callander (1) (9) (10) (15)(17) Director	Vice President of Caldwell Securities Ltd. from 1995 to present and joined Caldwell Securities in 1992.	August 23, 1996	90,000(6)
Heinz Frey (1) (9) (10) Director

CEO of MAHEF GmbH from August 1998 to present; Vice Chairman of Securitas AG from May 1992 to present; President & Director of Tranzcom China Security Networks Inc. from December 2001 to September 2006; Director of Dragon Pharmaceutical, Inc. from August 2005 to Present Director of Scintilla from May 1981 to May 2003.

		January 30, 2006	200,000(7)

NAME AND PRESENT POSITION WITH THE COMPANY	PRINCIPAL OCCUPATION AND POSITIONS DURING LAST FIVE YEARS	DIRECTOR SINCE	NUMBER OF COMMON SHARES HELD (2) (3)
James M. Carter (1) (9) (10) (16)(17) Director

Vice President of KHD Humboldt Wedag International Ltd. (formerly MFC Bancorp Ltd.) from January 1998 to present; Vice President of Mass Financial Corp. from January 2006 to present; Director and Corporate Secretary of Sasamat Capital Corporation from 2003 to present;  Director of VSM MedTech Ltd. from July 2006 to present and President, CEO from November 2006 to present.

		June 30, 2006	200,000(13)
Matthew Kavanagh(14)(17) Chief Financial Officer

Chief Financial Officer of Minco Gold Corporation (formerly “Minco Mining & Metals Corporation”) from July 2006 to present; Chief Financial Officer of Minco Silver Corporation from August 2006 to present; Chief Financial Officer of Tranzcom China Security Networks Inc. from November 2006 to present;  Director of Finance & Corporate Compliance with Dragon Pharmaceutical Inc. from July 2001 to July 2006.

		July 15, 2006	150,000(14)
Mark Orsmond (15)(17) Vice President Corporate Development

President of Mercantile Consulting Limited from 2001 to present; Vice President Corporate Development of Minco Gold Corporation (formerly “Minco Mining & Metals Corporation”) from July 2006 to present; Vice President Corporate Development of Minco Silver Corporation from June 2006 to present; Management Consultant of BC Hydro from June 2003 to October 2005; Part-time CFO for International Composting Corporation Inc. from January 2003 to present 2006; Chief Financial Officer of Contec Innovations Inc. from August 2001 to November 2002; Consultant of MCSI Corporate Finance from March 2000 to August 2001.

		February 15, 2006	308,000(13)

NAME AND PRESENT POSITION WITH THE COMPANY	PRINCIPAL OCCUPATION AND POSITIONS DURING LAST FIVE YEARS	DIRECTOR SINCE	NUMBER OF COMMON SHARES HELD (2) (3)
Brigitte M. McArthur (17) Corporate Secretary

President, Corporate Secretary & Director of RJL Consultant Ltd. from September 2006 to present; Corporate Secretary of Minco Gold Corporation (formerly “Minco Mining & Metals Corporation”) from April 2005 to present; Corporate Secretary of Minco Silver Corporation from April 2005 to present; Corporate Secretary of Minco Base Metals from April 2005 to present; Corporate Secretary of Aquasol Envirotech Ltd. from April 2005 to present; Corporate Secretary of Tranzcom China Security Networks Inc. from April 2005 to January 2006; Corporate Secretary for Crosshair Exploration & Mincing Corp. from May 2004 to February 2005; Corporate Secretary of Target Exploration & Mining Corp. from May 2005 to February 2005; Corporate Secretary of Cabo Mining Enterprises Corp. from December 2003 to April 2004; Director, Corporate Secretary & Treasurer of Essendon Solutions Inc. from July 2000 to September 2003; Corporate Secretary of National Telcom Solutions Inc. from June 2001 to July 2003.

		April 1, 2005	115,000(11)
Jin (Fiona) Zhou (17) Controller

Controller of Minco Gold Corporation (formerly “Minco Mining & Metals Corporation”) from June 2004 to present; Controller of Minco Silver Corporation from October 2004 to present; Controller of Tranzcom China Security Networks Inc. from June 2004 to April 2005.  Previously she served as the accounting manager of several companies and has held several positions such as finance supervisor and senior auditor.

		June 23, 2004	120,000(12)

Notes:

(1)	Current member of the Audit Committee of the Company.
(2)

Common shares and options beneficially owned, directly and indirectly, or over which control or direction is exercised, at the date hereof, based upon the information furnished to the Company by individual directors and officers.  Unless otherwise indicated, such shares are held directly.

(3)

The directors, nominees, officers and other members of management of the Company, as a group beneficially own, directly or indirectly, 7,739,202 common shares of the Company, representing 18.1% of the total issued and outstanding common shares of the Company.  Of the 7,739,202 a total of 1,449,500 are pursuant to stock options granted but not exercised and 5,377,731 are held by Pacific Canada Resources (Note (4)).

(4)	Includes 5,377,731 common shares held by Pacific Canada Resources, a private company, of which Dr. Ken Cai has more than a 10% interest. Also includes 224,500 common shares subject to options.
(5)	Includes 100,000 common shares subject to options.
(6)	Includes 50,000 common shares subject to options.

Notes:  (Continued)

(7)	Includes 200,000 common shares subject to options.
(8)	Mr. Meyer was a member of the Audit Committee from November 1, 1999 to October 3, 2005.
(9)	Current member of the Nominations Committee of the Company.
(10)	Current member of the Compensation Committee of the Company.
(11)	Includes 115,000 common shares subject to options.
(12)	Includes 110,000 common shares subject to options.
(13)	Includes 300,000 common shares subject to options.
(14)	Mr. Kavanagh was appoint Chief Financial Officer of the Company on July 15, 2006 upon the resignation of Mr. Orsmond. Includes 150,000 common shares subject to options.
(15)

Mr. Orsmond was appointed the Company’s Vice President Finance and Chief Financial Officer of the Company on February 15, 2006 upon the resignation of Simon Anderson.  Mr. Orsmond resigned as Chief Financial Officer of the Company on July 15, 2006. On July 15, 2006 Mr. Orsmond was appointed Vice President Corporate Development.  On September 29, 2006 Mr. Orsmond’s appointment was changed from Vice President of Finance and Corporate Development to Vice President Corporate Development.

(16)	Mr. Carter was appointed as a Director of the Company on June 30, 2006. Mr. Carter was also appointed as Chairman of the Audited Committee.
(17)	Resident of Canada

Directors hold office until the next annual general meeting of the shareholders of the Company when their successor is duly elected, or until their successor is appointed if an office is vacated in accordance with the articles of the Company.

The following is a brief description of the background of each of the above individuals.

Ken Z. Cai

President, Chief Executive Officer and Director

Dr. Cai has served as president, chief executive officer and a director of the Company since February 29, 1996. Dr. Cai, age 42 devotes approximately 40% of his time to the Company’s business.  Dr. Cai holds a Ph.D. in mineral economics from Queens University in Kingston, Ontario.  Dr. Cai holds a Ph.D. in mineral economics from Queens University in Kingston, Ontario. Dr. Cai, a Chinese national now living in Canada, has 20 years' experience in mineral exploration, project evaluation, corporate financing and company management. He has been the driving force behind the Company and responsible for negotiating the property agreements in China. He has a wide range of high-level contacts in the Chinese mining communities and this has allowed Minco to access data on a large number of projects throughout China.  Dr. Cai serves as a director and/or officer of the following publicly-traded companies: Minco Silver Corporation, a TSX listed company (Director, President and CEO); Tranzcom China Security Networks Inc., a TSX Venture listed company (Director and Chairman); Linear Metals Corporation (Director) a TSX Venture listed company and East Energy Corp. (formerly “Gobi Gold Inc.”), a TSX Venture listed company (Director).

William Meyer

Chairman and Director

Mr. Meyer was appointed a director of Minco Gold Corporation since July 1999 and was appointed Chairman in November 1999.  Mr. Meyer, age 69, devotes approximately 35% of his time to the Company’s business.  Mr. Meyer graduated from the University of British Columbia in 1962 with a B.Sc. in Geology. After graduation, he was employed as an exploration geologist with Phelps Dodge Corporation of Canada and, later, as senior geologist with Gibraltar Mines Ltd. In 1967, he joined the consulting firm of Western Geological Services as a partner and in 1975 formed his own consulting firm, W. Meyer and Associates.

Mr. Meyer joined Teck Exploration Ltd., the wholly-owned exploration subsidiary of Teck Corporation, in 1979 as Exploration Manager for Western Canada and the United States. In 1991, he was appointed President of Teck Exploration Ltd. From November 1993 to April 1998, Mr. Meyer held the position of Vice-President, Exploration with Teck Corporation (now Teck Cominco Ltd.) responsible for the direction of exploration activities for Teck Corporation and its associated companies worldwide.

Mr. Meyer is a member of the Association of Professional Engineers of British Columbia, the Canadian Institute of Mining & Metallurgy, the Prospectors & Developers Association of Canada and the Association for Mineral Exploration British Columbia.  Mr. Meyer serves as a director and/or officer of the following publicly-traded companies: Minco Silver Corporation, a TSX listed company (Director and Chairman); Silver Standard Resources Inc., a TSX and NASDAQ listed company (Director); Trans America Industries Ltd., a TSX Venture listed company (Director); New Cantech Ventures Inc., a TSX Venture listed company (Director); GGL Diamond Corp., a TSX Venture listed company (Director); and Lysander Minerals Corporation, a TSX Venture listed company (Director).

Robert Callander

Director

Mr. Callander has been a director since August 1996.  Mr. Callander, age 60, devotes approximately 5% of his time to the Company’s business.  He holds an MBA from York University, Toronto, Ontario, Canada, as well as a CFA from the Institute for Investment Management, Charlotte, Virginia.  Mr. Callander has worked for Caldwell Securities Ltd. since 1992 and currently serves as a vice-president with that firm.  Prior to his engagement with Caldwell Securities Ltd., Mr. Callander served as a corporate finance analyst with Nesbitt Burns.

Heinz Frey

Director

Dr. Frey was appointed a Director of the Company in January 2006. Dr. Frey, age 68, devotes approximately 10% of his time to the Company’s business.  He is a resident of Solothurn, Switzerland.  He has a Ph.D. in Business Administration from the University of Bern, Switzerland. Dr. Frey was the CEO and Chairman of the Board of Ascom Holding AG, an internationally active Swiss telecommunications, service automation and energy company, prior to his retirement in 1994. In addition to being active on a number of other boards, he is a former director of UBS (Union Bank of Switzerland). Currently, Dr. Frey is Vice-Chairman of the Board of Securitas Group AG, a leading Swiss-based multi-national company involved in the implementation of security systems.  Dr. Frey was the President & Director of Tranzcom China Security Networks Inc. from December 2001 to September 2006.

James M. Carter

Director

Mr. Carter was appointed a Director of the Company on June 30, 2006.  He is 61 years old, and devotes approximately 10% of his time to the Company’s business.  Mr. Carter is a Chartered Accountant with over 35 years experience in both public and private companies, and is currently a Vice President of Mass Financial Corp. (the former merchant banking arm of KHD Humboldt Wedag International Ltd.).

His extensive experience encompasses both the North American and European Investment Banking and Capital Markets, with particular expertise in emerging markets and the natural resource sector.  During the past eight years, Mr. Carter has been based in Europe and oversaw the acquisition, restructuring and ongoing operations of two significant corporate groups, one of which is a commodities trading company based in Vienna. For approximately 15 years prior to that, he was actively involved with a number of junior mining and exploration companies where his activities included corporate restructuring, administration of treasury and financial operations, corporate and property acquisitions, oversight of statutory reporting and compliance and the raising of both debt and equity financing.

Matthew Kavanagh

Chief Financial Officer

Mr. Kavanagh has been the Company’s Chief Financial Officer since July 2006. He is 51 years old, and devotes approximately 40% of his time to the Company’s business.  Mr. Kavanagh serves as Chief Financial Officer for Minco Silver Corporation, a TSX Listed Company and Chief Financial Officer of Tranzcom China Security Networks Inc., a TSX Venture Listed Company.  Mr. Kavanagh is a Chartered Accountant with 18 years experience with both public accounting firms and private companies.  Mr. Kavanagh was the Director of Finance and Corporate Compliance with Dragon Pharmaceutical Inc., a publicly listed company trading on the TSX and OTCB from July 2001 to July 2006.  Previously he was Corporate Controller of Canadian Maple Leaf Financial Corporation, listed on the TSE and Maynards Industries Ltd., a privately held company.

Mark Orsmond

Vice President Corporate Development

Mr. Orsmond has been the Company's Vice President Corporate Development since July 2006. Mr. Orsmond was the Company's CFO from February 2006 to July 2006 and VP Finance from July 2006 to September 2006. Mr. Orsmond, age 39, devotes approximately 40% of his time to the Company’s business.  Mr. Orsmond holds a Bachelor of Commerce Degree in Accounting Science from the University of South Africa (B.Compt).  In 2004, Mr. Orsmond became a member of Institute of Chartered Secretaries of Canada (CISA), and in 2005, he became a member of the Professional Logistics Institute (P.Log).  In 1997 became a member of The Institute of Certified Public Accountants of South Africa Mr. Orsmond has approximately 8 years of management accounting and corporate finance experience.  Since immigrating to Canada in March 2000, Mr. Orsmond has taken on a number of part-time CFO and corporate finance assignments for both private and public-traded companies. Mr. Ormond has been the President of Mercantile Consulting Limited since 2001.  Mr. Orsmond has also spent approximately three years working as a part-time management consultant to BC Hydro.  Mr. Orsmond is also the Vice President Corporate Development of Minco Silver Corporation.

Brigitte M. McArthur

Corporate Secretary

Ms. McArthur has been the Company’s corporate secretary since April 2005.  Ms. McArthur, age 43, devotes approximately 30% of her time to the Company’s business.  Ms. McArthur is a self-employed consultant since 1999 providing administration and regulatory compliance services to public companies and private companies. Ms. McArthur has 19 years experience working with publicly trading companies.  She has served in several capacities such as corporate secretary, director and treasurer of several publicly trading companies since 2000.

Jin (Fiona) Zhou

Controller

Ms. Zhou has been the Company’s controller since September 2004.  Ms. Zhou, age 35, devotes approximately 30% of her time to the Company’s business.  She is currently a CGA Member and a CPA Member in China.  Ms. Zhou is also a Certified SAP Consultant specializing in Financial Accounting and Cost Accounting and she holds a Bachelor's Degree in Commerce, majoring in Financing.  Ms. Zhou has over 10 years of experience in accounting and auditing in both Canada and China. Previously she served as the accounting manager of several companies and has held several positions such as finance supervisor and senior auditor.

Directors and officers of the Company are required to file insider reports with SEDI the System for Electronic Disclosure by Insiders at www.sedi.ca and file their reports individually.  To the best of the Company’s knowledge, as at March 23, 2007, the directors and officers of the Company, as a group, held approximately as a group beneficially own, directly or indirectly, 7,739,202 common shares of the Company, representing 18.1% of the total issued and outstanding common shares of the Company.

Of the 7,739,202 a total of 1,449,500 are pursuant to stock options granted but not exercised and 5,421,531 are held by Pacific Canada Resources.  Pacific Canada Resources, a private company, of which Dr. Ken Cai has more than a 10% interest.  The Company is required to have an audit committee, the committee members are:  Robert Callander, James M. Carter and Heinz Frey.  The Company also has a Compensation and Nominations Committee.  For additional information regarding the Company’s corporate governance practices and committee charters, please refer to the attached Schedules A, B, C & D.

Corporate Cease Trade Orders or Bankruptcies, Penalties, Sanctions or Control

Other than as described below, to the best of the Company’s knowledge, no director or officer of the Company or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

a)

is, as at the date hereof, or has been, within the ten years before the date hereof, a director or executive officer of any issuer that while that person was acting in that capacity,

(i)

was the subject of a cease trade or similar order, or an order that denied the other issuer access to any exemption under securities legislation for a period of more than 30 consecutive days;

(ii)

was subject to an event that resulted, after the director or executive officer ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days;

(iii)

or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets;

b)

has, within the ten years before the date hereof, become bankrupt, made a proposal under any legislation related to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Ken Cai is the Chairman and a director of Tranzcom China Security Networks Inc. (“Tranzcom”).  Heinz Frey was the President and a Director of Tranzcom until September 2006.  Matthew Kavanagh was appointed Chief Financial Officer of Tranzcom on November 1, 2006.  On September 18, 2006, a cease trade order was issued against Tranzcom by the British Columbia Securities Commission.  The cease trade order was issued in response to Tranzcom’s failure to file its financial statements within the time periods mandated by National Instrument 51-102.  As of the date of this Annual Information Form there are no cease trade orders with respect to Tranzcom China Security Networks Inc. and all financial statements have been filed with the necessary regulatory authorities.  Mr. Carter is the President, CEO and a Director of VSM MedTech Ltd., a TSX Company.  In December 2006, a cease trade order was issued against VSM MedTech Ltd. with the British Columbia Securities Commission.  The cease trade order was issued in response to VSM MedTech Ltd. to file its financial statements within the time periods mandated by National Instrument 51-102.  VSM MedTech Inc.'s common shares, effective Oct. 17, 2006, have been delisted from the TSX at VSM’s request.

No director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to:

(i)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(ii)

any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

Some of the directors and officers of the Company are also directors or officers of other reporting and non-reporting issuers who are engaged in other natural resource exploration and development, pharmaceutical industry, wastewater management technology and other industry sectors.  Accordingly, conflicts of interest may arise which could influence the decisions or actions of directors or officers acting on behalf of the Company.

The Company is not aware of any conflicts of interest between the Company and any of its directors and officers as of the date of this Annual Information Form.

LEGAL PROCEEDINGS

The Company is not a party to any outstanding legal proceedings, and the directors of the Company do not have any knowledge of any contemplated legal proceedings that are material to the business and affairs of the Company.

PRINCIPAL SHAREHOLDERS

As of March 23, 2007, there were 29 shareholders with addresses in the United States holding 4,707,107 of the Company’s issued and outstanding common shares.  As far as known to the Company, and except as disclosed herein, the Company is not directly or indirectly owned or controlled by another corporation(s) or by any foreign government.  As disclosed below, Pacific Canada Resources Inc., a private company controlled by a director and a former director of the Company, as at March 23, 2007, owned 5,377,731 common shares or 12.6% of the issued and outstanding shares of the Company’s common stock.

The following table sets forth, as of March 23, 2007, information with respect to (i) any person who is known to the Company to be the owner of more than 5% of any class of the Company’s outstanding voting securities and (ii) the total amount of any class of the Company’s voting securities owned by the officers and directors as a group.

Title of Class	Identity of Holder	Amount Owned	Percent of Class (1)
Common shares	Pacific Canada Resources Inc.	5,377,731	12.6%
Common shares	Ken Cai	6,272,931 (2)	14.63%
Common shares	Teck/Cominco	2,680,643	6.25%
Common shares	All directors and Officers as a group	7,739,202 (3)	18.1% (4)

Notes:

(1)

Based on the issued and outstanding shares of the Company.

(2)

Dr. Ken Cai, a director and officer of the Company, beneficially owns more than 10% of Pacific Canada Resources Inc., a private company.  Also includes options to purchase 224,500 common shares.

(3)

Includes Dr. Ken Cai's beneficial interest in common shares owned by Pacific Canada Resources, Inc. 5,377,731, and direct holdings of directors.  The total does include stock options granted.

(4)

Of the 7,739,202 common shares of which a total of 1,449,500 are pursuant to stock options granted but not exercised.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

As a result of the PCR acquisition, the Company entered into a consulting agreement dated June 25, 1996, with Kaisun Group Canada, Inc., now called Kaisun Investment and Development Corporation ("Kaisun Investment"), a private company controlled by Dr. Cai, the Company's current president and chief executive officer, under the terms of which such company received $8,333 per month in exchange for Dr. Cai serving as president and chief executive officer of the Company and providing consulting, management and supervision services in connection with the development of overall corporate strategy.

In addition, Kaisun Investment was to receive expenses of $100 a day while Dr. Cai is in China.  The consulting agreement had a three-year term up to June 25, 2005.  In April, 2004, Dr. Cai formed a consulting enterprise known as Sinowin Investments Inc. (“Sinowin”) and the Company entered into a new consulting agreement with Sinowin, which replaced the previous agreement with Kaisun Investment.  Under the terms of the Sinowin agreement, Sinowin receives $12,500 per month in exchange for Dr. Cai serving as president and chief executive officer of the Company and providing consulting, management and supervision services in connection with the development of overall corporate strategy.

During the years ended December 31, 2006, 2005 and 2004, the Company paid to Dr. Cai, through Sinowin or Kaisun Investment, a total of $334,375, $264,215 and $236,400, for management services, property investigation, geological consulting, and bonus for arranging a financing.  Sinowin and Kaisun Investment are companies controlled by Dr. Cai, a director and officer of the Company.  The above amounts paid to Sinowin or Kaisun Investment or Dr. Cai include management fees as discussed in the preceding paragraph.  The Company believes that the consulting agreements with Sinowin and Kaisun Investment, and Dr. Cai, are on terms as favorable as could be obtained from an unaffiliated third party.

Mr. Meyer, chairman and director of the Company, is also a director of Silver Standard Resources Inc., a company which the Company entered into a strategic alliance agreement with in October, 2004 and holds an interest in the Company’s subsidiary Minco Silver Corporation.  Mr. Meyer is also a director of New Cantech, a company that entered into a joint venture agreement with the Company in October 2003, related to its BYC gold project.  See “Description of Mineral Properties”, “BYC gold project.”  Other than the previously disclosed agreements with Pacific Canada Resources, Inc., Teck Cominco Limited and Silver Standard Resources Inc., the Company has not entered into any significant transaction with any other company.  The Teck Cominco Agreement expired in April 2004, and the Company has not at this time entered into any other transaction with Teck Cominco Limited.

During 2006, the Company paid William Meyer, the Company’s current Chairman, a bonus of $82,000 as compared to $1,750 during the fiscal year ended December 31, 2005.   The Company also paid $2,875 during the fiscal year ended December 31, 2005 as compared to $7,250 during 2004 to Dr. Robert Gayton, a former director of the Company as director’s fees. None of the directors or senior officers of the Company and no associates or affiliates of any of them, are or have been indebted to the Company or its subsidiaries at any time during the years ended December 31, 2006 and 2005.

TRANSFER AGENTS AND REGISTRARS

The Company’s registrar and transfer agent of the common shares is Computershare Trust Company of Canada, 510 Burrard Street, Vancouver, B.C., V6C 3B9, telephone 604-661-0224, facsimile 604-661-9401 or at www.computershare.com.

MATERIAL CONTRACTS

The only material contracts not in the ordinary course of business entered into by the Company during the financial year ended December 31, 2006, or in prior years that are still in effect are:

DATE	DOCUMENT	PARTY	REFERENCE TO:
March 24, 2004	Amending agreement	Between the Company and Exploration and Development Institute of Land and Resources of Inner Mongolia	Mineral Properties, Gobi
April 26, 2004	Share transfer agreement	Between the Company and Shengda Group of Companies	Mineral Properties, Yangshan Western Extension
May 17, 2004	30-year joint venture agreement	Between the Company, Guangdong Geological Exploration and Development Corporation, Zhuhai Zhenjie Developments Ltd. and Foshan Baojiang Nonferrous Metals Corporation	Mineral Properties, Changkeng Gold Deposit

DATE	DOCUMENT	PARTY	REFERENCE TO:
May 26, 2004	30-year joint venture agreement	Guangdong Geological Exploration and Development Corporation	Mineral Properties, Fuwan silver property
August 20, 2004	Assignment Agreement	Between Minco Gold Corporation, Minco China, Minco BVI and Minco Silver Corporation	Mineral Properties, Fuwan silver property
September 28, 2004	Joint venture contract	Between Minco Silver and Guangdong Geological Exploration and Development Corp.	Mineral Properties, Fuwan silver property
January 1, 2007	Cost Sharing Agreement	Between Minco Silver Corporation, Minco Gold Corporation, Tranzcom China Security Networks Inc. and Aquasol Envirotech (Canada) Inc.
October 4, 2004	Strategic alliance agreement	Between the Company, Minco Silver and Silver Standard	Mineral Properties, Fuwan silver property
December 18, 2004	Joint venture agreement	Between the Company and Gansu Quinqi Mining Co. Ltd.	Mineral Properties, Yangshan Western Extension
May 2, 2005	Confirmation Agreement	Between Minco Silver Corporation, the Company and Minco China	Mineral Properties, Fuwan silver property
August 24, 2006	Second Confirmation Agreement dated	Between Minco Silver Corporation, the Company and Minco China	Mineral Properties, Fuwan silver property

The consulting agreements in connection with remuneration to certain members of management are described in “Interest of Management and Others in Material Transactions”.

INTERESTS OF EXPERTS

The following independent consultants prepared technical reports for the Company pursuant to National Instrument 43-101 on the following projects:

Eugene Puritch, P.Eng. and

Fuwan Silver Property – Guangdong Province, China

Tracy Armstrong, P.Geo

Changkeng Gold Property – Guangdong Province, China

P & E Mining Consultants Inc.

Peter G. Folk, P.Eng.

Jinniushan Gold Project, Hunan Province, China

To the best of the Company’s knowledge, the above parties had no direct or indirect interest in any securities or properties held by the Company while they were preparing these reports or at the date of this report.  Mr. Ruijin Jiang, M.Sc. Geology, is the Company’s consulting geologist for all its projects in China.  Mr. Jiang assisted the independent consultants on site visits and with collecting data to write the technical reports on behalf of the Company.

PROMOTERS

Dr. Ken Cai, President is considered to be the promoter of the Company.  Dr. Cai’s interest in the Company is outlined in greater detail in “Interest of Management and Others in Material Transactions.”

AUDIT COMMITTEE

The following are the members of the Company’s audit committee:

James M. Carter (1)	Independent (2)	Financially Literate (3)
Heinz Frey	Independent (2)	Financially Literate (3)
Robert M. Callander	Independent (2)	Financially Literate (3)

(1)

Mr. Carter is currently the Chairman of the Audit Committee..

(2)

A member of an audit committee is independent if the member has no direct or indirect material relationship with the Company, which could, in the view of the Board of Directors, reasonably interfere with the exercise of a member’s independent judgment.

(3)

An individual is financially literate if he has the ability to read and understand a set of financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Audit Committee Oversight

At no time since the commencement of the Company's most recently completed financial year was a recommendation of the Committee to nominate or compensate an external auditor not adopted by the Board of Directors.

Reliance on Certain Exemptions

At no time since the commencement of the Company's most recently completed financial year has the Company relied on the exemption in Section 2.4 of MI 52-110 (De Minimis Non-audit Services), or an exemption from MI 52-110, in whole or in part, granted under Part 8 of Multilateral Instrument 52-110.

Pre-Approval Policies and Procedures

The Committee has adopted specific policies and procedures for the engagement of non-audit services as described above under the heading "External Auditors".

External Auditor Service Fees (By Category)

The aggregate fees billed by the Company's external auditors in each of the last two fiscal years for audit fees are as follows:

Financial Year Ending	Audit Fees ($)	Audit Related Fees ($)	Tax Fees ($)	All Other Fees ($)
December 31, 2006	80,000	-	3,800	-
December 31, 2005	84,500	33,650	26,744	-

ADDITIONAL INFORMATION

General

Additional information on Minco Gold Corporation may be found on the Company’s website at www.mincomining.ca and on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.  Additional information is also provided in the Company's consolidated financial statements for the fiscal year ended December 31, 2006 and management discussion and analysis for the year ended December 31, 2006 as filed with SEDAR.  The Company will provide to any person, or company, upon request to the corporate secretary of the Company, copies of the following documents:

a)

when the securities of the Company are in the course of a distribution under a preliminary short form prospectus or a short form prospectus.

i)

one copy of this Annual Information Form, together with one copy of any document, or the pertinent pages of any document, incorporated by reference herein;

ii)

one copy of the comparative audited consolidated financial statements of the Company for its most recently completed financial year together with the accompanying report of the auditor and one copy of any interim financial statement of the Company issued subsequent to the financial statements of its most recently completed financial year;

iii)

one copy of the proxy information circular of the Company in respect of its upcoming annual meeting of the shareholders that involves the election of directors or one copy of any filing prepared in lieu of that information circular as appropriate; or

b)

at any other time, one copy of any other documents referred to in paragraphs a) (i) (ii) and (iii)  above, providing the Company may require the payment of a reasonable charge if a person who is not a security holder of the Company makes the request.

The above documents can be obtained upon request to the Corporate Secretary of the Company as follows:

Minco Gold Corporation

Suite #2772, 1055 West Georgia Street,

Vancouver, British Columbia,

Canada, V6E 3P3

Telephone 604-688-8002  and  Fax (604) 688-8030

Email:  info@mincomining.ca  or  at www.mincomining.ca

SCHEDULE “A”

MINCO GOLD CORPORATION

CORPORATE GOVERNANCE CHARTER

In accordance with the disclosure requirements of Toronto Stock Exchange and using the Corporate Governance Guidelines set out in Section 474 of the Toronto Stock Exchange Company Manual as a reference (the "Guidelines"), the Board of Directors of the Company has adopted the following statement of corporate governance practices:

1.

The Board acknowledges its responsibility for the stewardship of the Company in the following ways:

(i)

The Board participates in strategic planning by considering and, if deemed appropriate, adopting plans proposed and developed by management, with management having the primary responsibility for developing a strategic plan.

(ii)

The Board considers the risks inherent in the mining industry and receives periodic assessments from management as to these risks and the Company's strategies to manage these risks.

(iii)

The Board reviews the personnel needs of the Company from time to time, having particular regard to succession issues relating to senior management.  The training and development of personnel is generally left to management.

(iv)

The Board assesses from time to time how effectively the Company communicates with shareholders, but does not have a formal communication policy.

(v)

The Board, through the Audit Committee and in conjunction with its auditors, assesses the adequacy of the Company's internal control and management information systems.

The foregoing does not and is expressly not intended to alter, affect or expand in any way the legal duties of the directors to manage or supervise the management of the affairs and business of the Company.

2.

The Guidelines define an "unrelated director" as a director who is independent of management and is free from any interest and any business or other relationship which could, or could be perceived to, materially interfere with the director's ability to act with a view to the best interests of a corporation, other than interests and relationships arising from shareholdings. The Guidelines further state that if the Company has a "significant shareholder", the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder.  The Company does not have a "significant shareholder" which, as defined by the Guidelines, is a shareholder with the ability to exercise a majority of votes for the election of the board of directors. The entrepreneurial nature of the Company, and the current stage of the Company's development, make it appropriate for the Board to be composed of the present number and composition of directors, and the Board believes that when balanced against the attendant increase in cost to the Company and possible reduction in the efficiency with which decisions are made, it would not be warranted to significantly increase the size of the Board or change the Board's composition at this time.

3.

The Board has not constituted a nominating committee to propose new Board nominees and for assessing directors' performance as the Company is too small to justify a formal process in this regard.  However, the Board as a whole from time to time discusses potential candidates for the Board.

4.

For the reasons cited in 3 above, the Board has not constituted a committee to assess the effectiveness of the Board as a whole or the contribution of individual directors.

.

5.

The Company does not have a formal process of orientation and education for new members of the Board as some senior Board members currently have considerable experience as members of the boards of other public companies.

6.

The Board has considered its size with a view to the impact of size upon its effectiveness and has concluded that the number of directors as presently constituted is appropriate for the Company given the complexity and current stage of development of the Company's business.  The Board as presently constituted includes considerable experience in the mining industry and generally in the resource sector as well as financial experience.

7.

Board members are presently compensated in the manner described under "Executive Compensation" and the Board has determined that the level of compensation is appropriate having regard to the responsibilities and risks associated with Board membership and the compensation provided to Boards of similar companies.

8.

The Board of Directors has expressly assumed the responsibility for developing the Company's approach to governance issues and in responding to governance guidelines.

9.

The Company has not formally developed position descriptions for the Board and the Chief Executive Officer.  However, the Board is satisfied that senior management is fully aware of their responsibilities and those matters which are within their mandate.

10.

The Board has functioned, and is of the view that it can continue to function, independently of management as required.  The Board has not met without management present, given management representation on the Board and given that in view of the size of the Company and the nature of its business, it is essential that those having an intimate knowledge of the Company's operations be present during important Board discussions.  Notwithstanding the foregoing, if the Board believed it was appropriate and meaningful, it would formalize a process whereby the Board could meet in the absence of management for the handling of the Board's overall relationship with management.

11.

The Audit Committee is composed of two outside and unrelated directors and one inside and related director.  The roles and responsibilities of the Audit Committee have been specifically defined and include responsibility for overseeing management reporting on internal control.  The Audit Committee has direct communication channels with the external auditors.  The external auditors report directly to the Audit Committee.  Due to its size, the Company has no formal internal audit process.  The Audit Committee also recommends to the Board the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report, as well as the compensation to be paid to the external auditor.

12.

The Board has not adopted a formal system which would enable an individual director to engage an outside advisor at the expense of the Company.  If such an engagement were deemed appropriate, it is anticipated that such a request would be brought by the particular director to the Board for consideration.

IN ADDITION TO THE FOREGOING CORPORATE GOVERNANCE PRACTICES, THE COMPANY HAS ALSO ADOPTED A COMMUNICATIONS POLICY.  BOTH THE TORONTO STOCK EXCHANGE (THE “TSX”) AND THE VARIOUS PROVINCIAL SECURITIES COMMISSIONS ENCOURAGE COMPANIES TO ADOPT THEIR OWN INTERNAL COMMUNICATIONS POLICIES (THE “COMMUNICATIONS POLICY”). TO FACILITATE THIS, THE TSX AND THE CANADIAN SECURITIES ADMINISTRATORS (THE “CSA”) HAVE ISSUED SIMILARLY-WORDED GUIDELINES – THE FORMER IS FOUND IN PART IV(B) “TIMELY DISCLOSURE” OF THE TSX COMPANY MANUAL; THE LATTER IN NATIONAL POLICY 51-201, “DISCLOSURE STANDARDS”.  THE COMPANY’S COMMUNICATIONS POLICY INCORPORATES THE AFOREMENTIONED TSX AND CSA GUIDELINES.

The Communications Policy is presented for reading by all directors, officers and employees of the Company and its subsidiaries with access to strategic or material non-public information involving the Company and its affairs. The Policy covers all employees of the Company, its Board of Directors, those authorized to speak on its behalf and all other insiders.  It covers disclosures in documents filed with the securities regulators, financial and non-financial disclosure, including management’s discussion and analysis and written statements made in the Company’s annual and quarterly reports, press releases, letters to shareholders, presentations by senior management and information contained on the Company’s web site and other electronic communications.  It extends to oral statements made in meetings and telephone conversations with analysts and investors, interviews with the media as well as speeches, press conferences and conference calls.

The Communications Policy also explains the Company's policies with respect to confidentiality of information and rules that must be followed when buying or selling the Company shares.  The onus for complying with the Communications Policy and the relevant insider trading and other rules is on each director, officer, employee and insider of the Company

The Communications Policy also contains the Company’s “whistleblower” policies.  Each employee is expected to report situations in which he or her suspects fraud or is aware of any internal control weaknesses.  In addition, weaknesses in the internal control procedures of the Company that may result in errors or omissions in financial information, or that create a risk of potential fraud or loss of the Company’s assets, are expected to be brought to the attention of both management and the Board of Directors. To facilitate the reporting of suspected fraud, it is the policy of the Board of Directors that employees have anonymous and direct access to the Chair of the Audit Committee.  In addition, it is the policy of the Board that employees concerned about reporting internal control weaknesses directly to management are able to report such weaknesses to the Board anonymously.  In this case, the employee should follow the same procedure detailed above for reporting suspected fraud.

SCHEDULE “B”

CODE OF ETHICS

BOARD OF DIRECTORS AND OFFICERS

OF

MINCO GOLD CORPORATION

Introduction

Our board of directors has adopted a code of ethics to provide principles for the purpose of promoting:

•

honest and ethical conduct, including the ethical handling of actual or apparent  conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications;

•

compliance with applicable governmental laws, rules and regulations;

•

the prompt internal reporting of violations of our code of ethics; and

•

accountability for adherence to our code of ethics.

Our code of ethics applies to our chief executive officer and other senior financial officers performing similar functions as these individuals are responsible for our financial management and satisfying our reporting requirements to securities commissions, stock exchanges and shareholders as well as reporting to our board of directors.  In our code of ethics these individuals are referred to as “you”.

Principles

1.

You shall act with honesty and integrity in the performance of your duties, shall comply with all laws, rules and regulations of federal, provincial, state and local governments and other private and public regulatory agencies that affect the conduct of our business and our financial reporting.

2.

You are responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents that we file with, or submit to, the Securities and Exchange Commission and in our other public communications.  Accordingly, each of you is responsible for promptly bringing to the attention of the chairman of the board any material information of which you may become aware that affects our disclosure in our public filings.

3.

You shall promptly bring to the attention of the chairman of the board any information you may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to us and the operation of our business or any violation of this Code of Ethics.  In either event, any reporting is confidential and you are protected from retaliation.

4.

You shall promptly bring to the attention of the chairman of the board any information you may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect our ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in our financial reporting, disclosures or internal controls.

5.

You must avoid any personal activity or association that could appear to influence your judgment or affect our best interests.  You shall promptly bring to the attention of the chairman of the board any information you may have concerning any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in our financial reporting, disclosures or internal controls.

Violations and Waivers

Our chairman of the board is to advise the board of directors in writing of all violations of this code of ethics reported to him.

Our board of directors is to determine, with or without the advice of others, appropriate actions to be taken in the event you violate this code of ethics.  These actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this code of ethics and may include actions ranging from: (a) writing notices to the individual involved that the Board has determined that there has been a violation to (b) termination of the individual’s employment.

In determining what action is appropriate in a particular case, the board of directors will take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violation in the past.

No waivers of any provision of this code of ethics may be made except by the board of directors.  Only the board of directors may amend this code of ethics.  Any waiver or amendment shall be reported as required by law or regulation.

SCHEDULE “C”

MINCO GOLD CORPORATION

NOMINATING COMMITTEE CHARTER

Purpose

The purpose of the Nominating Committee shall be to:

(a)

assist the Board of Directors of Minco Gold Corporation (the "Company"), on an annual basis, by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for the next annual meeting of shareholders;

(b)

assist the Board in the event of any vacancy on the Board by identifying individuals qualified to become Board members, and to recommend to the Board qualified individuals to fill any such vacancy; and

(c)

recommend to the Board, on an annual basis, director nominees for each Board committee.

Committee Membership

The members of the Committee shall be appointed by the Board of Directors.  The Committee shall be composed of not less than three members of the Board.

The Chairman of the Committee shall be designated by the Board of Directors.  Nominating Committee members serve at the pleasure of the Board, and Committee members may be replaced by the Board.

Independence

The members of the Nominating Committee must be "independent" of the Company as defined in National Instrument 58-101 - Disclosure of Corporate Governance Practices.  A Nominating Committee member is independent if he or she has no direct or indirect material relationship with the Company.  A "material relationship" includes a relationship which could, in the view of the Company's Board of Directors, be reasonably expected to interfere with the exercise of a member's independent judgement.

Meetings

The Nominating Committee will meet as often as the Chair shall determine to be necessary or appropriate.

Authority

The Committee may request any officer or employee of the Company to attend a Committee meeting.  The Committee shall have the authority to retain and terminate any search firm to be used to identify director candidates and shall have authority to approve the search firm's fees and other retention terms, at the Company's expense.

Nominating Committee Duties and Responsibilities

Duties and responsibilities of the Nominating Committee include:

•

reviewing on a periodic basis, the composition of the Board to ensure that an appropriate number of unrelated directors sit on the Board of Directors;

•

analyzing the needs of the Board of Directors when vacancies arise on the board and recommending nominees who meet such needs;

•

ensuring that an appropriate selection process for new nominees to the Board of Directors is in place;

•

recommending to the Board, on an annual basis, nominees for election as directors for the next annual meeting of shareholders;

•

recommending to the Board the nominees for appointment to Committees of the Board on at least an annual basis;

•

reviewing and assessing, annually, the Nominating Committee charter and submitting any changes deemed necessary or advisable for approval of the Board of Directors; and

•

performing other functions as requested by the Board of Directors.

SCHEDULE “D”

MINCO GOLD CORPORATION

COMPENSATON COMMITTEE CHARTER

Purpose

The purpose of the Compensation Committee shall be to:

(a)

establish, review and recommend to the Board of Directors of Minco Gold Corporation (the "Company") compensation and incentive plans and programs; and

(b)

review and approve compensation and awards under compensation and incentive plans and programs for the CEO and senior officers;

with the intention of attracting, retaining and appropriately rewarding employees in order to motivate their performance in the achievement of the Company’s business objectives and align their interests with the long-term interests of the Company’s shareholders.

Committee Membership

The members of the Committee shall be appointed by the Board of Directors.  The Committee shall be composed of not less than three members of the Board.

The Chairman of the Committee shall be designated by the Board of Directors.  Compensation Committee members serve at the pleasure of the Board, and Committee members may be replaced by the Board.

Independence

The members of the Compensation Committee must be "independent" of the Company as defined in National Instrument 58-101 - Disclosure of Corporate Governance Practices.  A Compensation Committee member is independent if he or she has no direct or indirect material relationship with the Company.  A "material relationship" includes a relationship which could, in the view of the Company's Board of Directors, be reasonably expected to interfere with the exercise of a member's independent judgement.

Meetings

The Compensation Committee will meet as often as the Chair shall determine to be necessary or appropriate.

Authority and Resources

The Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a Committee meeting. The Committee has the right at any time to obtain advice, reports or opinions from internal and external counsel and expert advisors and has the authority to hire independent legal, financial and other advisors as it may deem necessary, at the Company’s expense, without consulting with, or obtaining approval from, any officer of the Company in advance.

Compensation Committee Duties and Responsibilities

Duties and responsibilities of the Compensation Committee include:

•

reviewing and making recommendations to the Board of Directors with respect to the compensation, including compensation criteria and incentives and annual performance review, of the Chief Executive Officer, for final approval by the Board of Directors;

•

reviewing and providing guidance to the Board of Directors with respect to the compensation, including compensation criteria and incentives, of the executive officers of the Company, as recommended by the Chief Executive Officer, for final approval by the Board of Directors;

•

reviewing and providing guidance to the Board of Directors with respect to the compensation, including compensation criteria and incentives, of the directors of the Company;

•

reviewing and making recommendations to the Board of Directors regarding other plans that are proposed for adoption or adopted by the Company for the provision of compensation to employees of, directors of and consultants to the Company;

•

advising on the development of management succession plans by the Board;

•

preparing an annual report on executive compensation to the shareholders of the Company for the management information circular for the annual and general meeting of the Company’s shareholders;

•

reviewing and assessing, annually, the Compensation Committee charter and submitting any changes deemed necessary or advisable for approval of the Board of Directors; and

•

performing other functions as requested by the Board of Directors.

SCHEDULE “E”

MINCO GOLD CORPORATION

COMMUNICATIONS POLICY

The Communications Policy also explains the Company's policies with respect to confidentiality of information and rules that must be followed when buying or selling the Company shares.  The onus for complying with the Communications Policy and the relevant insider trading and other rules is on each director, officer, employee and insider of the Company

The Communications Policy also contains the Company’s “whistleblower” policies.  Each employee is expected to report situations in which he or her suspects fraud or is aware of any internal control weaknesses.  In addition, weaknesses in the internal control procedures of the Company that may result in errors or omissions in financial information, or that create a risk of potential fraud or loss of the Company’s assets, are expected to be brought to the attention of both management and the Board of Directors.  To facilitate the reporting of suspected fraud, it is the policy of the Board of Directors that employees have anonymous and direct access to the Chair of the Audit Committee.  In addition, it is the policy of the Board that employees concerned about reporting internal control weaknesses directly to management are able to report such weaknesses to the Board anonymously.  In this case, the employee should follow the same procedure detailed above for reporting suspected fraud.

The following is the Company’s Communications Policy.

Overview

Both the Toronto Stock Exchange (the “TSX”) and the various provincial securities commissions encourage companies to adopt their own internal communications policies (the “Policy”). To facilitate this, the TSX and the Canadian Securities Administrators (the “CSA”) have issued similarly-worded guidelines – the former is found in Part IV(B) “Timely Disclosure” of the TSX Company Manual; the latter in National Policy 51-201, “Disclosure Standards”.

This Policy, which is current as of May 11, 2005, incorporates the aforementioned TSX and CSA guidelines.  This Policy has been approved by the Board of Directors of Minco Gold Corporation (the “Company”) and must be presented for reading by all directors, officers and employees of the Company and its subsidiaries with access to strategic or material non-public information involving the Company and its affairs.  The Policy covers all employees of the Company, its Board of Directors, those authorized to speak on its behalf and all other insiders.  It covers disclosures in documents filed with the securities regulators, financial and non-financial disclosure, including management’s discussion and analysis (“MD&A”) and written statements made in the Company’s annual and quarterly reports, press releases, letters to shareholders, presentations by senior management and information contained on the Company’s web site and other electronic communications.

It extends to oral statements made in meetings and telephone conversations with analysts and investors, interviews with the media as well as speeches, press conferences and conference calls.  This document will explain the Company's policies with respect to confidentiality of information and rules that must be followed when buying or selling the Company shares. This document is only a summary of specific rules and regulations.  If you have any questions on any issues discussed in this Policy or how you may be affected by the various securities laws, please contact the Chief Financial Officer (“CFO”), or in his absence, the Chief Executive Officer (“CEO”).

The onus for complying with the Policy and the relevant insider trading and other rules is on each director, officer, employee and insider of the Company.  It is fundamental to the reputation and ongoing success of the Company that its directors, officers, employees and insiders respect and adhere to the rules and procedures outlined in this Policy.

Members of the families of the directors, officers, employees and insiders of the Company and others living with them are expected to comply with this Policy, as if they themselves were directors, officers, employees or insiders of the Company.  It is in your interest that the rules and procedures outlined in this Policy are complied with fully.  Failure to comply with these rules and procedures may result in disciplinary action up to and including immediate termination of employment.

1.

DISCLOSURE OF MATERIAL INFORMATION

A.

Policy

To comply with the requirements of provincial securities regulators and the TSX, and in the interests of developing and maintaining the confidence of the investing public, and in assisting the public in making informed investment decisions based on equal access to information, it is the policy of the Company to promptly disclose to the investing public, and to its other public constituencies, all material information concerning the operations and financial results of the Company other than such information as may be lawfully withheld from disclosure and only for such time as it may be lawfully withheld from disclosure.

B.

Procedure

(I)

Information is deemed “material” and will require prompt disclosure when such information, if made public, would reasonably be expected to result in a significant change in the market price or value of any of the Company's listed securities.  It is also defined as anything that a reasonable investor would consider important in assessing the Company as a potential investment. Material information consists of both material facts and material changes.  Examples of material information would include quarterly results, acquisition of new assets, senior management changes, equity or debt issues, commencement or update of co-development programs, etc. In addition, the declaration of any dividend, conditional or unconditional, will be disclosed immediately upon the conclusion of the Board meeting at which the decision to declare the dividend was made, and quarterly financial statements will be disclosed immediately after the Board meeting at which they were approved. The release of information pertaining to dividends and quarterly financial statements will be addressed by the CFO of the Company upon the Board’s approval of such statements and dividends without further instructions or authority.  The Company shall endeavor to include, where appropriate, in its press releases and other disclosure documents (i) appropriate cautionary information, especially in reference to forward-looking statements, (ii) specific time references, e.g., ''as of (specific time and date rather than indefinite time references such as 'currently') no merger discussions have taken place" to minimize the duty to update, and (iii) information sufficient to answer likely questions to minimize further inquiry.

(II)

Except as mentioned in the preceding paragraph, the CEO shall determine whether or not any information pertaining to the Company is material, and whether and when it will be disclosed.  In making this determination, the CEO should obtain the advice and counsel of the Board of Directors and of the Company’s securities counsel.  In the event of the absence or unavailability of the CEO, the responsibility for determining whether or not information is material, and whether and when it will be disclosed, will be assumed by the CFO with the advice and counsel of the Company’s securities counsel.

(III)

The CEO and CFO (the “Responsible Officers”) may appoint designated spokespersons (the “Designated Spokespersons”) authorized to disclose or discuss information concerning the Company to specific groups such as the media, analysts, institutional investors and other market professionals.  All other directors, officers and employees approached by these, or other parties for such information shall refer such inquiries to one or more of the Responsible Officers.

(IV)

In the event that a Responsible Officer determines that material information should be disclosed, the Responsible Officer shall cause a news release to be issued disclosing all material facts and, if the TSX is open for trading, shall advise the Market Surveillance branch of the TSX (“Market Surveillance”) of the details of the release and the proposed method of dissemination.

In the event that a Designated Spokesperson believes that material information should be disclosed, he or she should inform a Responsible Officer immediately.  Where an announcement is to be made after the TSX has closed for trading, Market Surveillance should be advised of this information before trading opens the next trading day.  Market Surveillance shall determine whether a halt in trading is necessary.  After consulting with Market Surveillance, the Responsible Officer shall send the news release to Canada Stockwatch, Market News, Canada News Wire or other news distribution service, with a copy to Market Surveillance. Immediately following the issuance of the news release, the Responsible Officer shall seek the advice and counsel of the Company’s securities counsel regarding possible filing requirements (i.e., material change reports) with the appropriate securities regulatory authorities.

(V)

In the event that material information which would otherwise be required to be promptly disclosed must, for any reason, be kept secret for any length of time, the Responsible Officer, on the advice and counsel of the Company’s securities counsel, shall so advise Market Surveillance and explain the reasons for such request.  The Company should also discuss with securities counsel whether or not a confidential material change report should be filed.  Release of the information shall thereafter be made as soon as possible, consistent with the instructions of Market Surveillance. If material information is being withheld, the Company is under a duty to take precautions to keep such information confidential (see Item #2 of this Policy – “Maintaining Confidentiality of Information”).  In the event that such information or rumours thereof is divulged (other than in the necessary course of business), the Company shall immediately disclose the information to the general public in a news release prepared in accordance with this Policy.

(VI)

In making material disclosure and preparing the text and content of news releases and other disclosure documents, the Responsible Officer shall observe that:

(a)

Half-truths are misleading; disclosure must include any information which, if omitted, would make the rest of the disclosure misleading;

(b)

Unfavourable information must be disclosed as promptly and completely as favourable information;

(c)

No disclosure of previously undisclosed information should be made to selected individuals or groups such as analysts, major shareholders or other market professionals including members of the financial press. If such selective disclosure is made through inadvertence, immediate general disclosure should immediately be made of the subject information through a news release prepared in accordance with this Policy;

(d)

Disclosure must be updated if earlier disclosure has become misleading as a result of intervening events;

(e)

The CFO will determine in advance what information is to be disclosed at meetings with analysts, and shall brief those officers in attendance accordingly.  No material information concerning the finances or prospects of the Company is to be disclosed to analysts (in response to questioning or otherwise) before it has been released to the stock exchanges and to Canada Stockwatch, Market News, Canada News Wire or other news distribution service.  If material information is to be announced at an analyst or shareholder meeting or a press conference, its announcement must be coordinated with a general public announcement by a news release; and

(f)

The CFO shall maintain a record of all public records concerning the Company, including news releases, analyst research reports, reports in the press and debriefings following meetings, conference calls or other interactions with analysts.  The materials in the record shall be available to the management of the Company and will assist the Responsible Officers in determining whether any particular information is material.

2.

MAINTAINING CONFIDENTIALITY OF INFORMATION

A.

Policy

No director, officer or employee in possession of non-public information concerning the technology, finances, affairs and prospects of the Company that, if generally known, could be reasonably expected to cause a significant change in the market price of the Company’s stock (“Confidential Information”) shall disclose such information to any person outside the Company, unless such person has been designated under this Policy, or by the CEO, to make such disclosure.  In addition, no director, officer or employee disclose any such information to any person within the Company whose job duties do not require the possession of such information.  Employees of the Company are permitted to disclose Confidential Information, if required to do so in the necessary course of business.  This exemption from the prohibition against disclosing material non-public information, however, is not available for communications made to the media, securities analysts, institutional investors or other market professionals.

B.

Procedure

(I)

If any ambiguity exists as to whether or not information should be confidential, it should be discussed with the Company’s CEO, CFO or securities counsel.

(II)

To limit the number of people who know about Confidential Information, the Company should limit access to only those parties who, as a function of their employment with the Company, are required to know the information.  Documents containing confidential information should be clearly marked “Confidential”, be stored in a secure place and code words should be used where practicable for material projects that have not been generally disclosed to the public.

(III)

Confidential matters should not be discussed in places where the discussion may be overheard.  Confidential documents should not be read or displayed in public places and should be discarded via secure shredder service whenever practicable. Employees must ensure they maintain the confidentiality of information in their possession outside of the office as well as inside the office. Transmission of documents by electronic means, such as by fax or directly from one computer to another, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions.

(IV)

Before a meeting with other parties at which Confidential Information may be imparted, the other parties should be told that they must not divulge that information to any other party, other than in the necessary course of business, and that they may not trade in the Company’s securities until the information is generally disclosed (see Item #3 of this Policy – “Trading by Insiders and Employees”).  In addition, other parties are required to sign a copy of the Company’s Non-Disclosure and Non-Competition Agreement.

(V)

Confidential Information may be disclosed if this disclosure takes place as part of the necessary course of business with, and is pertinent to, the ongoing business relationship between the Company and such parties as:

(a)

vendors and suppliers;

(b)

employees, directors and officers;

(c)

lenders, legal counsel and auditors;

(d)

parties to negotiations;

(e)

labour unions and industry associations;

(f)

governmental and non-governmental regulators, and

(g)

credit-rating agencies.

In the event that there is an ambiguity as to whether or not the disclosure of certain Confidential Information is considered to be in the necessary course of business, the party responsible for the disclosure should consult the CEO or CFO, who may seek the further advice and counsel of the Company’s securities counsel.

(VI)

All employees who are or who may be aware of Confidential Information (including clerical staff) must be explicitly warned to keep it confidential.  More specifically:

(a)

Employees are required to sign the Company’s Non-Disclosure and Non-Competition Agreement upon commencement of their employment with the Company; and

(b)

Employees must not disclose Confidential Information to anyone, except in the necessary course of business; Employees must not discuss Confidential Information in situations where they may be overheard; and

(c)

Employees must not participate in discussions with others about investments in the Company.

(VII)

Directors, officers and employees of the Company should not comment on draft reports submitted to them by analysts other than identifying inaccuracies, omissions or publicly disclosed factual information that may affect an analyst’s model.  Those parties appointed to speak to the media, analysts, institutional investors and other market professionals should be briefed in advance to review what information is material and what information has not been publicly disclosed.  Voice recordings of quarterly analyst conference calls shall be kept available for public access on a call-in basis for seven days after the call in question.

2.

TRADING BY INSIDERS AND EMPLOYEES

A.

Policy

Trading in the securities of the Company (including dealings with options, futures, rights and all other securities) or the provision to other parties of information to facilitate a possible trade (“tipping”) by any director, officer or employee with knowledge of undisclosed material information about the Company is strictly prohibited.  In addition, in circumstances where a director, officer or employee becomes aware of undisclosed material information concerning another public company as a result of their employment with the Company, trading in the securities of such other company is similarly prohibited.

B.

Procedure

(I)

It is an offence for any person in a “special relationship” with the Company to trade securities of the Company while in possession of material non-public information that, if made public, could reasonably be expected to cause a significant change in the price of the Company’s stock.  Persons in a “special relationship” with the Company include all directors, officers and employees of the Company, plus all parties (“tippees”) who learn of material information from any director, officer or employee of the Company (“tippers”), where the tippee knows or reasonably ought to have known that the tipper was in a special relationship with the Company.  Directors, officers and employees are also deemed to be in a special relationship with another company (and are correspondingly prohibited from trading in the securities of said other company), if they become aware of undisclosed material information concerning the other company as a result of their employment with the Company.

(II)

Insiders are considered to have a “special relationship” with the Company on an ongoing basis.  For the purpose of this Policy, the definition of "Insider" includes all directors, senior officers and greater than 10% shareholders of the Company.  In order to prevent insider trading violations or any appearance of impropriety, any Insider that proposes to make a trade that may be prohibited under this Policy should obtain from the CEO or the CFO a determination as to whether or not the undisclosed information that he or she possesses is material or whether a trade may be made.

If any ambiguity exists as to whether or not a director, officer or employee should be permitted to make a trade, the matter should be discussed with the Company’s securities counsel.  Insiders of the Company will be required to complete and file an insider trading report within 10 days of the date that such Insider purchased or sold securities of the Company.  These reports may be obtained from the CFO or the Corporate Secretary. Insiders are personally responsible for filing accurate and timely insider trading reports.  Insiders are required to provide a copy of all insider reports to the Corporate Secretary, or other designated person, concurrent with their filing to regulatory authorities.  There now exists a web-based on-line filing system for Insider reports (www.sedi.ca).  Failure of an Insider to file an insider trading report on a timely basis may result in a fine of up to $1 million, imprisonment for a term of up to three years, or both.  Any questions regarding filing insider trading reports should be taken up with the Corporate Secretary as early as possible.

(III)

Certain circumstances will give rise to periods of time (“Black-out Periods”) during which no trading of securities is to take place at all by directors, officers and employees who are routinely (or in the special circumstances at hand) in possession of undisclosed material information (“Restricted Persons”).  The imposition of Black-out Periods is to be determined and announced by the CFO and shall include periods from two weeks following the end of the first, second and third fiscal quarter, and four weeks following the end of the fourth quarter, and shall remain in effect until the second business day following release of the related financial information.  A Black-out Period shall also be declared by the CFO pending the announcement of any material undisclosed development affecting the Company or following the crystallization of a material transaction involving the Company. Black-out Periods shall remain in effect until the second business day following release of the material information concerned. In declaring a Black-out Period, the CFO may stipulate whether any particular class of Restricted Person is to be fully or partially excused from the application of the Black-out Period, and the CFO may determine whether any particular reason is to be given for the imposition of a Black-out Period.

(IV)

Persons involved in the negotiation of material transactions will be held to a higher standard than other Restricted Persons as a result of their more intimate knowledge of a particular transaction. Accordingly, such persons should cease trading in the Company’s securities when any material transaction comes under serious negotiation, rather than upon the imposition of a Black-out Period. If any ambiguity exists as to whether or when a transaction has come under “serious negotiation”, the matter should be discussed with the Company’s securities counsel.

(V)

Breaches of this Policy may constitute violation of securities laws and can cause acute embarrassment to the Company. If the Company discovers that a director, officer or employee has violated applicable securities laws, it will refer the matter to the appropriate regulatory authorities. Disciplinary action may be brought against a party who violates this Policy, which could result in termination of employment with the Company.

4.

FORWARD-LOOKING INFORMATION

It is the Company’s policy to provide forward-looking information to enable the investment community to better evaluate the Company and its prospects. The Company will make statements and respond to inquiries with respect to, for example: revenue projections, income or loss projections, pricing and profit margin trends, significant new developments, projected demand or market potential for products. In certain circumstances, however, the Company will refrain from making specific quantifiable projections or disclosing information with respect to, for example: pricing, margins, customer identities or other information for competitive reasons. Moreover, all statements will be accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the statement.

The Company will observe the following guidelines with respect to forward-looking statements:

•

The information will be clearly identified as forward looking;

•

The Company will identify the material assumptions used in the preparation of the forward-looking information;

•

The information will be accompanied by a statement that identifies, in specific terms, the risks and uncertainties that may cause the actual results to differ materially from those projected in the statement; and

•

The information will be accompanied by a statement that the information is stated as of the current date and subject to change after that date, and the Company disclaims any intention to update or revise this statement of forward-looking information, whether as a result of new information, future events or otherwise.

Example:

Certain information included in this news release is forward-looking and is subject to important risks and uncertainties.  The results or events predicted in these statements may differ materially from actual results or events.  Factors which could cause results or events to differ from current expectations include, among other things: the impact of price and product competition; the ability of the Company to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; general industry and market conditions and growth rates; the impact of consolidations in the telecommunications industry and stock market volatility.  For additional information with respect to certain of these and other factors, see the reports filed by the Company with the B.C. Securities Commission.

The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

5.

ELECTRONIC DISCLOSURE

A.

Policy

All information disclosed by the Company electronically shall comply with the National Policy 51-201’s electronic communications guidelines (sec. 6.12) to ensure that such information is timely, accurate and up-to-date.

B.

Procedure

(I)

The Company should ensure that its investor relations information is available through its website.  However, the Company must not disclose material information on its website, or distribute it by e-mail, or any other electronic manner, before it is disseminated in a news release in accordance with this Policy.  Information is not considered to be generally disclosed to the public, if it only appears on the Company’s website.  The Company shall furthermore review and update its electronic security systems on a regular basis and shall monitor the integrity of its website to ensure that the site is accessible and has not been altered and shall regularly review, correct and update information on its website over time.  It is not sufficient, for purposes of this Policy, if the information has been corrected or updated elsewhere.

(II)

The CFO is responsible for overseeing the Company’s policies on electronic communications and should ensure that all information on the Company’s website or published elsewhere electronically complies with applicable securities laws and the internal policies of the Company.  The Company should not post any information on its website that is authored by a third party unless the information was prepared on behalf of the Company or is of a general nature and is not specific to the Company.

(III)

Employees of the Company must not engage in internet chat rooms and news groups in discussions relating to the Company, its securities or any actions taken or proposed to be taken by the Company.  All employee e-mail addresses are considered, for purposes of this Policy, to be corporate addresses of the Company and all correspondence received and sent via e-mail is considered, for purposes of this Policy, to be corporate correspondence of the Company.

(IV)

The Company should not directly respond to rumours posted in news groups or chat rooms, but instead should issue a news release in accordance with the terms of this Policy.  If any director, officer or employee of the Company becomes aware of a rumour in a chat room or news group or other source that may have a material impact on the price of the Company’s stock, he or she should immediately contact the CEO or the CFO, who will, with the assistance of the Company’s securities counsel, decide the appropriate course of action.

6.

PROCEDURE FOR REPORTING OF FRAUD OR CONTROL WEAKNESSES

Each employee is expected to report situations in which he or her suspects fraud or is aware of any internal control weaknesses. An employee should treat suspected fraud seriously, and ensure that the situation is brought to the attention of the Board of Directors. In addition, weaknesses in the internal control procedures of the Company that may result in errors or omissions in financial information, or that create a risk of potential fraud or loss of the Company’s assets, should be brought to the attention of both management and the Board of Directors.

To facilitate the reporting of suspected fraud, it is the policy of the Board of Directors that the employee (the “whistleblower”) has anonymous and direct access to the Chair of the Audit Committee.  The current Chair, Mr. James M. Carter, can be reached at (604) 683-5767.  Should a new Chair be appointed prior to the updating of this document, current Chair will ensure that the whistleblower is able to reach the new Chair in a timely manner.  In the event that the Chair of the Audit Committee cannot be reached, the whistleblower should contact the Chair of the Board of Directors.  Access to the names and place of employment of the Company’s Directors can be found in the Company’s website.  In addition, it is the policy of the Board that employees concerned about reporting internal control weaknesses directly to management are able to report such weaknesses to the Board anonymously.  In this case, the employee should follow the same procedure detailed above for reporting suspected fraud.